Exhibit 10.22

Execution Version

AMENDED & RESTATED CREDIT, SECURITY AND PLEDGE AGREEMENT

Dated as of November 5, 2024

among

THE BORROWERS REFERRED TO HEREIN,

THE LENDERS REFERRED TO HEREIN,

THE PARENTS REFERRED TO HEREIN,

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Administrative Agent

EAST WEST BANK,

as Reserve Deposit Agent

ZIONS BANCORPORATION, N.A.

d/b/a CALIFORNIA BANK & TRUST

and

FIRST-CITIZENS BANK & TRUST COMPANY

as Co-Documentation Agents

FIFTH THIRD BANK, NATIONAL ASSOCIATION

and

WESTERN ALLIANCE BANK

and

TRUIST BANK

and

WELLS FARGO BANK, N.A.

as Joint Lead Arrangers

PREFERRED BANK

as Co-Manager

i

v

Annexes:

A	Library Titles
B	Collection Accounts

Schedules:

1.1	Schedule of Commitments
1.2	Schedule of Borrowers, Receivables Subs, Parents and Master Distributors
1.3	Form of Lender QPP Certificate
3.1	List of Jurisdictions
3.2(b)	Restrictions on Transfers of Pledged Securities
3.7	Rights in the Collateral
3.8	Fictitious Names
3.10	Chief Executive Office; Location of Collateral and Records; Tax Identification Numbers
3.11	Litigation
3.16	Agreements
3.17	Filing Offices for UCC-1
3.18	Environmental Liabilities
3.26(a)	Ownership of Pledged Securities, Subsidiaries, etc.
6.2	Existing Liens
6.3	Existing Guaranties
12.1	Initial Pledged Securities

Exhibits:

A	Form of Amended and Restated Note
B	[Reserved]
C	Form of Borrowing Notice
D	Form of Lender Assignment and Assumption
E	[Reserved]
F	Form of Amended and Restated Master Services Agreement
G	Form of Master Distribution Agreement
H	Form of Compliance Certificate
I	Form of Quarterly Asset Report

This AMENDED AND RESTATED CREDIT, SECURITY AND PLEDGE AGREEMENT dated as of November 5, 2024 (as amended, supplemented or otherwise modified, renewed, restated or replaced from time to time, this “Credit Agreement”) is being entered into by and among (i) the BORROWERS referred to herein, (ii) the PARENTS referred to herein, (iii) the LENDERS referred to herein, (iv) FIFTH THIRD BANK, National Association, as Administrative Agent for the Lenders and (v) EAST WEST BANK, as Reserve Deposit Agent for the Lenders.

INTRODUCTORY STATEMENT

Terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 hereof or as defined elsewhere herein.

On September 30, 2024, certain of the Borrowers, certain of the Parents, the Administrative Agent and certain lenders entered into a Credit, Security and Pledge Agreement (as amended prior to the Phase 2 Closing Date, the “Existing Credit Agreement”). The Existing Credit Agreement provides for a $455,000,000, five-year senior secured term loan credit facility, which may be increased up to an amount not in excess of $1,110,000,000 of Commitments, as more fully set forth herein (the “Facility”).

The Borrowers have requested that the Lenders amend and restate the Existing Credit Agreement.

The proceeds of the Facility will be used, among other things, (a) to pay transaction fees, costs and interest associated with the Facility and the transactions contemplated thereby, and (b) for distribution to LGE and certain of its Subsidiaries to be for the repayment of existing outstanding indebtedness of LGE and certain of its Subsidiaries and other general corporate purposes.

To provide assurance for the repayment of the Loans and the other Obligations hereunder, each Borrower will, among other things, provide or cause to be provided to the Administrative Agent, for the benefit of the Secured Parties, the following (each as more fully described herein):

(i) a security interest in the Collateral from each of the Borrowers pursuant to Article 8 hereof;

(ii) a guaranty of the Obligations by each of the Borrowers pursuant to Article 11 hereof; and

(iii) a pledge by each of the Pledgors of the Pledged Collateral owned by it pursuant to Article 12 hereof.

Subject to the terms and conditions set forth herein, the Administrative Agent is willing to act as administrative agent for the Lenders, and each Lender is willing to make Loans to the Borrowers, in an aggregate principal amount at any one time outstanding not in excess of its Commitment hereunder.

Accordingly, the parties hereto hereby agree as follows:

1. DEFINITIONS

For the purposes of this Credit Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) terms used herein include, as appropriate, all genders and the plural as well as the singular and (ii) all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein.

For the purposes hereof unless the context otherwise requires, the following terms shall have the respective meanings indicated:

“Account Control Agreement” shall mean an account control agreement among the applicable Borrower, the Administrative Agent and the applicable depository bank, which such agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Adjusted Term SOFR” means, with respect to any Interest Period, the greater of (a) 0.0% (the “Index Floor”) and (b) Term SOFR relating to quotations for 1 or 3 months, as selected by Borrower in its Notice of Borrowing or Notice of Conversion, or as otherwise set pursuant to the terms of this Credit Agreement, as applicable. Each determination by Administrative Agent of the Adjusted Term SOFR shall be conclusive and binding in the absence of manifest error.

“Administrative Agent” shall mean Fifth Third Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, or such successor Administrative Agent as may be appointed pursuant to Section 9.11 hereof.

“Administrative Agent Fee” shall have the meaning given to such term in the Fee Letter.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any specified Person, any other Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States, United Kingdom, any state thereof or municipality or subdivision therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Applicable Margin” shall mean, (i) with respect to Base Rate Loans, 1.25% per annum and (ii) with respect to Term SOFR Loans, 2.25% per annum.

“Assignment Agreements” means collectively, (a) the Assignment Agreement, dated as of the Phase 1 Closing Date (the “LG Film Assignment Agreement”), by and among Lions Gate Films Inc., as assignor, the applicable Receivables Sub, as assignee, Administrative Agent and LGE; (b) the Assignment Agreement, dated as of the Phase 1 Closing Date (the “LGTV Assignment Agreement”), by and among Lions Gate Television Inc., as assignor, the applicable Receivables Sub, as assignee, Administrative Agent and LGE; (c) the Assignment Agreement, dated as of the Phase 1 Closing Date (the “Artisan Assignment Agreement”), by and among Artisan Pictures LLC, as assignor, the applicable Receivables Sub, as assignee, Administrative Agent and LGE; (d) the Assignment Agreement, dated as of the Phase 1 Closing Date (the “Summit Assignment Agreement”), by and among Summit Entertainment, LLC, as assignor, the applicable Receivables Sub, as assignee, Administrative Agent and LGE; (e) the Assignment and Put Option Deed, dated as of the Phase 2 Closing Date (the “UK Assignment Agreement”), by and among Lions Gate International Media Limited, as assignor, the applicable Receivables Sub, as assignee, Administrative Agent and LGE; and (f) each Put Assignment, in each case, filed with the United States Copyright Office in connection with rights in the Library Titles assigned thereunder, as each of the Assignment Agreements may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Authorized Officer” shall mean, with respect to any Person, its Chief Executive Officer (or Co-Chief Executive Officer), President, Chief Financial Officer or Chief Operating Officer or any other authorized signatory of such Person that is acceptable to the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Applicable Law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Applicable Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. §§ 101 et seq. and the rules promulgated thereunder.

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the Prime Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent and each Lender may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall be effective for purposes of this Credit Agreement on the date of such change without notice to Borrower.

“Base Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the terms of this Credit Agreement.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Person” means any Person: (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” shall mean collectively the entities whose names appear on the signature pages hereof and are identified in Schedule 1.2 hereto.

“Borrower Obligations” shall mean, with respect to each Borrower individually, (i) the due and punctual payment, when due, by such Borrower of principal of and interest on the Loans owed by such Borrower and the allocable portion of such Borrower’s costs and attorneys’ fees and all other monetary obligations of such Borrower to the Administrative Agent, or any Lender under and to the extent required by this Credit Agreement, the Notes, any other Fundamental Document or any fee letter (including the Fee Letter) in respect of the Facility, including any interest and fees that accrue after the commencement by or against any Borrower thereof of any bankruptcy, reorganization or similar proceeding whether or not allowed in any such proceeding, (ii) all Cash Management Obligations of such Borrower and all other amounts payable by such Borrower to a Lender and its Affiliates in connection with any bank account maintained by such Borrower at such Lender and its Affiliates or any treasury, depositary, purchasing card, cash management or other banking services provided to such Borrower by such Lender and its Affiliates, including any automated clearing house transfers of funds or similar services, and (iii) all amounts payable by such Borrower to a Lender and its Affiliates in connection with any Rate Contracts entered into with any Eligible Swap Counterparty.

“Borrowing” shall mean a group of Loans of a single Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Notice” shall mean a borrowing notice, substantially in the form of Exhibit C hereto, executed by an Authorized Officer of the applicable Borrower and delivered to the Administrative Agent in connection with each Borrowing.

“Business Day” means (a) with respect to all notices and determinations, including Interest Payment Dates, in connection with Adjusted Term SOFR, any day that commercial banks in New York, New York, Cincinnati, Ohio and London, United Kingdom are required by law to be open for business and that is a U.S. Government Securities Business Day, and (b) in all cases, any day on which commercial banks in New York, New York, Cincinnati, Ohio and London, United Kingdom are required by Applicable Law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Contract with any Borrower or Guarantor is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Fundamental Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Cancelled Certificate” shall mean any QPP Certificate in respect of which HM Revenue & Customs has given a notification under regulation 7(4)(b) of the QPP Regulations so that such QPP Certificate is a cancelled certificate for the purposes of the QPP Regulations.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures, whether paid in cash or accrued as a liability, by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in the statement of cash flows (including Capital Leases), but excluding any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds or any such similar payments shall be included in Capital Expenditures only to the extent the gross amount of such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, or the amount of such proceeds or similar payments, as the case may be.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person, and the amount of obligations in respect of a Capital Lease shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof; (ii) investments in commercial paper maturing within three hundred sixty (360) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-l from S&P or Prime- 1 from Moody’s; (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three hundred sixty (360) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $1,000,000,000 or that is a Lender; (iv) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; (v) money market funds that (a) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (b) are rated AAA by S&P or Aaa by Moody’s, and (c) have portfolio assets of at least $5,000,000,000; (vi) direct obligations of any State of the United States (or by any subdivision thereof to the extent such obligations are backed by the full faith and credit of such State), in each case (x) maturing within one (1) year from the date of acquisition thereof, and (y) rated AAA by S&P or Aaa by Moody’s; and (vii) in the case of any Borrower that is not organized under the laws of the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Subsidiary for cash management purposes.

“Cash Management Obligations” shall mean, with respect to any Borrower, any obligations of a Borrower for fees or reimbursement of overdrafts that are owed to the Administrative Agent (or any of its Affiliates) or to a Lender (or any of its Affiliates) in respect of treasury management arrangements, depositary services or other cash management services related to the Collection Accounts.

“Cash Reserve Amount” shall mean, as of any date of determination, the aggregate amount on deposit in the Collection Accounts that has been set aside and designated as the “Cash Reserve Amount” by the Borrowers and the Mandated Lead Arranger and Program Manager as of such date.

“Cash Reserve Required Amount” shall mean, as of any date of determination, an amount equal to the total projected amount of interest and fees (including any fees payable to the Mandated Lead Arranger and Program Manager and Independent Valuation Expert as advised in writing to the Administrative Agent from time to time by the Mandated Lead Arranger and Program Manager and the Independent Valuation Expert, in each case in an amount acceptable to the Administrative Agent) due under this Credit Agreement for the six-month period following such date, and such amount shall be based upon the Credit Exposure as of such date of determination (after giving effect to any reductions to the Credit Exposure on such date).

“Cash Reserve Threshold Event” shall mean, as of any Test Date, beginning with the Test Period ending September 30, 2025, the Fixed Charge Coverage Ratio is less than 1.10:1.00. If a Cash Reserve Threshold Event has occurred, such Cash Reserve Threshold Event will continue to exist until the Fixed Charge Coverage Ratio shall be greater than or equal to 1.10:1.00 for two consecutive Test Dates.

“Change in Law” shall mean the occurrence of any of the following: (a) the adoption or taking effect of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, whether or not applicable to any Lender or to the Administrative Agent on such date; (b) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation in the interpretation or application thereof by any Governmental Authority after the date of this Credit Agreement, or (c) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline or directive (whether or not having the force of law), including any risk-based capital guidelines; provided, however, notwithstanding anything herein to the contrary, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Clearing Account” shall mean the account of the Administrative Agent (for the benefit of the Secured Parties) maintained at Fifth Third Bank, National Association, Address: Fifth Third Center, 38 Fountain Square Plaza MD 109047, Cincinnati, OH 45263, Attention: Tausha Bush, Judy Huls, ABA No.: 042-000-314, Acct. Name: Agency Services Wire Account, Acct. No.: 72039019, Ref: “LGTV LIBRARY HOLDCO LLC”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” shall mean:

(a) all of each Borrower’s right, title and interest (of every kind and nature) in and to, all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created (and, to the extent not yet in existence or acquired, hereby assigned, assigned by way of security and conveyed by way of present assignment of future interests), including, but not limited to, all goods, accounts, instruments, inter-company obligations, contract rights, partnership and joint venture interests, documents, chattel paper, negotiable instruments and other negotiable collateral, general intangibles, distribution rights, goodwill, equipment, fixtures, machinery, inventory, investment property, copyrights, patents, trade secrets, trademarks, trade names, insurance policies (including any key man policies), insurance proceeds, cash, deposit accounts, letter of credit rights, supporting obligations, accounts receivable arising therefrom, the Master Services Agreement, each Master Distribution Agreement, the Receivables Sub Transaction Documents and the Receivables Administrative Agent Collateral in respect thereof, the Pledged Collateral, and other securities, all amounts on deposit in the Collection Accounts and any proceeds of any thereof, products of any thereof or income from any thereof, and all other personal property of such Borrower, and all products and proceeds thereof, further including, but not limited to, any of such Borrower’s right, title and interest in and to each and every Library Title, all of the properties thereof, tangible and intangible, and all domestic and foreign copyrights and all other rights therein and thereto, of every kind and character, whether now in existence or hereafter to be made or produced, and whether or not in the possession of such Borrower, including with respect to each and every Library Title and without limiting the foregoing language, each and all of the following particular rights and properties (in each case, wherever located and to the extent they are now owned, currently existing or hereafter acquired or created by such Borrower):

(i) all scenarios, screenplays, teleplays and/or scripts at every stage thereof;

(ii) all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called the “literary properties”) which form the basis of such Library Title and/or which are or will be incorporated into such Library Title, all component parts of such Library Title consisting of the literary properties, all motion picture, television program or other rights in and to the story, all treatments of said story and the literary properties, together with all preliminary and final screenplays used and to be used in connection with such Library Title, and all other literary material upon which such Library Title is based or from which it is adapted;

(iii) all rights for all media in and to all music and musical compositions used and to be used in such Library Title, if any, including, each without limitation, all rights to record, re-record, produce, reproduce or synchronize all of such music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;

(iv) all tangible personal property relating to such Library Title, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, magnetic tapes and other digital or electronic storage media, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Library Title whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or otherwise and all music sheets and promotional materials relating to such Library Title (collectively, the “Physical Materials”);

(v) all collateral, allied, subsidiary and merchandising rights appurtenant or related to such Library Title including, without limitation, the following rights: all rights to produce remakes, spin-offs, sequels or prequels to such Library Title based upon such Library Title, the literary properties or the theme of such Library Title and/or the text or any part of the literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by streaming video or by other means over the internet or any other open or closed physical or wireless network or by any process analogous to any of the foregoing, now known or hereafter devised, such Library Title or any remake, spin-off, sequel or prequel to the Library Title; all rights to produce primarily for television or similar use, a motion picture or series of motion pictures, or other Library Title by use of film or any other recording device or medium now known or hereafter devised, based upon such Library Title, the literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Library Title; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with the literary properties, such Library Title, the title or titles of such Library Title, the characters of such Library Title and/or the literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Library Title, any remake, spin-off, sequel or prequel thereof and/or the literary properties;

(vi) all statutory copyrights, domestic and foreign, obtained or to be obtained on such Library Title, together with any and all copyrights obtained or to be obtained in connection with such Library Title or any underlying or component elements of such Library Title, including, in each case without limitation, all copyrights on the property described in subparagraphs “(i)” through “(v)” inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights, if applicable) and the right to sue in the name of any of the Borrowers for past, present and future infringements of copyright;

(vii) all rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such Library Title in all media (whether now known or hereafter developed), the Physical Materials, the motion picture, television program or other rights in and to the story and/or other literary material upon which such Library Title is based or from which it is adapted, and the music and musical compositions used or to be used in such Library Title;

(viii) any and all sums, claims, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such Library Title or any part of such Library Title in all media (whether now known or hereafter developed), including, without limitation, all sums, claims, proceeds, profits, products and increases, whether in money or otherwise, from a sale and leaseback or other sale, rental or licensing of such Library Title and/or any of the elements of such Library Title including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any Collection Account;

(ix) the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such Library Title, and the right to obtain copyrights and renewals of copyrights therein, if applicable;

(x) the name or title of such Library Title and all rights of such Borrower to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;

(xi) any and all contract rights and/or chattel paper which may arise in connection with such Library Title;

(xii) any and all “general intangibles” (as that term is defined in the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Borrower for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Library Title, any and all general intangible rights in favor of such Borrower relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Library Title including general intangibles related to or which grow out of the exhibition of such Library Title and the exploitation of any and all other rights in such Library Title set out in this definition;

(xiii) any and all “goods,” including, without limitation, “inventory” (as such terms are defined in the UCC) which may arise in connection with the creation, production or delivery of such Library Title, which goods are owned by such Borrower pursuant to any production or distribution agreement or otherwise;

(xiv) all and each of the rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Library Title, including, without limitation, any and all rights in favor of such Borrower, the ownership or control of which are or may become necessary or desirable, in the reasonable opinion of the Administrative Agent, in order to complete production of such Library Title in the event that the Administrative Agent exercises any rights it may have to take over and complete production of such Library Title;

(xv) any and all documents issued by any pledge holder or bailee with respect to such Library Title or any Physical Materials (whether or not in completed form) with respect thereto;

(xvi) any and all rights of such Borrower and such Receivables Sub under the applicable Master Distribution Agreement, any distribution agreement and any sales agency agreements relating to such Library Title, including, without limitation, all rights to payment thereunder;

(xvii) the Put Option; and

(xviii) all products and proceeds of the foregoing; and

(b) all of each Parent’s right, title and interest (of every kind and nature) in and to the Equity Interests in each Borrower;

provided that, notwithstanding the foregoing, in no event shall Excluded Collateral constitute Collateral hereunder.

“Collateral Assignment” shall mean the Amended and Restated Collateral Assignment, dated as of the Phase 2 Closing Date, among the Borrowers, the Receivables Administrative Agent, and Administrative Agent as amended, supplemented or otherwise modified, renewed or replaced from time to time, pursuant to which each Borrower and Receivables Administrative Agent assigned, for security purposes, to the Administrative Agent for the benefit of the Lenders, the Receivables Sub Credit Agreement and the other Receivables Sub Transaction Documents for the purpose of securing the Obligations.

“Collection Accounts” shall mean each interest-bearing account of applicable Borrower as set forth on Annex B (as such annex may be updated from time to time with the prior written consent of the Borrowers and the Reserve Deposit Agent).

“Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make Loans to the Borrowers up to an aggregate amount not in excess at any one time outstanding of the amount set forth (i) opposite such Lender’s name under the column entitled “Commitment” in the Schedule of Commitments, or (ii) in any applicable Lender Assignment and Assumption(s) to which such Lender may be a party, as the case may be, as such amount may be increased or reduced from time to time in accordance with the terms of this Credit Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a Compliance Certificate substantially in the form of Exhibit G hereto.

“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with Adjusted Term SOFR or any proposed Successor Rate, as applicable, any changes to the terms of this Credit Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Administrative Agent in an operationally feasible manner and, to the extent feasible, consistent with market practice.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” shall mean, with respect to any Person at any time, all Subsidiaries of such Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP then in effect.

“Credit Exposure” shall mean, at any time, the sum of the principal amount of all Loans outstanding at such time.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate of interest (adjusted for reserves if the Administrative Agent is required to maintain reserves with respect to relevant advances) per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Index Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. Each determination by Administrative Agent of Daily Simple SOFR shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in this Credit Agreement, at any time during which a Rate Contract with any Lender or Administrative Agent is then in effect with respect to all or a portion of the Obligations bearing interest based upon Daily Simple SOFR, the Index Floor shall be disregarded and no longer of any force and effect with respect to such Obligations (or portion thereof) subject to such Rate Contract.

“Damages” shall have the meaning given to such term in Section 9.12(c) hereof.

“Deemed Expenses” shall mean Third Party Entitlements (e.g., participation, residuals, distribution and marketing) estimated by applying assumptions that are generally consistent with the latest Valuation Report, less applicable taxes, if any.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (i) failed to fund any portion of its Loans within two (2) Business Days of the date required to be funded by it hereunder, unless determined by the Administrative Agent in its sole discretion to be the subject of a good faith dispute, (ii) notified the Administrative Agent, any Lender (subject to such Lender having given notice thereof to the Administrative Agent) or any Borrower (subject to such Borrower having given notice thereof to the Administrative Agent) in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement or under other agreements in which it commits to extend credit, unless with respect to such other agreements, the Administrative Agent, in its sole discretion, determines there to be a good faith dispute, (iii) failed, within two (2) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Loans, (iv) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless determined by the Administrative Agent in its sole discretion to be the subject of a good faith dispute, or (v) (A) become or is insolvent or has a parent company that has become or is insolvent, or (B) has or has a direct or indirect parent company that has (x) become the subject of a bankruptcy or insolvency proceeding, (y) has had a receiver, manager, receiver manager, administrator, administrative receiver, liquidator, monitor, conservator, trustee or custodian or other simper Person appointed for it charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (z) become the subject of a Bail-In Action, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, manager, receiver manager, administrator, administrative receiver, liquidator, monitor, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, however, a Lender shall not become a Defaulting Lender pursuant to this clause (v) solely as a result of the acquisition or maintenance of an equity ownership interest in such Lender or Person controlling such Lender, or the exercise of control over such Lender or Person controlling such Lender, in each case by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets (except, in the case of immunity from attachment of assets, to the extent the liabilities of such Lender (including judgments against it) are otherwise paid out of, or payable from, a fund of a governmental authority which was created and is then maintained for such purpose and is funded in an amount at least sufficient to satisfy such liabilities) or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (v) of this definition shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers and each Lender.

“Derivative Rights” means, with respect to any Library Title, all rights to acquire, develop, create, produce, distribute, license, exhibit, market, promote and otherwise exploit any Derivative Works based thereon in any medium or media whether now known or hereafter devised.

“Derivative Works” means, with respect to any Library Title, any work, including any “derivative work” as defined in Section 101 of the Copyright Act of 1976 (17 U.S.C. Section 101, et seq.), of every kind and nature whatsoever, based in whole or in part on or derived from such Library Title or the underlying material thereto, the title or titles thereto, the storylines, formats, themes, plots or settings thereof or any one or more of the characters therein or the names or characteristics of such characters, including remakes, sequels, prequels, spinoffs or other subsequent productions, videogames, stage plays, interactive, virtual or augmented reality content or productions (but excluding for clarity the use of augmented or virtual reality systems solely to enhance a user’s viewing experience of such Library Title in its entirety and not to create a new work otherwise set forth in this definition), productions derived from such Library Title that are created with the use of artificial intelligence, including generative AI (but excluding for clarity the use of artificial intelligence to analyze such Library Title or the content therein in connection with other pictures in the motion picture industry), location-based entertainment, sound recordings and soundtracks and musical works.

“Direction to Pay” shall mean any Payment Agreement, dated as of the Phase 1 Closing Date or the Phase 2 Closing Date, as applicable, between a Borrower, the applicable Master Distributor, the applicable Receivables Sub and the Administrative Agent, in such form as may be reasonably acceptable to the Administrative Agent, as amended, supplemented or otherwise modified, renewed or replaced from time to time, directing such Master Distributor to remit all proceeds of the Collateral (as defined under the Receivables Sub Credit Agreement) pledged by such Borrower to the Administrative Agent and the Collateral pledged by such Receivables Sub to the Receivables Administrative Agent, to the applicable Collection Account.

“Distribution Agreement” shall mean any agreement heretofore or hereafter entered into by any Person (including any Affiliate of any Master Distributor), as licensor, and a Distributor, as licensee, with respect to the licensing, distribution or other exploitation of the rights to one or more Library Titles.

“Distributor” shall mean (a) any Person which any Master Distributor engages to license, distribute or otherwise exploit any Library Title in any medium, and (b) any Person (including any Affiliate of any Master Distributor) who is a party to any agreement heretofore or hereafter entered into, as licensee, with respect to the licensing, distribution or other exploitation of the rights to one or more Library Titles.

“Dollars” and “$” shall mean lawful money of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Swap Counterparty” means Administrative Agent, any Affiliate of Administrative Agent, any Lender and/or any Affiliate of any Lender that (a) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into (or has entered into), at the time such Person (or such Person’s Affiliate) becomes a Lender under this Credit Agreement, a Rate Contract permitted hereunder with Borrower or any Subsidiary of Borrower and (b) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Administrative Agent), maintains a reporting system acceptable to Administrative Agent with respect to Rate Contract exposure and agrees with Administrative Agent to provide regular reporting to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent, with respect to such exposure. In addition thereto, any Affiliate of a Lender shall, upon Agent’s request, execute and deliver to Administrative Agent a letter agreement pursuant to which such Affiliate designates Administrative Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.

“Environmental Laws” shall mean any and all Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, together, in each case, with any amendment thereto, and the regulations adopted and the publications promulgated thereunder and all substitutions thereof.

“Equity Interests” shall mean, with respect to any Person, shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in such Person or any warrants, options or other rights to acquire such interests, all of the securities convertible into or exchangeable therefor, all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, and all other rights, powers, interests and privileges of a shareholder, partner, member or other holder of such shares, interests or other securities, whether derived under the organizational documents of such Person, the applicable entity statutes therefor or otherwise, including, without limitation, the right to participate in the management and the business and affairs of such Person and the status and rights and powers of a shareholder, partner, member or other holder therein, as applicable.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Borrower under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the failure by any Borrower or any ERISA Affiliate to satisfy all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standard under the Pension Funding Rules; (c) a determination that any Pension Plan is in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice indicating an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the incurrence by any Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA as a result of a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan with two or more contributing sponsors or a cessation of operations with respect to such a Pension Plan within the meaning of Section 4062(e) of ERISA; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability under Part 1 of Subtitle E of Title IV of ERISA with respect to the complete withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice that a Multiemployer Plan is insolvent under Section 4245 of ERISA or is or will be in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the imposition of a lien upon any Borrower property pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (i) the institution of any action brought against any Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA.

“Erroneous Payment” shall have the given to such term in Section 9.13(a) hereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning given to such term in Article 7 hereof.

“Excess Net Collections” shall mean, for each fiscal quarter, an amount equal to the positive excess, if any, of (a) the Net Collections for such fiscal quarter less (b) the Quarterly Net Collections for such fiscal quarter.

“Excluded Collateral” means (a) any and all distribution rights, rights under any distribution agreement, and any and all “general intangibles” and/or “accounts” (as such terms are defined in the UCC) (including, without limitation, any and all general intangibles and/or “accounts” consisting of any right to payment), which are originated and arise in connection with the distribution or exploitation of any of the rights in respect of any Library Titles that have been licensed and/or transferred (i) to any distributor or licensee prior to the Phase 2 Closing Date, or (ii) to a Master Distributor by a Borrower or Receivables Sub, on or after the Phase 2 Closing Date in accordance with the terms of any Distribution Agreement, and solely (in the case of all such rights and accounts) to the extent they arise and are originated prior to a notice of revocation of any such right of distribution has been delivered to such Master Distributor pursuant to Section 4.1 (or any related similar revocation provision) of the related Distribution Agreement and (b) all right, title and interest in and to all Derivative Rights, including, without limitation, any episodes of a television series that are not included in the season of the specific Library Title.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to such Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits and similar Taxes, in each case, (a) imposed as a result of such Recipient being incorporated or organized under the laws of, or having its principal office or its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) any United States withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.16 or Section 10.10(b)), or (y) such Recipient changes its applicable office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient acquired the applicable interest in such Loan or Commitment or to such Recipient immediately before it changed its applicable office, (iii) Taxes other than Taxes imposed by the United Kingdom attributable to such Recipient’s failure to comply with Section 2.13(e); (iv) any U.S. federal or state backup withholding Taxes; (v) any withholding Taxes imposed under FATCA; and (vi) Taxes imposed by the United Kingdom required to be deducted or withheld by a Borrower from a payment under any Fundamental Document (a “UK Tax Deduction”) if on the date on which the payment falls due: (a) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Credit Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty; or (b) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and: (x) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction, and (y) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or (c) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and: (x) the relevant Lender has not given a UK Tax Confirmation to the Borrower, and (y) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the Borrower, on the basis that the UK Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or (d) the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.13(j)(i), Section 2.13(j)(ii) or Section 2.13(j)(iii).

“Existing Credit Agreement” has the meaning ascribed to it in the Introductory Statement.

“Facility” shall have the meaning given to such term in the Introductory Statement hereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the Phase 2 Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean each of the fee letters, dated as of the Phase 1 Closing Date and/or the Phase 2 Closing Date, as applicable, executed by the Borrowers in favor of the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Fees” means any and all fees payable to Administrative Agent or any Lender pursuant to this Credit Agreement or any of the other Fundamental Documents.

“Fifth Third Bank” means Fifth Third Bank, National Association.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Lionsgate and its Consolidated Subsidiaries delivered in accordance with Section 5.1.

“Fixed Charge Coverage Ratio” means, for any Test Date, for the Test Period ending on such Test Date, the ratio of (x) Net Receipts to (y) (i) scheduled principal payments under this Credit Agreement plus (ii) scheduled interest payments under this Credit Agreement.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Fundamental Documents” shall mean this Credit Agreement, the Notes, any Account Control Agreement, the UK Security Documents, the UK Borrower NY Security Agreement, the Receivables Administrative Agent NY Security Agreement, UCC financing statements, the Borrowing Notices, the Fee Letter, the Collateral Assignment, and any other ancillary documentation which is required to be or is otherwise executed by any Borrower, or Parent and delivered to the Administrative Agent in connection with this Credit Agreement or any of the documents listed above (including any amendments or modifications to any of the documents listed above).

“Funding Office” shall mean the office of the Administrative Agent located at Fifth Third Bank, 38 Fountain Square Plaza, Cincinnati, OH 45202, Attention: Tausha Bush and Judy Huls; email: agencyservices@53.com; tausha.bush@53.com; judy.huls@53.com.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the U.S. as applicable on such date consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, for the avoidance of doubt, the Financial Conduct Authority (acting in accordance with Part 6 of the Financial Services and Markets Act 2000 (UK), the Prudential Regulatory Authority and any supra-national bodies such as the European Union, the Council of Ministers of the European Union or the European Central Bank), and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).

“Guaranteed Obligations” shall mean, collectively, the Obligations.

“Gross Receipts” means (a) GAAP Revenue (as defined under GAAP) plus (b) at the Borrowers’ discretion, Deferred Revenue (as defined under GAAP) (not to be re-counted in subsequent reports upon the recognition of such Deferred Revenue derived from facility collateral).

“Guarantors” means each Parent.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation; provided, however, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guaranty.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or similar materials defined in any Environmental Law.

“HMRC” means H.M. Revenue & Customs of the United Kingdom.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than (x) amounts constituting trade payables (payable within one hundred twenty (120) days or such longer terms as may be customary in the industry), or (y) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that no payment has accrued (in good faith determination of the Borrowers) pursuant to such purchase price adjustment, earnout or deferred payment obligation)), (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (iii) obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect, (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person, and (v) indebtedness of others of the type described in clauses (i) through (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty, or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness. For the avoidance of doubt, Participations and Residuals shall not constitute Indebtedness hereunder.

“Indemnified Party” shall have the meaning given to such term in Section 10.5 hereof.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Fundamental Document and (ii) to the extent not otherwise described in clause (i) above, Other Taxes.

“Independent Valuation Expert” shall mean Virtu Global Advisors, LLC or another third party independent appraiser selected by the Borrowers and approved by the Administrative Agent and Required Lenders, and jointly engaged by the Administrative Agent and the Borrowers at the sole cost and expense of the Borrowers.

“Ineligible Assignee” shall mean (i) a natural person, (ii) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (iii) a Borrower, a Parent, a member of a Borrower or a Parent or any equity holder, directly or indirectly in any Borrower or any Affiliate of any of the Persons listed in this clause (iii) or (iv) any competitors of Lionsgate or any of its Subsidiaries that are separately identified in writing by any Borrower prior to the Phase 1 Closing Date and approved by the Administrative Agent.

“Information” shall have the meaning given to such term in Section 10.18 hereof.

“Interest Payment Date” means, all as determined by the Administrative Agent in accordance with the Fundamental Documents and the Administrative Agent’s loan systems and procedures periodically in effect: (a) as to any Base Rate Loan, the last Business Day of each month, and (b) as to any Term SOFR Loan, the last day of the applicable Interest Period; provided that, in addition to the foregoing, the date upon which all of the Loans have been paid in full shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under this Credit Agreement.

“Interest Period” means, with respect to any Term SOFR Loan, a period commencing on the date of such Term SOFR Loan and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (or with respect to the initial Interest Period for any Term SOFR Loan beginning on the Phase 2 Closing Date, such other period of time acceptable to the Administrative Agent) as designated by Borrower to Administrative Agent from time to time in a Notice of Borrowing or Notice of Conversion or as otherwise set pursuant to the terms of this Credit Agreement, as applicable, determined by the Administrative Agent in accordance with this Credit Agreement and the Administrative Agent’s loan systems and procedures periodically in effect, including in accordance with the following terms and conditions, as applicable:

(a) in the case of immediately successive Interest Periods with respect to a continued Term SOFR Loan, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, with interest for such day to be calculated based upon the interest rate in effect for the new Interest Period;

(b) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day; and

(c) if any Interest Period begins on a Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month ending at the end of such Interest Period.

“Investment” shall mean any stock, evidence of indebtedness or other securities of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including the Guaranty of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), or any purchase of (i) any Equity Interests of another Person, or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Joint Lead Arrangers” collectively shall mean Fifth Third Bank, National Association, Western Alliance Bank, Wells Fargo Bank, N.A. and Truist Bank, in their capacity as joint lead arrangers under this Facility.

“JPMorgan Facility” shall mean that certain Credit and Guarantee Agreement, dated December 8, 2016, between Lions Gate Capital Holdings, LLC, certain guarantors thereto, JPMorgan Chase Base, N.A., as administrative agent, and certain lenders thereto (as amended by that certain Amendment No. 1 to the Credit and Guarantee Agreement, dated as of December 11, 2017, as further as amended by that certain Amendment No. 2, dated as of March 22, 2018, as further as amended by that certain Amendment No. 3, dated as of May 32, 2019, as further as amended by that certain Amendment No. 4, dated as of December April 6, 2021, as further as amended by that certain Amendment No. 5, dated as of July 20, 2023, and as the same may be further amended, restated, modified, supplemented, or refinanced from time to time).

“Laboratory” shall mean any laboratory reasonably acceptable to the Administrative Agent at which any of the physical and digital picture and sound materials for each of the Library Titles are housed.

“Laboratory Agreement” shall mean a laboratory agreement among (a) the applicable Laboratory, (b) the applicable Borrower (or Borrowers) or Receivables Subs, (c) the Receivables Administrative Agent, and (d) the Administrative Agent in such form as may be reasonably acceptable to the Administrative Agent, as amended, supplemented or otherwise modified, renewed or replaced from time to time, concerning the digital and physical materials for the applicable Library Titles.

“Lender” and “Lenders” shall mean the financial institutions whose names appear on the signature pages hereof, any assignee of a Lender pursuant to Section 10.3 hereof, and any financial institution which subsequently becomes a Lender hereunder as a result of an increase in the Total Commitments pursuant to Section 2.18 hereof, and their respective successors, in each case except as otherwise provided in Section 10.3(b).

“Lender Assignment and Assumption” shall mean an agreement substantially in the form of Exhibit D hereto, executed by the assignor, assignee and such other parties as contemplated thereby.

“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or Affiliate or Affiliates of such Lender) from which any of such Lender’s Loans are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s Loans are made, as notified to the Administrative Agent from time to time.

“LGE” shall mean Lions Gate Entertainment Inc., a Delaware corporation and a wholly-owned subsidiary of Lionsgate.

“Library Titles” shall mean each of the Projects listed on Annex A hereto (as such Annex A shall be updated from time to time in accordance with this Credit Agreement to add or remove Library Titles).

“Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, assignment by way of security, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date and the interest of a lessor under any Capital Lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

“Lionsgate” shall mean Lionsgate Studios Corp., a British Columbia corporation (formerly known as LG Orion Holdings ULC).

“Loan” or “Loans” shall mean individually and collectively, as the context so requires, the loans made hereunder in accordance with Section 2.1.

“LTV Percentage” shall mean, as of any date of determination, a fraction expressed as a percentage which is the result of dividing (x) the aggregate amount of all outstanding Obligations under the Facility as of such date (the numerator) by (y) the Valuation Amount as of such date (the denominator) as such Valuation Amount shall be adjusted based on the reasonable estimates of the Master Servicer to reflect the impact of sales by the Borrowers of certain Library Titles and related Collateral from time to time.

“Mandated Lead Arranger and Program Manager” shall mean Capstone Global Management Inc., which at all times is a U.S. Person, engaged by the Borrowers at the sole cost and expense of the Borrowers, to assist the Master Servicer to prepare Quarterly Asset Reports and provide central coordination of all parties, including, without limitation, Borrowers, Master Servicer, Master Distributors, Administrative Agent, Lenders, and Independent Valuation Expert.

“Margin Stock” shall be as defined in Regulation U of the Board.

“Master Distributor” shall mean, for each Receivables Sub, the entity identified as the applicable Master Distributor in Schedule 1.2 hereto.

“Master Distribution Agreement” shall mean each Master Distribution Agreement entered into by and among a Receivables Sub, and the applicable Master Distributor substantially in the form of Exhibit F hereto or in a form otherwise reasonably acceptable to the Borrowers and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Master Servicer” shall mean LGE, in its capacity as Master Servicer, under the Master Services Agreement.

“Master Services Agreement” shall mean the Amended and Restated Master Services Agreement entered into by and among the Borrowers, on the one hand, and LGE, on the other hand, substantially in the form of Exhibit E hereto or in a form otherwise reasonably acceptable to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Material Adverse Effect” shall mean any change or effect that (i) has a materially adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of the Borrowers (taken as a whole) (in each case excluding general economic or industry conditions not disproportionately affecting the Borrowers), (ii) materially impairs the legal right, power or authority of any Borrower, any Receivables Sub, LGE, any Master Distributor or any Parent to perform its respective obligations under the Fundamental Documents to which it is a party, the Master Services Agreement, or any Master Distribution Agreement, (iii) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Administrative Agent (for the benefit of the Secured Parties) under or with respect to, the Fundamental Documents, the Master Services Agreement or any Master Distribution Agreement, or the Liens of the Administrative Agent (on behalf of the Secured Parties) on the Collateral (taken as a whole) or the Pledged Collateral (taken as a whole), or (iv) has a materially adverse effect on the Collateral, on the Liens of the Administrative Agent (on behalf of the Secured Parties) on the Collateral or on the priority of such Liens.

“Maturity Date” shall mean the earlier of (i) September 30, 2029 (as such date may be extended in accordance with the terms of this Credit Agreement), and (ii) such other date as the Loans shall become due and payable in accordance with Article 7 hereof; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum LTV Percentage” shall mean of the related time period stated in the table below, the following corresponding maximum LTV Percentage:

Time Period	LTV
Phase 1 Closing Date through September 30, 2025	65.0%
October 1, 2025 through September 30, 2026	60.0%
October 1, 2026 through September 30, 2027	55.0%
On and after October 1, 2027	50.0%

provided that, in the event that (x) the Borrower borrows the Subsequent Upsize and (y) the Borrowers shall have received additional assets from LGE or its Affiliates (other than any other Borrower or Guarantor) since the effective date of the Initial Upsize with an aggregate fair market value (as reasonably determined by the Borrower using the same methodology as the most recently-delivered Valuation Report) of no less than $175,000,000, then the Maximum LTV Percentage for all periods after September 30, 2025 through September 30, 2028 shall be increased by 5.0% above the threshold set forth in the table above (but in no event shall the Maximum LTV Percentage be greater than 65.0%). For the avoidance of doubt, (x) the aforesaid 5% increase only applies in the event of a Subsequent Upsize, if any, and does not apply to the first Upsize, if any and (y) there shall not be more than a single 5% increase to the Maximum LTV Percentage under this Credit Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA with respect to which any Borrower or ERISA Affiliate is a contributing employer or a party or has any liability.

“Net Collections” shall mean (a) all proceeds of sales and other amounts generated from the sale, distribution and exploitation of the Library Titles by any Borrower, any Master Distributor, the Master Servicer or any Receivables Sub and any amounts contributed to a Receivables Sub pursuant to clause (b) of the definition of “Net Collections” in the Receivables Sub Credit Agreement) minus (b) the amount of any Third Party Entitlements minus (c) any Cash Reserve Amounts (or amounts needed to increase the Cash Reserve Amount to pay unpaid Cash Reserve Required Amounts).

“Net Receipts” shall mean (a) Gross Receipts less (b) associated Third Party Entitlements (e.g., participation, residuals, distribution and marketing) estimated by applying assumptions that are generally consistent with the latest Valuation Report, less applicable taxes, if any.

“Net First Lien Leverage Ratio” shall mean “Net First Lien Leverage Ratio” as defined in and as calculated in accordance with the JPMorgan Facility (as in effect on the Phase 1 Closing Date).

“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender.

“Note” or “Notes” shall have the meaning given to such term in Section 2.14 hereof.

“Notice of Borrowing” shall mean a notice of borrowing with respect to any Loans hereunder, which notice shall be in form and substance, and delivered by Borrowers to Administrative Agent in a manner, acceptable to Administrative Agent in its sole discretion.

“Notice of Conversion” shall mean a notice of conversion with respect to any Loans hereunder, which notice shall be in form and substance, and delivered by Borrowers to Administrative Agent in a manner, acceptable to Administrative Agent in its sole discretion.

“Obligations” shall mean, collectively, the Borrower Obligations of each of the Borrowers.

“Obligations Payment Date” shall mean the first date on which all of the following shall have occurred:

(i) the outstanding Obligations (other than Unasserted Contingent Obligations and those obligations that have been cash collateralized as provided in clauses (iii), (iv) and (v) of this definition) have been paid in cash in full;

(ii) all of the Commitments and other commitments to extend credit hereunder or under any intercreditor agreement executed by the Administrative Agent in connection herewith have expired or been terminated;

(iii) all Cash Management Obligations then due and outstanding at the time of the occurrence of clauses (i) and (ii) above of this definition or which can be reasonably quantified at such time have been paid in full or otherwise cash collateralized or secured in a manner reasonably acceptable to the Administrative Agent or the Borrowers have entered into such other arrangements reasonably acceptable to the obligees of such Cash Management Obligations;

(iv) all funding and other obligations of the Administrative Agent (on behalf of the Secured Parties) then due and outstanding at the time of the occurrence of clauses (i) and (ii) above of this definition shall have been terminated; and

(v) the Administrative Agent shall have been released from all third party agreements entered into by the Administrative Agent at the request of the Borrowers which do not by their respective terms terminate as a result of the satisfaction of clauses (i) through (iv) above of this definition.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Fundamental Document, or sold or assigned an interest in any Loan or Fundamental Document).

“Other Taxes” shall mean present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Fundamental Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16 or Section 10.10(b) hereof).

“Parent” shall mean collectively the entities whose names appear on the signature pages hereof and are identified in Schedule 1.2 hereto.

“Participant Register” shall have the meaning given to such term in Section 10.3(g) hereof.

“Participations and Residuals” shall mean each Borrower’s or Receivables Sub’s share of any profit participations and other contingent compensation, including royalties, deferments and guild residuals, payable by the Receivables Sub or any Borrower with respect to a Library Title.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by a Borrower or with respect to which a Borrower has or could reasonably be expected to incur any liability (including on account of an ERISA Affiliate) and that is subject to either or both Title IV of ERISA and the minimum funding standards under Section 412 of the Code.

“Percentage” shall mean with respect to any Lender at any time, the percentage of the Total Commitments represented by such Lender’s Commitment at such time; provided, that in the case of Section 2.15 hereof, when a Defaulting Lender shall exist, the term “Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time. If the Commitments have terminated or expired, the Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.2 hereof.

“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Phase 1 Closing Date” shall mean September 30, 2024.

“Phase 1 Loan” shall mean the loans made hereunder prior to the Phase 2 Closing Date, in an aggregate amount equal to $455,000,000.

“Phase 2 Closing Date” shall mean the date on which all of the conditions precedent set forth in Section 4.1 hereof have been satisfied or waived.

“Phase 2 Loan” shall have the meaning set forth in Section 2.1(a) hereof.

“Phase 2 Valuation Report” shall have the meaning given to such term in Section 5.1(g) hereof.

“Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, maintained or contributed to by any Borrower or with respect to which any Borrower has any liability.

“Pledged Collateral” shall mean the Pledged Securities and any proceeds (as defined in Section 9-102(64) of the UCC) including cash proceeds (as defined in Section 9-102(9) of the UCC) of the Pledged Securities.

“Pledged Securities” shall mean all of the issued and outstanding Equity Interests of or in (a) each Borrower and the Receivables Administrative Agent and (b) any Subsidiary owned by a Borrower, whether now formed or formed hereafter.

“Pledgors” shall mean each Parent and Borrower.

“Prime Rate” means, as of any date, the greater of: (a) 1.0% or (b) the rate that Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate.

“Principal Payment Date” means, with respect to the Loans, all as determined by the Administrative Agent in accordance with the Fundamental Documents and the Administrative Agent’s loan systems and procedures periodically in effect: (a) the day that is 45 days from the last Business Day of each quarter to occur while the Loans are outstanding, beginning on the calendar quarter ending on December 31, 2024, and (b) the Maturity Date.

“Pro Rata Share” shall mean with respect to any Obligation or other amount, each Lender’s pro rata share of such Obligation or other amount determined in accordance with such Lender’s Percentage.

“Project” shall mean any motion picture, film or video tape, whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, any original made-for-television mini-series or episodic scripted programming or long-form digital programming with half-hour or one-hour episodes, all such episodes for a single season (or segments, in the case of a mini-series) being considered a single Project; provided each season of a made-for-television series or an episodic scripted programming or a comparable program shall constitute is own Project for all purposes hereunder.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Put Assignment” shall mean each Assignment Agreement (Put Option/Put Guarantee), dated as of the Phase 1 Closing Date or the Phase 2 Closing Date, as applicable, by and between a Receivables Sub, as assignor, and the applicable Borrower, as assignee, and acknowledged by the applicable Master Distributor, the Receivables Administrative Agent and LGE.

“Put Guarantee” shall mean each “Put Option Guarantee” as defined in each Assignment Agreement and assigned to the applicable Borrower pursuant to the applicable Put Assignment.

“Put Option” shall mean each “Put Option” as defined in each Assignment Agreement and assigned to the applicable Borrower pursuant to the applicable Put Assignment.

“QPP Certificate” shall mean a creditor certificate for the purposes of the QPP Regulations, given in the form set out in Schedule 1.3 (Form of Lender QPP Certificate).

“QPP Lender” shall mean a Lender which has delivered a QPP Certificate to the UK Borrower, provided that such QPP Certificate is not a Withdrawn Certificate or a Cancelled Certificate.

“QPP Regulations” shall mean the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

“Qualified Purchaser” shall mean a “qualified purchaser” as that term is defined in and under the Investment Company Act.

“Quarterly Asset Report” shall mean a certificate executed by an Authorized Officer of a Borrower in the form of Exhibit H hereto and with substance acceptable to the Administrative Agent, which contains a statement of (i) all revenue generated from the sale, distribution and exploitation of the Library Titles by the applicable Master Distributor during the applicable fiscal quarter, (ii) the amount of Quarterly Net Collections transferred to the applicable Collection Account with respect to the applicable fiscal quarter and (iii) any Library Titles removed from the Collateral in such fiscal quarter in accordance with Section 6.6(iii) or 6.6(iv).

“Quarterly Net Collections” shall mean, at any time, an amount equal to the product of (a) 2.5% and (b) the aggregate principal amount of Loans that have been issued under this Credit Agreement on and after the Phase 2 Closing Date; provided, that (i) only such amounts deposited in the Collection Accounts that are available to be applied to the principal amount of the Obligations in accordance with Section 9.2 hereof shall be included in the calculation of the Quarterly Net Collections and (ii) any (x) Excess Net Collections transferred (or deemed transferred) to a Borrower in accordance with Section 8.3(g) hereof and (y) any Cash Reserve Amounts, shall not be included in the calculation of the Quarterly Net Collections.

“Quiet Enjoyment” shall have the meaning given to such term in Section 8.13(b) hereof.

“Rate Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Receivables Administrative Agent” shall mean LG Film Library Financing LLC, a Delaware limited liability company, in its capacity as administrative agent for the lenders under the Receivables Sub Credit Agreement.

“Receivables Administrative Agent Collateral” shall mean all of the Receivables Administrative Agent’s right, title and interest (of every kind and nature) in and to, all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created (and, to the extent not yet in existence or acquired, hereby assigned, assigned by way of security and conveyed by way of present assignment of future interests), including, but not limited to, all goods, accounts, instruments, inter-company obligations, contract rights, partnership and joint venture interests, documents, chattel paper, negotiable instruments and other negotiable collateral, general intangibles, distribution rights, goodwill, equipment, fixtures, machinery, inventory, investment property, copyrights, patents, trade secrets, trademarks, trade names, insurance policies (including any key man policies), insurance proceeds, cash, deposit accounts, letter of credit rights, supporting obligations, accounts receivable arising therefrom, the Receivables Sub Transaction Documents and other securities, all amounts on deposit in the Collection Accounts and any proceeds of any thereof, products of any thereof or income from any thereof, and all other personal property of the Receivables Administrative Agent, and all products and proceeds thereof and without limiting the foregoing language, each and all of the following particular rights and properties (in each case, wherever located and to the extent they are now owned, currently existing or hereafter acquired or created by such Borrower).

“Receivables Administrative Agent Debenture” means a Security Deed, dated as of the Phase 2 Closing Date, between the Receivables Administrative Agent and the Administrative Agent the terms of which are acceptable to the Administrative Agent, pursuant to which the Receivables Administrative Agent has granted to the Administrative Agent (for itself and on behalf of the other Secured Parties) security in respect of the Secured Liabilities (as defined therein).

“Receivables Administrative Agent NY Security Agreement” means a Security Agreement, dated as of the Phase 2 Closing Date, between the Receivables Administrative Agent, as debtor, and the Administrative Agent, as secured party, the terms of which are acceptable to the Administrative Agent, subject to New York state law, that provides, among other things, that the Receivables Administrative Agent grants to the Administrative Agent a security interest in the Receivables Administrative Agent Collateral and that upon an Event of Default, the Administrative Agent and the Lenders may exercise all of their rights as a secured creditor provided for therein, as that agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Receivables Sub” shall mean, for each Borrower, the entity identified as such for a given Borrower in Schedule 1.2 hereto.

“Receivables Sub Credit Agreement” shall mean the Amended and Restated Credit and Security Agreement, dated as of the Phase 2 Closing Date, among each Borrower, as a lender, each Receivables Sub, as a borrower, the Receivables Administrative Agent, as administrative agent for the lenders thereto, as amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Receivables Sub Transactions Documents” shall mean the Transaction Documents (as defined in the Receivables Sub Credit Agreement).

“Recipient” shall mean, as applicable, the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Register” shall have the meaning given to such term in Section 10.3(e) hereof.

“Regulation T” shall mean Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall have the meaning given to such term in Section 10.3(c) hereof.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA and the regulations issued thereunder with respect to a Pension Plan, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations.

“Required Lenders” shall mean, at any time, Lenders holding greater than 50% of the Total Commitments (or if the Total Commitments have been terminated or expired greater than 50% of the Credit Exposure), subject to adjustment as provided in Section 2.15 hereof, at such time; provided, that a minimum of two (2) unaffiliated Lenders must comprise the Required Lenders at any time there are two or more unaffiliated Lenders. The Commitments of, and portion of the Obligations attributable to any Defaulting Lender, shall be excluded for purposes of making a determination of “Required Lenders”.

“Reserve Deposit Agent” shall mean East West Bank, in its capacity as reserve deposit agent for the Lenders hereunder.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” shall mean (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest in any Borrower, (ii) any redemption or other acquisition, re-acquisition or retirement by a Borrower of any Equity Interests in any Borrower or any Affiliate thereof, now or hereafter outstanding, (iii) any payment made by any Borrower to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest in any Borrower or any Affiliate thereof, now or hereafter outstanding, (iv) unless otherwise allowed pursuant to the terms hereof, any payment of any kind to or for the benefit of an Affiliate of a Borrower that is not itself (including without limitation any payment to any Parent, Master Servicer, any Receivables Sub, any Master Distributor or any Borrower’s, Master Servicer’s, any Receivables Sub’s, any Master Distributor’s or any Parent’s equity owners, whether on account of creative producing fees, profit participation, sales commissions, salary subsidies, overhead expenses, cost reimbursement, for any sales or distribution services with respect to the Library Titles made by employees of any Parent, any Master Distributor, any Receivables Sub or Master Servicer whether or not resulting in revenues for a Borrower) and (v) any distribution, transfer, assignment or other payment pursuant to the division of any Borrower, whether or not such division is permitted pursuant to Applicable Law.

“S&P” shall mean S&P Global Inc.

“Sanctions” has the meaning ascribed to it in Section 3.22(b) of this Credit Agreement.

“Schedule of Commitments” shall mean the schedule of Commitments of the Lenders set forth on Schedule 1.1 hereto.

“SDN List” has the meaning ascribed to it in Section 3.22(b) of this Credit Agreement.

“Secured Party” or “Secured Parties” shall mean (a) each Lender, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Borrower or under any Fundamental Document, (d) the obligee of any other Obligation, and (e) the successors and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Security Document” shall have the meaning given to such term in clause (l) of Article 7 hereof.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator) on the administrator’s website (or any successor source for the secured overnight financing rate identified as such by the administrator) at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“Specified Permitted Encumbrances” shall mean (i) those Liens permitted under Sections 6.2(b), (c), (d), (e), (f), (h), (i), (j), (l), and (m) and (ii) those Liens permitted under Section 6.2(k) provided that the Administrative Agent has received a Laboratory Agreement with respect to such laboratory.

“Spread Adjustment” means a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.7(c) of this Credit Agreement and such adjustment may be positive, negative, or zero, subject to the specific Spread Adjustments set forth in Section 2.7(c).

“Statement of Defined Assets and Liability” shall mean a certificate executed by an Authorized Officer of Lionsgate, in form and substance acceptable to the Administrative Agent, which contains a statement comparing (a)(i) any Cash Reserve Amounts on deposit in the Collection Accounts, (ii) receivables from the Receivables Subs pursuant to the Receivables Sub Credit Agreement, and (iii) asset or other contributions and/or distributions, if any, received by the Borrowers since the delivery of the then most recent Valuation Report to (b) the outstanding principal balance of Loans hereunder that have not been repaid.

“Statement of Revenue and Defined Expenses of the Collateral” shall mean a certificate executed by an Authorized Officer of Lionsgate, in form and substance acceptable to the Administrative Agent, which contains a statement of the gross revenue, on an aggregated basis, generated, since the delivery of the then most recent Valuation Report, from the Library Titles included in the Collateral (as defined in the Receivables Sub Credit Agreement) with respect to each Receivables Sub minus Deemed Expenses associated with such gross revenue, prepared consistently using the metrics used by the Independent Valuation Expert in the Valuation Report.

“Subsidiary” shall mean with respect to any Person, (a) any corporation, association, joint venture, partnership or other Person (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests therein having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and (b) any limited liability company (whether now existing or hereafter organized) that is created pursuant to the division of such Person, whether or not such division is permitted by Applicable Law.

“Successor Rate” shall mean any successor index rate determined pursuant to Section 2.7 from time to time, including any applicable Spread Adjustment.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges of a similar nature imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to a Term SOFR Loan for any Interest Period, the sum of (1) the forward-looking SOFR rate administered by CME Group, Inc. (or other administrator selected by Administrative Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Administrative Agent), fixed by the administrator thereof two Business Days prior to the commencement of the applicable Interest Period (provided, however, that if Term SOFR is not published for such Business Day, then Term SOFR shall be determined by reference to the immediately preceding Business Day on which such rate is published), adjusted for reserves if the Administrative Agent is required to maintain reserves with respect to the relevant Loans, all as determined by the Administrative Agent in accordance with this Credit Agreement and the Administrative Agent’s loan systems and procedures periodically in effect plus (2) the Term SOFR Adjustment.

“Term SOFR Adjustment” means, for any calculation with respect to any Term SOFR Loan, 0.11448% per annum.

“Term SOFR Loan” means any Loans that accrue interest by reference to Adjusted Term SOFR for an Interest Period elected by Borrower in accordance with Section 2.7(a) of this Credit Agreement and the other terms of this Credit Agreement.

“Test Date” means the last day of any Test Period.

“Test Period” means for any date of determination under this Credit Agreement, as applicable, the four (4) consecutive fiscal quarters of LGE most recently ended with respect to which the Administrative Agent has received (or was required to have received) certified financial statements pursuant to Section 5.1 as of such date of determination.

“Third Party Entitlements” shall mean (a) any amounts which any Master Distributor, any Receivables Sub or any Borrower is required to pay (or such Master Distributor, Receivables Sub or Borrower estimates in good faith that may be required to be paid) in connection with any Library Title to any third party in respect of a receivable or credit (e.g., any Participations and Residuals, fees, or commissions) and (b) any fees, expenses or other amounts owed by any Receivables Sub to the applicable Master Distributor pursuant to the applicable Master Distribution Agreement (including any fees, expenses or other amounts that are permitted to be netted from amounts payable by such Master Distributor under the applicable Master Distribution Agreement).

“Total Commitments” shall mean, at any time, the aggregate amount of the Commitments then in effect of all of the Lenders, as such aggregate amount shall be adjusted upwards or downwards from time to time in accordance with the terms of this Credit Agreement. The Total Commitments as of the Phase 1 Closing Date was $455,000,000. The Total Commitments as of the Phase 2 Closing Date shall be $720,000,000.

“Transaction Documents” shall mean, collectively, the Fundamental Documents, the Master Services Agreement, each Master Distribution Agreement, the Receivables Sub Transaction Documents, the Assignment Agreements and each Direction to Pay.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate or to SOFR.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York (or, where applicable, in any other relevant jurisdiction) on the date of execution of this Credit Agreement (as such Uniform Commercial Code is amended from time to time).

“UK Borrower” shall mean LGIM Library UK Financing Limited, a private limited company incorporated under the laws of England and Wales.

“UK Borrower Debenture” shall mean a Security Deed, dated as of the Phase 2 Closing Date, between the UK Borrower and the Administrative Agent the terms of which are acceptable to the Administrative Agent, pursuant to which the UK Borrower has granted to the Administrative Agent (for itself and on behalf of the other Secured Parties) security in respect of the Secured Liabilities (as defined therein).

“UK Borrower DTTP Filing” shall mean an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the UK Borrower, which: (a) where it relates to a UK Treaty Lender that is a Lender as of the Phase 2 Closing Date, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1.1 and (i) where the Borrower is a Borrower as of the Phase 2 Closing Date, is filed with HM Revenue & Customs within 30 days of the date of this Credit Agreement; or (ii) where the Borrower is not a Borrower as of the Phase 2 Closing Date, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes a party to this Credit Agreement ; or (b) where it relates to a UK Treaty Lender that is not a Lender as of the Phase 2 Closing Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a party as a Lender; and (i) where the Borrower is a Borrower as of the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or (ii) where the Borrower is not a Borrower as of the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes a Party to this Credit Agreement.

“UK Borrower NY Security Agreement” shall mean a Security Agreement, dated as of the Phase 2 Closing Date, between the UK Borrower, as debtor, and the Administrative Agent, as secured party, the terms of which are acceptable to the Administrative Agent, subject to New York state law, that provides, among other things, that the UK Borrower grants to the Administrative Agent a security interest in the Collateral and that upon an Event of Default, the Administrative Agent and the Lenders may exercise all of their rights as a secured creditor granted under Article 8 hereof, as that agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“UK CTA” shall mean the United Kingdom Corporation Tax Act 2009, as may be amended from time to time.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK ITA” shall mean the United Kingdom Income Tax Act 2007, as may be amended from time to time.

“UK Non-Bank Lender” shall mean a Recipient which is not a Lender as at the date of this Credit Agreement and which gives a Tax Confirmation in the documentation which it executes on becoming a party as a Lender.

“UK Parent” shall mean LGIM Library UK HoldCo Limited, a private limited company incorporated under the laws of England and Wales.

“UK Qualifying Lender” shall mean (a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Fundamental Document and is: (i) a Lender: (1) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Fundamental Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA; or (2) in respect of an advance made under a Fundamental Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (ii) a Lender which is: (1) a company resident in the United Kingdom for United Kingdom tax purposes; (2) a partnership each member of which is: (A) a company so resident in the United Kingdom; or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; (3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; (iii) a UK Treaty Lender or (iv) a Lender which is a QPP Lender; or (b) Lender which is a building society (as defined for the purpose of section 880 of the UK ITA) making an advance under a Fundamental Document.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” shall mean the UK Borrower Debenture, the UK Share Charge and the Receivables Administrative Agent Debenture.

“UK Share Charge” means the Charge Over Shares dated as of the Phase 2 Closing Date, between the UK Parent and the Administrative Agent the terms of which are acceptable to the Administrative Agent, pursuant to which the UK Parent has granted to the Administrative Agent (for itself and on behalf of the other Secured Parties) security in respect of the Equity Interests of the UK Borrower.

“UK Tax Confirmation” shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Fundamental Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that Loan that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Loan in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Tax Deduction” shall have the meaning given to such term in the definition of “Excluded Taxes.”

“UK Treaty Lender” shall mean a Lender which is not a QPP Lender and which: (a) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in Loans to the UK Borrower is effectively connected; and (c) fulfils any conditions which must be fulfilled under the UK Treaty for residents of that UK Treaty State to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of an advance under a Fundamental Document.

“UK Treaty State” shall mean a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unasserted Contingent Obligations” shall mean, at any time, Obligations for Taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligation) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Upfront Fee” shall have the meaning given to such term in the Fee Letter.

“Upsize” shall have the meaning given to such term in Section 2.18(a) hereof.

“Upsize Effective Date” shall have the meaning given to such term in Section 2.18(b) hereof.

“Upsize Joinder” shall have the meaning given to such term in Section 2.18(c) hereof.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).

“Valuation Amount” shall mean (i) for the period commencing on the Phase 1 Closing Date and ending on the date on which the Administrative Agent receives the initial report of the Independent Valuation Expert pursuant to Section 5.1, $827,000,000, (ii) for the period commencing on the Phase 2 Closing Date and ending on the date on which the Administrative Agent receives the Phase 2 Valuation Report of the Independent Valuation Expert pursuant to Section 5.1(g), $555,000,000, and (iii) as of any other period and date of determination, the after-tax mid-point value of the Borrowers’ share of the estimated cash flows of the remaining unsold library rights of the Library Titles as determined by the Independent Valuation Expert in the most recent Valuation Report delivered by the Independent Valuation Expert to the Administrative Agent.

“Valuation Report” shall mean a written report prepared by the Independent Valuation Expert pursuant to Section 5.1(g) which shall include the Valuation Amount reflecting a value range reflecting the fair market valuation consistent with industry standards for transactions of this type (subject to the review and acceptance by the Administrative Agent), a description of the Borrowers’ interest in the Library Titles, a statement of the assumptions on which the valuation is made and the discount rate applied to the estimated cash flows and shall exclude from such Valuation Amount any fees payable to the Mandated Lead Arranger and Program Manager and Independent Valuation Expert.

“VAT” means:

(a) any value added taxes imposed by the United Kingdom’s Value Added Tax Act 1994;

(b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and

(c) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

“Withdrawn Certificate” shall mean a withdrawn certificate for the purposes of the QPP Regulations.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.1 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of the Borrowers and their Subsidiaries delivered to the Administrative Agent and Lenders on or prior to the Phase 1 Closing Date. If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Fundamental Document, and any of the Administrative Agent, Borrower or Required Lenders shall so request, the Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of the Administrative Agent and Required Lenders); provided, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to Administrative Agent and Lenders Financial Statements and other documents required under this Credit Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower, Guarantor, or Subsidiary at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) the effect of any changes to GAAP that would require leases which are, or would have been, classified as operating leases under GAAP as it exists on the Phase 1 Closing Date to be classified and accounted for as capital leases under the revised GAAP (including by reason of adoption of FASB Accounting Standards Update 2016-02) shall be disregarded for the purposes of computing any financial ratios and requirements herein. Notwithstanding anything to the contrary in this Credit Agreement or any other Fundamental Document, the Borrowers and Guarantors shall not, without the prior written consent of the Administrative Agent, cause or permit any change in application of GAAP, or any method of GAAP utilized, by the Borrowers and Guarantors in their Financial Statements after the Phase 1 Closing Date.

SECTION 1.2 Other Definitional Provisions and References. References in this Credit Agreement to “Sections”, “Annexes”, “Exhibits”, “Appendices” or “Schedules” shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Credit Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.” Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. The references “from” or “through” any date mean, un-less otherwise specified, “from and including” or “through and including,” respectively. References in any Fundamental Document to the knowledge (or an analogous phrase) of any Borrower or Guarantor are intended to signify that such Borrower or Guarantor has actual knowledge or awareness of a particular fact or circumstance or that such Borrower or Guarantor, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence in Borrowers’ and Guarantors’ performance under this Credit Agreement and all other Fundamental Documents. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document (including the Fundamental Documents) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Fundamental Document).

2.	THE LOANS

SECTION 2.1 Loans.

(a) Subject to the other terms and conditions of this Credit Agreement, on the Phase 2 Closing Date, each applicable Lender, severally and not jointly, agrees to make a term loan to Borrowers in an aggregate principal amount equal to $265,000,000 (the “Phase 2 Loan” and, together with the Phase 1 Loan and any incremental Loans made in accordance with Section 2.18 hereof, the “Loan”); provided that, after giving effect to the making of such Loan, the portion of the Loan advanced by any Lender shall not exceed the Commitment of such Lender. No part of the Loan made to Borrower may, on the repayment thereof, be redrawn or reborrowed. Upon effect of the Phase 2 Loan, the aggregate principal amount of Loans that have been issued under this Credit Agreement shall be $720,000,000.

(b) Subject to Section 2.2 hereof, and (as applicable) Section 4.2 hereof, the Loans shall be made at such time as the Borrowers may request.

SECTION 2.2 Certain Payments.

(a) Interest, fees (including, without limitation, the fees and expenses payable under any fee letter for the Facility, including the Fee Letter), reimbursement costs (including pursuant to Section 10.4), and other amounts payable to any Secured Party under any of the Fundamental Documents, hereunder, when due and payable, shall be payable from the Cash Reserve Amount on deposit in the applicable Borrower’s Collection Account at such time, and the documented legal fees and costs of the Administrative Agent’s counsel payable pursuant to any Fundamental Document shall be paid by the Master Servicer, or in the event any such legal fees and costs remain unpaid, from the Cash Reserve Amount on deposit in the applicable Borrower’s Collection Account at such time.

(b) At the written instruction of the Mandated Lead Arranger and Program Manager, the Reserve Deposit Agent shall remit to the Mandated Lead Arranger and Program Manager any fees owed to the Mandated Lead Arranger and Program Manager from the Cash Reserve Amount on the first day of each calendar month. The Reserve Deposit Agent has no duty to remit to the Borrowers or Mandated Lead Arranger and Program Manager amounts owing to the Mandated Lead Arranger and Program Manager that exceed the amount included therein as a reserve for such payments.

(c) At the written instruction of the Mandated Lead Arranger and Program Manager, the Reserve Deposit Agent shall remit to the Independent Valuation Expert from the Cash Reserve Amount any fees owed by the Borrowers to the Independent Valuation Expert. The Reserve Deposit Agent has no duty to remit to the Borrowers amounts owing to the Independent Valuation Expert that exceed the amount included therein as a reserve for such payments.

(d) Upon making any payment from the Cash Reserve Amount pursuant to this Section 2.2, the Cash Reserve Amount shall thereupon be decreased by the amount thereof on a Dollar for Dollar basis.

SECTION 2.3 Repayment.

(a) The outstanding principal balance of each Loan shall, if not sooner paid or required to be paid pursuant to this Credit Agreement or any other Fundamental Document, be due and payable in full on the Maturity Date. Unless earlier terminated, the Commitments shall terminate on the Maturity Date.

(b) Each of the Loans shall bear interest on the outstanding principal balance thereof as set forth in Section 2.4 hereof. Each Lender and the Administrative Agent on its behalf is hereby authorized by the Borrowers, but not obligated, to enter the amount of each Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to any Notes; provided, however, a failure of any Lender or the Administrative Agent to set forth such Loans, principal payments or other information shall not in any manner affect the obligations of any Borrower to repay such Loans.

SECTION 2.4 Interest and Applicable Margins.

(a) Subject to Sections 2.4(c) and 2.4(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to Adjusted Term SOFR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. All computations of Fees and interest payable under this Credit Agreement shall be made on the basis of a 360-day year and actual days elapsed, except that interest computed by reference to the Base Rate shall be computed on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to (but excluding) the last day thereof.

(b) All as determined by the Administrative Agent in accordance with the Fundamental Documents and the Administrative Agent’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Loans. The Administrative Agent may estimate the amount of interest that the Borrowers will owe on Borrowers’ periodic statements and the Administrative Agent may adjust the amount of interest owed on each subsequent statement provided to Borrowers to reflect any differential between the estimated amount of interest shown on Borrowers’ preceding statement and the actual amount of interest determined to have been due by the Administrative Agent on the preceding Interest Payment Date. Borrowers agree to pay the amount shown due on the Interest Payment Date on each of Borrowers’ periodic statements on each Interest Payment Date.

(c) At the election of the Administrative Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 7(b), 7(c), 7(h) or 7(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Applicable Law) on the Loans shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.0% per annum to the Applicable Margin then in effect for such Loans (plus Adjusted Term SOFR or the Base Rate, as the case may be) (the “Default Rate”). All such interest shall be payable on demand of the Administrative Agent or the Required Lenders. Each Borrower acknowledges that it would be extremely difficult or impracticable to determine Lenders’ actual damages resulting from any Event of Default and the aforementioned increase to the interest rate being charged hereunder is a reasonable estimate of those damages and does not constitute a penalty.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Applicable Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event

Borrowers shall pay such Lender interest at the highest rate permitted by Applicable Law (“Maximum Lawful Rate”) for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Phase 1 Closing Date as otherwise provided in this Credit Agreement.

(e) Borrower hereby promises to pay to the Administrative Agent, on each Principal Payment Date until the Loans have been paid in full, the unpaid principal balance of the Loans in quarterly installments equal to 2.5% of the aggregate principal amount of Loans issued under this Credit Agreement; provided that the last installment of principal of the Loans shall be due and payable on the Maturity Date (if not earlier paid) and shall be in an amount sufficient to pay in full the entire unpaid principal amount of the Loans.

SECTION 2.5 Fees. The Borrowers agree to pay all fees (including the Upfront Fee and the Administrative Agent Fee) that are then due and payable pursuant hereto or pursuant to any fee letter agreement (including the Fee Letter) executed by any Borrower with respect to the Facility.

SECTION 2.6 Account Debit. The Borrowers hereby irrevocably authorize the Administrative Agent to charge any Borrower’s deposit accounts maintained with the Reserve Deposit Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrowers acknowledge and agree that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to any Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 2.7 Continuation and Conversion of Loans; Inability to Determine Rates.

(a) Adjusted Term SOFR Election. Borrower may request that Loans permitted to be made hereunder be Term SOFR Loans and that outstanding portions of Loans made hereunder be converted to Term SOFR Loans. In the case of any conversion of a Base Rate Loan to a Term SOFR Loan, any conversion of an existing Term SOFR Loan to a new Term SOFR Loan with a different Interest Period, or any conversion of an Term SOFR Loan to a Base Rate Loan, such election must be made pursuant to a Notice of Conversion. In addition to the other provisions of this Credit Agreement, as a condition to any Adjusted Term SOFR election hereunder, on or before the date on which the applicable Term SOFR Loan is to be advanced or converted hereunder, in each case in accordance with the Administrative Agent’s loan policies and procedures periodically in effect, Borrowers shall notify Administrative Agent of each of the following: (i) the requested amount of such Term SOFR Loan, (ii) the Interest Period Borrowers have elected to apply to such Term SOFR Loan, and (iii) the date of the requested conversion. In the absence of a Notice of Conversion submitted to Administrative Agent not later than noon New York, NY time (or such later time acceptable to Administrative Agent in its sole discretion) at least three (3rd) U.S. Government Securities Business Day prior to such Business Day on which such Interest Period expires, Borrowers will be deemed to have elected to have the Term SOFR Loan then maturing continued as an Term SOFR Loan for the same Interest Period commencing on the date on which such expiring Interest Period ends. If Borrowers submit a Notice of Borrowing without specifying the Interest Period to apply to such Term SOFR Loan, Borrowers will be deemed to have elected to have such principal amount bear interest as an Term SOFR Loan with an Interest Period of one month, commencing on the date of the Loan. Unless otherwise permitted by the Administrative Agent in its sole discretion: (A) in no event may the last day of any Interest Period exceed the Maturity Date, (B) in no event may any new Interest Period commence with respect to any Term SOFR Loan requested to be converted hereunder prior to the expiration of the applicable Interest Period then in effect with respect to such Term SOFR Loan, (C) there may be no more than 12 Term SOFR Loans outstanding at any one time, and (D) if required by the Administrative Agent in its sole discretion at any time and from time to time, each request for an Term SOFR Loan, whether by original issuance or conversion, shall be in a minimum amount of $5,000,000.

(b) Temporary Replacement of Adjusted Term SOFR and Tenor Replacement. In the event, prior to commencement of any Interest Period relating to an Term SOFR Loan, Administrative Agent shall determine or be notified by Required Lenders that either: (i) the Adjusted Term SOFR is unavailable, unrepresentative, or unreliable, (ii) the Adjusted Term SOFR as determined by Administrative Agent will not adequately and fairly reflect the cost to Lenders of funding their Term SOFR Loans for such Interest Period, or (iii) the making or funding of Term SOFR Loans has become impracticable; then, in any such case, Administrative Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (A) any request for an Term SOFR Loan or for a conversion to or continuation of an Term SOFR Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (B) each Term SOFR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (C) the obligations of Lenders to make Term SOFR Loans shall be suspended until the Administrative Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Administrative Agent shall so notify Borrowers and Lenders.

At any time (including in connection with the implementation of a Successor Rate), the Administrative Agent may remove any tenor of Adjusted Term SOFR that is unavailable, non-representative, or not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, in the Administrative Agent’s sole discretion, for Adjusted Term SOFR settings; provided however that Administrative Agent may reinstate such previously removed tenor for Adjusted Term SOFR settings, if Administrative Agent determines in its sole discretion that such tenor has become available and representative again.

(c) Adjusted Term SOFR Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Fundamental Document, but without limiting Section 2.7(b) above, if Administrative Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 2.7(b)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Adjusted Term SOFR or a Governmental Authority having or purporting to have jurisdiction over Administrative Agent has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which Adjusted Term SOFR will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to Administrative Agent, then on a date and time determined by Administrative Agent, but no later than the Scheduled Unavailability Date, the Term SOFR component of Adjusted Term SOFR will be replaced hereunder and under any other Fundamental Document with Daily Simple SOFR.

(ii) Notwithstanding anything to the contrary herein, if Administrative Agent determines that the Successor Rate designated in Section 2.7(c)(i) above is not available or administratively feasible, or if any of the circumstances described in the initial paragraph of this Section 2.7(c) with regard to the Adjusted Term SOFR has occurred with respect to a Successor Rate then in effect, Administrative Agent and Borrowers may amend this Credit Agreement solely for the purpose of replacing Adjusted Term SOFR or any then current Successor Rate in accordance with this Section 2.7(c) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Administrative Agent from time to time in its reasonable discretion.

(iii) If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable in arrears on the last Business Day of each quarter.

(iv) Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such amendment shall become effective on the date set forth in a written notice provided by Administrative Agent to Borrowers and Lenders (such date to be five or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such amendment on or before the fifth Business Day after Administrative Agent provides such notice. For the avoidance of doubt, from and after such date, (x) all Term SOFR Loans shall bear interest at the Successor Rate plus the Applicable Margin; and (y) all references herein and in any other Fundamental Documents to “Adjusted Term SOFR” shall mean and refer to the Successor Rate.

(v) Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Credit Agreement and the other Fundamental Documents. Further, if the interest rate to be replaced is rounded upwards to the next 1/16th of 1% under the terms of this Credit Agreement or any Fundamental Document, the Successor Rate shall also be rounded up to the next 1/16th.

(vi) Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to Adjusted Term SOFR or any Successor Rate, including the selection of such rate, any related Spread Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Adjusted Term SOFR.

(vii) Notwithstanding anything to the contrary contained herein, if, after the Phase 1 Closing Date, Borrowers enter into a Rate Contract with respect to all or part of an Adjusted Term SOFR and the floating interest rate under the Rate Contract is Daily Simple SOFR, Administrative Agent and Borrower may agree to replace the Adjusted Term SOFR for such portion of the Term SOFR Loan equal to the notional amount of the corresponding Rate Contract (the “Hedged Term SOFR Loan”) with Daily Simple SOFR plus the Applicable Margin for the Term SOFR Loan without consent of any other party hereto; provided further that, if subsequent thereto, Administrative Agent and Borrowers amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Adjusted Term SOFR, then Administrative Agent and Borrowers may further agree to replace Daily Simple SOFR for such Hedged Term SOFR Loan with the original Adjusted Term SOFR plus the Applicable Margin for the Term SOFR Loan hereunder without consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) Administrative Agent shall provide written notice thereof to the Lenders.

(d) Illegality. Notwithstanding any other provisions hereof, if any Applicable Law shall make it unlawful for any Lender to make, fund or maintain Term SOFR Loans, such Lender shall promptly give notice of such circumstances to Administrative Agent, Borrowers and the other Lenders. In such an event, (i) the commitment of the Lenders to make Term SOFR Loans, continue Term SOFR Loans as Term SOFR Loans or convert Base Rate Loans to Term SOFR Loans shall be immediately suspended and (ii) any outstanding Term SOFR Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Applicable Law.

(e) Adjusted Term SOFR Breakage Fee. Upon (i) any default by Borrowers in making any borrowing of, conversion into or conversion of any Term SOFR Loan following Borrowers’ delivery to Administrative Agent of any applicable Notice of Borrowing or Notice of Conversion or (ii) any payment of an Term SOFR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall promptly pay each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that such Lender sustains as a result of such default or such payment.

(f) Increased Costs. Without duplication with Section 2.10, if, after the Phase 1 Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Adjusted Term SOFR pursuant to the provisions of this Credit Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition affecting its Term SOFR Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Term SOFR Loans; and the result of anything described in these clauses (i) and

(ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Term SOFR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Credit Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by such Lender, Borrowers shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

(g) Conforming Changes. In connection with the use, implementation, or administration of the Adjusted Term SOFR, including any temporary or permanent replacement for the Adjusted Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Fundamental Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Fundamental Document. Administrative Agent will promptly notify Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use, implementation, or administration of the Adjusted Term SOFR, or any temporary or permanent replacement for the Adjusted Term SOFR.

SECTION 2.8 Timing of Payments. Borrowers shall make each payment under this Credit Agreement not later than 2:00 p.m. (New York, NY time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to noon New York, NY time. Payments received in the Collection Account after noon New York, NY time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.

SECTION 2.9 Voluntary and Mandatory Prepayment of Loans; Reimbursement of Lenders.

(a) Subject to the terms of Section 2.9(b) below, the Borrowers shall have the right at their option at any time and from time to time to prepay without premium or penalty (i) any Base Rate Loan, in whole or in part, upon at least one (1) Business Day’s prior written or telephonic (promptly confirmed in writing) notice by the applicable Borrower given prior to 2:00 p.m., New York City time, to the Administrative Agent, in a minimum aggregate principal amount of $500,000 or such greater amount that is an integral multiple of $100,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full, and (ii) any Term SOFR Loan, in whole or in part, upon at least three (3) U.S. Government Securities Business Days prior written or telephonic (promptly confirmed in writing) notice by the applicable Borrower given prior to 2:00 p.m., New York City time, to the Administrative Agent, in a minimum aggregate principal amount of $500,000 or such greater amount that is an integral multiple of $100,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full. Each notice of prepayment shall specify the prepayment date, each Loan to be prepaid and the principal amount thereof, shall be irrevocable and shall commit the applicable Borrower to prepay such Loan in the amount and on the date stated therein. All prepayments under this Section 2.9(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment.

(b) In the event of (i) the payment of any principal of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (iii) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto for any reason other than (A) a suspension or limitation under Section 2.7(b) or 2.11 hereof of the right of the Borrowers to select a Term SOFR Loan, (B) a breach by any such Lender of its obligation to fund such Borrowing when it is otherwise required to do so hereunder or (C) a repayment resulting from a conversion required by a Lender pursuant to Section 2.7 hereof or (iv) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 10.10(b), then, in any such event, such Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds (excluding any loss of the Applicable Margin). Each Lender shall deliver to the Borrowers from time to time one or more certificates setting forth the amount of such loss, cost or expense as determined by such Lender, which certificates shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amounts shown on such certificate within ten (10) Business Days of such Borrower’s receipt of such certificate. The Reserve Deposit Agent and each affected Lender is hereby authorized (but not obligated) to debit the Clearing Account or the applicable Borrower’s Collection Account upon notice to the applicable Borrower (which may be delivered telephonically), to pay any such amounts that are not paid when due provided that the Reserve Deposit Agent and each affected Lender shall not withdrawal any funds from such Borrower’s Collection Account if, after giving effect to such withdrawal, the amount on deposit in such Collection Account would be less than such Borrower’s allocable portion of the Cash Reserve Amount as of such date. Notwithstanding the foregoing, each Lender acknowledges and agrees that this Section 2.9(b) shall be waived for purposes of any loss, cost and expense attributable to the resetting of the Interest Period for Phase 1 Loans as of the Phase 2 Closing Date.

(c) In the event a Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.9(a) hereof, such Borrower shall pay to the Administrative Agent for the account of the applicable Lender any amounts required to compensate such Lender for any actual loss, cost or expense incurred by such Lender as a result of such failure to prepay, including, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender in good faith to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to each Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss, cost or expense as determined by such Lender, which certificates shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amounts shown on such certificate within ten (10) Business Days of such Borrower’s receipt of such certificate. The Reserve Deposit Agent and each affected Lender is hereby authorized (but not obligated) to debit the Clearing Account or the applicable Borrower’s Collection Account to pay any such amounts that are not paid when due; provided that the Reserve Deposit Agent and each affected Lender shall not withdrawal any funds from such Borrower’s Collection Account if, after giving effect to such withdrawal, the amount on deposit in such Collection Account would be less than such Borrower’s allocable portion of the Cash Reserve Amount as of such date.

(d) [Reserved].

(e) If at any time, the Credit Exposure exceeds the Total Commitments (such deficit amount, the “Commitment Deficit”), the Borrowers shall, within five (5) Business Days after notice from the Administrative Agent, repay the Credit Exposure (or deposit cash collateral in an account with the Administrative Agent on terms satisfactory to the Administrative Agent and such account shall be governed by an Account Control Agreement in favor of the Administrative Agent) in the amount of the Commitment Deficit.

(f) [Reserved].

(g) Unless otherwise designated in writing by the applicable Borrower, all prepayments of principal shall be applied to the applicable principal payment set forth in Section 9.2.

(h) All prepayments shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to but not including the date of prepayment.

(i) If, on any day on which Loans are required to be prepaid (each, a “Prepayment Date”), the aggregate principal amount of the Loans required to be so prepaid would exceed the then outstanding aggregate principal amount of the Loans that constitute Base Rate Loans, the Administrative Agent shall apply the payments or prepayment amounts first, to prepay all Base Rate Loans and then to prepay the Term SOFR Loans, commencing the Term SOFR Loan having an Interest Period ending on a date most recent to occur, and each Term SOFR Loan having the next most recent date to occur, until the aggregate principal amount of all Loans prepaid pursuant to this Section 2.9(i) equals the aggregate principal amount of Loans required to be prepaid on such Prepayment Date.

(j) Except as otherwise specifically provided in this Article 2, should any payment or prepayment of principal of or interest on the Loans or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the then applicable rate during such extension.

(k) All prepayments made under the Receivables Sub Credit Agreement shall be paid by the applicable Borrower to the applicable Collection Account in accordance with the terms herein.

SECTION 2.10 Increased Costs

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirements including any emergency, special, supplemental or other marginal reserve requirement), special deposit, compulsory loan, insurance change or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (vi) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase, from the conditions that exist on the Phase 2 Closing Date, the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient as the case may be, for such additional documented costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, for the changes as a result of which such amounts are due and the manner of computing such amounts, as specified in Section 2.10(a) or (b) above (as the case may be) shall be delivered to each Borrower and shall be conclusive absent manifest error; provided, that such determinations are made on a reasonable good faith basis and in a non-discriminatory manner. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. The applicable Lender is each hereby authorized (but not obligated) to debit the Clearing Account or any Collection Account, upon reasonable advance notice to each Borrower (which may be delivered telephonically), to pay such amount if not paid when due, provided that the applicable Lender shall not withdraw any funds from any Borrower’s Collection Account if, after giving effect to such withdrawal, the amount on deposit in such Borrower’s Collection Account would be less than such Borrower’s allocable portion of the Cash Reserve Amount as of such date.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender notifies each Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, subject to the qualification that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof

(e) Each Lender shall as soon as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in Section 2.7(b) hereof, this Section 2.10 or Section 2.11, or (ii) would require the Borrowers to pay an increased amount under Section 2.7(b) hereof, this Section 2.10 or Section 2.13 hereof, it will use reasonable efforts to notify each Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender, through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to Section 2.7(b) hereof, this Section 2.10 or Section 2.13 hereof would be materially reduced or Taxes or other amounts otherwise payable under Section 2.7(b) hereof, this Section 2.10 or Section 2.13 hereof would be materially reduced, and if, as determined by such Lender, in its discretion, the making, funding or maintaining of such Loans, through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender. Notwithstanding the foregoing, a failure on the part of any Lender to provide notice or take any other action pursuant to this Section 2.10(e) shall not affect any Borrower’s obligation to make any payments or deductions required by this Article 2. The Borrowers hereby agree to pay all reasonable documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.11 Illegality. If any Lender determines (which determination shall be conclusive and binding, absent manifest error) that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, it would create safety and soundness risks, or it would not be consistent with sound banking practices, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to each Borrower (through the Administrative Agent), any obligation of the Lenders to make Term SOFR Loans and any right of a Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, until such Lender notifies the Administrative Agent and each Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day, until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.9(b).

SECTION 2.12 Manner of Payments. Subject to Section 2.15, all payments of principal and interest by the Borrowers in respect of any Loans shall be remitted to the Lenders in accordance with their Pro Rata Share of the outstanding Loans and all Borrowings hereunder shall be made by the Lenders in accordance with their Pro Rata Share thereof. All payments by the Borrowers hereunder shall be absolute and unconditional obligations not subject to offset, counterclaim, recoupment or reduction of any kind and shall be made in Dollars in Federal or other immediately available funds at the Funding Office for credit to the Clearing Account (with a specific reference to “LGTV LIBRARY HOLDCO LLC”) no later than 2:00 p.m., New York City time, on the date on which such payment shall be due.

SECTION 2.13 Taxes.

(a) Gross-up for Taxes. All payments of principal and interest on the Loans and all other amounts payable hereunder or any other Fundamental Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any withholding or deduction from any payment to be made by any Borrower or Guarantor hereunder or under any other Fundamental Document is required in respect of any Taxes pursuant to any Applicable Law, then the applicable Borrower or Guarantor will (i) promptly upon becoming aware of such requirement to make the deduction or withholding (or that there is any change in the rate or basis of the deduction or withholding) notify the Lenders and the Administrative Agent accordingly; (ii) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, within the time allowed and in the minimum amount required by law, (iii) promptly forward to Administrative Agent and any applicable Lender an official receipt or other documentation satisfactory to Administrative Agent or such Lender evidencing such payment to such authority, and (iv) if such deduction or withholding is made on account of an Indemnified Tax, pay to Administrative Agent for the account of Administrative Agent and each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent and each Lender will equal the full amount Administrative Agent and such Lender would have received had no such withholding or deduction been required.

(b) Payment of Other Taxes by the Borrowers. Each applicable Borrower and Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrowers. If any Indemnified Taxes are directly asserted against Administrative Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Fundamental Document or with respect to, or arising from, the obligations of the Borrowers and Guarantors under any Fundamental Document, the Borrowers and Guarantors shall jointly and severally indemnify Administrative Agent or such Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent or such Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys’ or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.

(d) Interest and Penalties. Without duplication in respect of any obligation under this Credit Agreement or any other Fundamental Document, if any Borrower or Guarantor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent, for the account of Administrative Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers and Guarantors shall jointly and severally indemnify Administrative Agent and Lenders for any incremental Taxes, interest or penalties and reasonable, out-of-pocket costs and expenses (including attorneys’ and tax advisor fees and expenses) that may become payable by Administrative Agent or any Lender (or any of its Affiliates) as a result of any such failure.

(e) Withholding Documentation. Each Lender that is organized under the Applicable Laws of a jurisdiction other than the United States and is a party hereto on the Phase 2 Closing Date or purports to become an assignee of an interest pursuant to Section 10.3 after the Phase 2 Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of the Borrowers and Administrative Agent (as Borrowers or Administrative Agent may reasonably request) on or before the date on which such Lender becomes a Lender under this Credit Agreement one or more properly and accurately completed United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Borrowers or Administrative Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes. In the case of such a Foreign Lender (A) claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Fundamental Document, such United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8BEN-E shall establish an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Fundamental Document, such form shall establish an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, and (B) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, such Foreign Lender hereby is deemed to represent that it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or its owners) within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower (or its owners) as described in Section 881(c)(3)(C) of the Code (to the extent a Foreign Lender is not the beneficial owner and an United States Internal Revenue Service Form W-8IMY accompanied by other Forms W-8 is delivered by such Foreign Lender, the foregoing clauses shall be true and accurate for each applicable beneficial owner). Each Lender that is a U.S. Person on the Phase 2 Closing Date or purports to become an assignee of an interest pursuant to Section 10.3 after the Phase 2 Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrowers and Administrative Agent (as Borrowers or Administrative Agent may reasonably request) on or before the date on which such Lender becomes a Lender under the Credit Agreement one or more properly and accurately completed United States Internal Revenue Service Form W-9. In addition, if a payment made to a Lender under any Fundamental Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification if it is legally eligible to do so.

(f) Treatment of Certain Refunds. If any Lender or Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13(f)), it shall, so long as no Event of Default is occurring, pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrowers or Guarantors, upon the request of such Lender or Administrative Agent, shall repay to such Lender or Administrative Agent the amount paid over pursuant to this Section 2.13(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Administrative Agent or their respective Affiliates is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(f), in no event will any Lender or Administrative Agent be required to pay any amount to a Borrower or Guarantor pursuant to this Section 2.13(f) the payment of which would place such Lender or Administrative Agent in a less favorable net after-Tax position than such Lender or Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.13(f) shall not be construed to require any Lender, Administrative Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Borrower or Guarantor or any other Person.

(g) Usage of Terms. For the purposes of this Section 2.13 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, “Lender” means any Lender, and, subject to Section 10.3(g), any participant of a Lender.

(h) Section 975 ITA Statement. Within thirty days of making either a UK Tax Deduction or any payment required in connection with that UK Tax Deduction, the Borrower making that UK Tax Deduction shall deliver to the Administrative Agent a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Administrative Agent or the Lender entitled to the payment that the UK Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

(i) Status of Lenders.

(i) Any Lender that is or becomes a Lender as of the Phase 2 Closing Date shall indicate, next to its name in Schedule 1.1, which of the following categories apply to it in respect of Tax imposed by the United Kingdom:

(A)	not a UK Qualifying Lender;

(B)	a UK Qualifying Lender (other than a UK Treaty Lender); or

(C)	a UK Treaty Lender (subject to the completion of any necessary procedural formalities).

(ii) Any Lender which becomes a Lender after the Phase 2 Closing Date shall indicate in writing to the Borrowers on the date on which it becomes a Lender, and for the benefit of the Administrative Agent, which of the following categories apply to it in respect of Tax imposed in the United Kingdom:

(A)	not a UK Qualifying Lender;

(B)	a UK Qualifying Lender (other than a UK Treaty Lender); or

(C)	a UK Treaty Lender (subject to the completion of any necessary procedural formalities).

(iii) If a Lender fails to indicate its status in accordance with Section 2.13(i)(i) or Section 2.13(i)(ii) (as applicable), then such Lender shall be treated for the purposes of this Credit Agreement as if it is not a UK Qualifying Lender (as relevant) until such a time as it notifies the Borrowers which category described in Section 2.13(i)(i) or Section 2.13(i)(ii) (as applicable) applies to it.

(iv) Each Lender agrees that if it becomes aware that any information, provided pursuant to this Section 2.13(i) has become inaccurate, it shall as soon as reasonably practicable notify the Borrowers. Notwithstanding any other provision of this Section 2.13(i), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(v) A QPP Lender shall, as soon as is practicable after it becomes aware that any confirmation given in any QPP Certificate has ceased to apply, notify the Borrowers and, the Administrative Agent.

(vi) If the UK Borrower receives a notice from HMRC that a QPP Certificate given by a Lender has no effect, the UK Borrower shall promptly deliver a copy of that notification to that Lender and the Administrative Agent.

(vii) A QPP Lender that is also a UK Treaty Lender shall not be required to file any other form seeking relief in respect of UK Tax pursuant to the applicable double taxation agreement, unless it has been notified of a withdrawal or cancellation pursuant to the application of regulation 6 or 7 of the QPP Regulations or as otherwise agreed between the UK Borrower and the relevant Lender.

(j) Compliance with Procedural Formalities.

(i) Subject to Section 2.13(j)(ii) below, a UK Treaty Lender and each Borrower which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorization to make that payment without withholding or deduction for or on account of Tax imposed by the United Kingdom (or with such withholding or deduction but at a reduced rate).

(ii)

(1) A UK Treaty Lender which is a Lender as of the Phase 2 Closing Date and that holds a passport under the HMRC DT Treaty Passport Scheme, and which wishes that scheme to apply to this Credit Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1.1; and

(2) a UK Treaty Lender which is not a Lender as of the Phase 2 Closing Date and that holds a passport under the HMRC DT Treaty Passport Scheme, and which wishes that scheme to apply to this Credit Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to Section 2.13(j)(i) above.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.13(j)(ii) above or the Lender otherwise provides those details to the Borrowers, the Borrowers shall procure that a UK Borrower DTTP Filing is made with respect to such Lender as soon as reasonably practicable after such confirmation or receipt and shall provide such Lender with a copy of such filing; provided that if:

(1) a Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but:

a. that UK Borrower DTTP Filing has been rejected by HMRC; or

b. HMRC has not given the Borrower authority to make payments to that Lender without a UK Tax Deduction within 60 days of the date of the UK Borrower DTTP Filing; or

c. HMRC has given the Borrower authority to make payments to that Lender without a UK Tax Deduction but such authority has subsequently been revoked or expired; and

(2) in each case, the Borrower has notified the Lender in writing; or the Lender otherwise requests this, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.13(j)(ii) above, no Borrower shall make a UK Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender or its participation in any Loan unless the Lender otherwise requests or agrees this.

(v) A Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi) A UK Non-Bank Lender shall promptly notify the Borrowers and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(k) VAT.

(i) All amounts expressed to be payable under a Fundamental Document by any party to a Lender or the Administrative Agent (each a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Fundamental Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Supply Recipient”) under a Fundamental Document, and any party other than the Supply Recipient (the “Relevant Party”) is required by the terms of any Fundamental Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):

(1) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this paragraph (1) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant tax authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(2) (where the Supply Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Fundamental Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in the preceding provisions relating to VAT to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(v) In relation to any supply made by a Finance Party to any party under a Fundamental Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

SECTION 2.14 Notes. Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Administrative Agent. The Loans evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 10.3) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).

SECTION 2.15 Defaulting Lenders. The obligation of any Lender to make any Loan hereunder shall not be affected by the failure of any other Lender to make any Loan under this Credit Agreement, and no Lender shall have any liability to the Borrowers or any of their Subsidiaries, the Administrative Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Loan hereunder. Notwithstanding any provision of this Credit

Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5 hereof;

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 10.10(a) hereof); provided, that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender or all Defaulting Lenders differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) so long as no Event of Default shall have occurred and be continuing, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 9.3 hereof but excluding payments to the Defaulting Lender pursuant to Section 10.10(b) hereof) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its Pro Rata Share as required by this Credit Agreement, (iii) third, if so determined by the Administrative Agent and each Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Credit Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to any Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement, and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any outstanding Loans with respect to which a Defaulting Lender has funded its participation obligations, and (y) made at a time when the conditions set forth in Section 4.2 hereof are satisfied, such payment shall be applied solely to prepay the outstanding Loans of, and reimbursement obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any outstanding Loans of, or reimbursement obligations owed to, such Defaulting Lender;

(d) upon the occurrence and during the continuance of an Event of Default, all amounts which would otherwise be payable to the Defaulting Lender (other than a Lender which is a Defaulting Lender solely as a result of clause (v) of the definition of the term “Defaulting Lender” herein, but which Defaulting Lender has otherwise fulfilled its obligations under this Credit Agreement) shall, in lieu of being distributed to such Defaulting Lender, be applied first, to satisfy in full the Obligations owing to the Administrative Agent, and the Non-Defaulting Lenders in accordance with the other provisions of this Credit Agreement, second, to satisfy any damage claims of the Administrative Agent, and the Non-Defaulting Lenders against such Defaulting Lender for its failure to fulfill its obligations under this Credit Agreement, and third, the balance, if any, to satisfy the Obligations owing to such Defaulting Lender. For the avoidance of doubt, the foregoing application of the amounts otherwise payable to the Defaulting Lender shall not increase the obligations of any Borrowers under this Credit Agreement;

(e) in the event that the Administrative Agent and each Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage and such Lender shall thereafter no longer constitute a Defaulting Lender hereunder (unless and until such Lender again becomes a Defaulting Lender); and

(f) neither the provisions of this Section 2.15, nor the provisions of any other Section of this Credit Agreement relating to a Defaulting Lender, are intended by the parties hereto to constitute liquidated damages. Subject to the limitations contained in Section 10.8 hereof regarding special, indirect, consequential and punitive damages, each of the Administrative Agent, each Non-Defaulting Lender and each Borrower hereby reserves its respective rights to proceed against such Defaulting Lender for any damages incurred as a result of it becoming a Defaulting Lender hereunder.

SECTION 2.16 Mitigation Obligations. If any Lender requests compensation under Section 2.10, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of any Borrower) use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.13, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

SECTION 2.17 Loan Account. Administrative Agent shall maintain a loan account (the “Loan Account”) on its books in accordance with the Register to record all Loans, all payments made by Borrowers, and all other debits and credits as provided in this Credit Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Administrative Agent and Lenders by Borrowers; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duty to pay the Obligations. Administrative Agent shall render to Borrowers a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error.

SECTION 2.18 Increase in Total Commitments.

(a) Upon notice to the Administrative Agent (which shall promptly notify the Lenders) and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), the Borrowers may request additional increases in the Facility (any such increase in the Total Commitments shall be referred to as an “Upsize”); provided that:

(i) the Loans under the Upsize shall for all purposes be Loans borrowed pursuant to the terms of this Credit Agreement and shall have the same terms as the existing Loans,

(ii) the financial institutions providing such Upsize shall be reasonably acceptable to the Administrative Agent and the Borrowers (but shall not in any event include an Ineligible Assignee),

(iii) (x) immediately after giving effect to the first Upsize (the “Initial Upsize”), which for the avoidance of doubt, shall occur on the Phase 2 Closing Date, the Total Commitments do not exceed $925,000,000 and (y) immediately after giving effect to the second Upsize (the “Subsequent Upsize”) or any further Upsize, the Total Commitments do not exceed $1,110,000,000,

(iv) (x) immediately after giving effect to such Upsize, the LTV Percentage will not exceed the Maximum LTV Percentage then in-effect and (y) the Borrowers shall have delivered to the Administrative Agent and the Lenders a Valuation Report confirming that clause (x) will be satisfied,

(v) both immediately before and after giving effect to such Upsize, no Default or Event of Default shall have occurred and be continuing,

(vi) immediately after giving effect to such Upsize (and the designation of any proceeds of the Upsize deposited in the applicable Borrower’s Collection Account as part of the Cash Reserve Amount), the Cash Reserve Amount shall not be less than the Cash Reserve Required Amount, and

(vii) in the case of each Upsize, the Borrowers shall have received additional assets from LGE or its Affiliates (other than any other Borrower or Guarantor), if any, as may be necessary for the aggregate fair market value (as reasonably determined by the Borrower using the same methodology as the most recently-delivered Valuation Report) of the aggregate assets of the Borrowers to be at least equal to (x) the sum of the (i) the total outstanding principal amount of the Loans issued prior to the applicable Upsize and (ii) the amount of such Upsize divided by (y) the Maximum LTV Percentage that will be in effect immediately after giving effect to such Upsize.

Each Lender shall have the right for a period of 10 days following receipt of such notice, to elect by written notice to Borrowers and Administrative Agent to provide its pro rata share of such requested Upsize. Any Lender who fails to respond to any such request shall be deemed to have elected to not participate in any such Upsize. No Lender (or any successor thereto) shall have any obligation to make any Upsize, and any decision by a Lender to make an Upsize shall be made in its sole discretion independently from any other Lender.

(b) If the Commitments are increased in accordance with this Section 2.18, the Administrative Agent and the Borrowers shall, collectively, determine the effective date (the “Upsize Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Upsize Effective Date.

(c) As a condition precedent to such increase, in addition to any deliveries pursuant to Section 2.18(a), the Borrowers shall deliver (or cause to be delivered) to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent (x) a certificate of the Secretary, Assistant Secretary or other appropriate officer (or manager in the case of limited liability companies) acceptable to the Administrative Agent, of each Borrower dated as of the Upsize Effective Date (i) certifying and attaching the resolutions adopted by the Board of Managers (or equivalent body) of such Borrower approving or consenting to such increase, and (ii) certifying that (A) immediately before and after giving effect to such increase, the representations and warranties contained in Article 3 hereof and the other Fundamental Documents are true and correct in all material respects on and as of the Upsize Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) immediately before and after giving effect to such increase, no Default or Event of Default shall have occurred and be continuing, and (C) immediately after giving effect to such increase, the LTV Percentage will not exceed the Maximum LTV Percentage then in-effect, (y) such opinions of counsel for Borrower with respect to the Upsize as the Administrative Agent may reasonably request, and (z) any other documents reasonably requested by Administrative Agent in connection with any such transaction.

(d) Other than the Initial Upsize, each Upsize shall be effected by a joinder agreement (the “Upsize Joinder”) executed by the Borrowers, the Administrative Agent and each Lender providing the Upsize, in form and substance satisfactory to each such Person and setting forth the agreement of each Lender providing the Upsize to become a party to this Credit Agreement and to be bound by all the terms and provisions hereof. The Upsize Joinder may, without the consent of any of the other Lenders, effect such amendments to this Credit Agreement and the other Fundamental Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18.

3. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, and the Lenders to enter into this Credit Agreement and make the Loans provided for herein, as applicable, the Borrowers and the Parents (each as to itself) make the following representations and warranties to, and agreements with, the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes and the making of the Loans.

SECTION 3.1 Existence and Power.

(a) Each Borrower and Parent is duly formed, incorporated or organized, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of formation or organization, and, to the extent such concept is applicable in the relevant jurisdiction, in good standing as a foreign entity in all other jurisdictions where the nature of its properties or business so requires, unless the failure to be so qualified or be in good standing in such other jurisdictions could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A list of the foregoing jurisdictions as of the Phase 2 Closing Date is attached hereto as Schedule 3.1.

(b) Each Borrower and Parent has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted and as proposed to be conducted, except as could not reasonably be expected to have a Material Adverse Effect, (ii) to execute, deliver and perform, as applicable, its obligations under the Transaction Documents to which it is a party and any other documents contemplated thereby to which it is or will be a party, (iii) in the case of the Borrowers, to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Collateral and the Pledged Collateral as contemplated by Article 8 hereof and the guaranty of the Obligations as contemplated by Article 11 hereof, and (iv) in the case of the Pledgors, to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Pledged Collateral as contemplated by Article 12 hereof.

SECTION 3.2 Authority and No Violation. (a) The execution, delivery and performance by each Borrower and Parent of the Transaction Documents to which it is a party, the grant by each Borrower and each Pledgor to the Administrative Agent for the benefit of the Secured Parties of the security interest in the Collateral and the Pledged Collateral, respectively, as contemplated by the Fundamental Documents and, in the case of the Borrowers, the Borrowings hereunder, the guaranty of the Obligations as contemplated by Article 11 hereof, and the execution, delivery and performance of the Notes hereof, (i) have been duly authorized by all necessary company action (or similar action) on the part of such Person, (ii) will not constitute a violation by such Person of any provision of Applicable Law or any order of any Governmental Authority applicable to such Person, or any of its respective properties or assets, other than where any such violation could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) will not violate any provision of the certificate of formation or articles or certificate of organization, by-laws, operating agreement, partnership agreement or any other organizational document of such Person, (iv) will not violate any provision of, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any such Transaction Document or indenture, agreement, bond, note or other similar instrument to which a Borrower or any of the parties to the Assignment Agreements are a party or by which such Borrower or any of its properties or assets are bound, other than where any such violation, conflict, breach, default or termination could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any of such Borrowers other than pursuant to the Fundamental Documents.

(b) There are no restrictions on the transfer of any of the Pledged Securities other than as a result of this Credit Agreement or Applicable Law, including any securities laws and the regulations promulgated thereunder.

SECTION 3.3 Governmental Approvals. All authorizations, approvals, consents, registrations or filings from or with any Governmental Authority (other than UCC financing statements or the UK Borrower Debenture or UK Share Charge, that, if applicable, have been delivered or will be delivered to the Administrative Agent on or prior to the Phase 2 Closing Date, in form suitable for recording or filing with the appropriate filing office) required for the consummation of the execution, delivery and performance by any Borrower or Parent of the Transaction Documents to which it is a party, and the execution and delivery by the Borrowers of the Notes, have been duly obtained or made or duly applied for, and are in full force and effect (except those which, if not obtained, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

SECTION 3.4 Binding Agreements. (a) The Transaction Documents executed on the Phase 2 Closing Date to which a Borrower or a Parent is a party, when executed, will and (b) the Transaction Documents executed on the Phase 1 Closing Date, do constitute the legal, valid and binding obligations of such Borrower and applicable Parent, enforceable against such Borrower and a Parent in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Transaction Documents have been duly executed and delivered by such Borrower and applicable Parent.

SECTION 3.5 Financial Statements. The most recent annual audited and quarterly unaudited consolidated balance sheet of Lionsgate and its Consolidated Subsidiaries, together with the related statements of income, members’ equity and cash flows, and the related notes and supplemental information for the audited statements, in each case that have been delivered pursuant to Section 5.1 hereof (as applicable) have been prepared as of the applicable dates and for the applicable periods in accordance with GAAP then in effect, except as otherwise indicated in the notes to such financial statements and subject in the case of unaudited statements to changes resulting from year-end and audit adjustments and the absence of footnotes. All of such financial statements (x) fairly present in all material respects the financial position or the results of operations of Lionsgate and its Consolidated Subsidiaries on a consolidated basis at the dates or for the periods indicated, subject, in the case of unaudited statements, to year-end and audit adjustments and the absence of footnotes, and (y) reflect all known liabilities, contingent or otherwise, that GAAP requires, as of such dates, to be shown or reserved against.

SECTION 3.6 No Material Adverse Change. There has been no material adverse change or any occurrence, condition or circumstance which could reasonably be expected to, have a Material Adverse Effect since March 31, 2024.

SECTION 3.7 Rights in the Collateral. Except for any Excluded Collateral, the Receivables Administrative Agent, each Borrower and each Receivables Sub owns all rights in its Library Titles and in its Collateral, as applicable, necessary to enable the Receivables Administrative Agent, such Borrower or such Receivables Sub to fully perform all of its

Obligations, representations, warranties and agreements under this Credit Agreement and the Transaction Documents. Set forth across from the title of each Project on Annex A is to the extent known by the relevant Borrower and the Master Servicer (i) the copyright registration number (or, with respect to pending applications for registration, the filing receipt/control number), (ii) the name of the relevant copyright registrant (or, with respect to pending applications, the applicant for copyright registration), to the extent available, and (iii) the distribution rights held by the relevant Borrower or the relevant Receivables Sub. To the best of the relevant Borrower’s knowledge, all such Library Titles and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, civil, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material, except as could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.11 hereto, there is no claim, suit, action or proceeding pending or, to the applicable Borrower’s knowledge, threatened in writing against such Borrower or any other Person that involves a claim of infringement of any copyright with respect to any Library Title listed on Annex A hereto, and no Borrower has any knowledge of any existing infringement or any other violation by any other Person of any copyright held by such Borrower with respect to any Library Title listed on Annex A hereto which, in each case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Borrower further represents and warrants that (a) such Borrower (or its predecessor-in-interest) has satisfied and performed all of such Borrower’s obligations pursuant to all agreements relating to the Assigned Rights (as defined in the applicable Assignment Agreement), (b) all such agreements permit the assignment contemplated by such Assignment Agreement and (c) all payments required to be made by such Borrower (or its predecessor-in-interest) in connection with the Library Titles pursuant to such agreements have been fully paid and satisfied, other than, in the case of any obligations or payments covered by clause (a) or (c) above, those for which such Borrower’s failure to perform or satisfy, as the case may be, will not have a material adverse effect on the Administrative Agent’s rights with respect to the applicable agreement(s) to which they relate.

SECTION 3.8 Fictitious Names. Except as disclosed on Schedule 3.8 hereto, no Borrower or Parent has done business, is doing business or intends to do business other than under its full legal name, including under any trade name or other “doing business as” name.

SECTION 3.9 Title to Properties. Each Borrower has good title to, or valid leasehold or license interests in, or other valid rights to use, each of the properties and assets (a) reflected on the most recent financial statements referred to in Section 3.5 (other than such properties or assets disposed of in accordance with Section 6.6) or (b) material to its respective business, except as could not reasonably be expected, either individually or in the aggregate, to constitute a Material Adverse Effect.

SECTION 3.10 Chief Executive Office; Location of Collateral and Records; Tax Identification Number. Section 3.10 hereto lists (i) the chief executive office of each Borrower and Parent, (ii) all of the places where each Borrower regularly keeps the records concerning the Collateral and (iii) each Borrower’s, and Parent’s tax identification number and, as applicable, organizational identification number.

SECTION 3.11 Litigation. Schedule 3.11 hereto sets forth a list as of the Phase 2 Closing Date of all actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters arising under or related to Environmental Law), and to the relevant Borrower’s or Parent’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, such Borrower or Parent, or any of its rights in the Collateral. Except as disclosed on Schedule 3.11 hereto, there are no actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters arising under or related to Environmental Law) or, to the applicable Borrower’s and Parent’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, such Borrower or of any of its properties which could reasonably be expected to have a Material Adverse Effect. No Borrower or Parent is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person, which default would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12 Federal Reserve Regulations. No Borrower or Parent is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.

SECTION 3.13 Investment Company Act. No Borrower or Parent is, or will during the term of this Credit Agreement be (i) an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any foreign, federal or local statute or any other Applicable Law of the United States or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.

SECTION 3.14 Taxes.

(a) Each Borrower and Parent has filed or caused to be filed all material U.S. federal, state, local and non-U.S. Tax returns and reports which are required to be filed by such Borrower with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all material federal, state and other Taxes as shown on said returns or on any assessment received by it in writing, to the extent that such Taxes have become due, except as permitted by Section 5.9 hereof. No Borrower or Parent knows of any material additional Tax assessments or any basis therefor, or of any other Tax-based governmental charges levied or imposed upon it or its properties, income or assets. Each Borrower and Parent believes that the charges, accruals and reserves on its books in respect of Taxes or other Tax-based governmental charges are accurate and adequate, in accordance with GAAP.

(b) Each Borrower is not required to make any UK Tax Deduction from any payment it may make under any Fundamental Document to a Lender which is:

(i) a UK Qualifying Lender:

(A)	falling within clause (a)(i) of the definition of “UK Qualifying Lender”;

(B)

except where a Direction (as defined in the definition of “Excluded Taxes”) has been given under section 931 of the UK ITA in relation to the payment concerned, falling within clause (a)(ii) of the definition of “UK Qualifying Lender”; or

(C)	falling within clause (b) of the definition of “UK Qualifying Lender”; or

(ii) a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488) of the United Kingdom.

(c) Under the law of its jurisdiction of incorporation it is not necessary that the Fundamental Documents be filed, recorded or enrolled with any court or other authority in the jurisdiction (except for any filing, recording or enrolling which is referred to in any legal opinion prepared in connection with the Fundamental Documents and which will be made within the period allowed by applicable law or the relevant Fundamental Document) or that any stamp, registration or similar tax be paid on or in relation to the Fundamental Documents or the transactions contemplated by the Fundamental Documents.

SECTION 3.15 Compliance with ERISA.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, each Plan has been maintained and operated in all respects in accordance with all Applicable Laws, including ERISA and the Code.

(b) There are no pending or, to the knowledge of the applicable Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c) No ERISA Event has occurred, and neither any Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event, in any case, that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by an amount that has had or could reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Borrower or any ERISA Affiliate for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, did not exceed an amount that has had or could reasonably be expected to have a Material Adverse Effect.

(e) None of the UK Borrower or the UK Parent is or has at any time (i) been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (ii) been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

SECTION 3.16 Agreements.

(a) No Borrower or Parent is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of the Fundamental Documents or other agreement or instrument to which it is a party, except where such default would not reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3.16 hereto is a true and complete listing as of the Phase 2 Closing Date of (i) all credit agreements, indentures, notes and other agreements related to any indebtedness for borrowed money of any Borrower or Parent, other than the Fundamental Documents, and (ii) all agreements or other arrangements pursuant to which any Borrower or Parent has granted a Lien in any Collateral to any Person. The Borrowers and Parents have delivered or made available to the Administrative Agent a true and complete copy of each agreement (or, if not yet executed, the most recent draft) described on Schedule 3.16 hereto, including all exhibits and schedules thereto.

SECTION 3.17 Security Interest. This Credit Agreement and the other Fundamental Documents, when fully executed and delivered and, upon the making of the initial extension of credit hereunder, will create and grant to the Administrative Agent for the benefit of the Secured Parties (upon (i) the filing of the appropriate UCC financing statements with the filing offices listed on Schedule 3.17 hereto, (ii) the delivery to the Administrative Agent of any certificated Pledged Securities (including without limitation and in respect of any Pledged Securities of an entity incorporated in England and Wales, executed share certificates) accompanied by undated stock powers (or any comparable documents including without limitation stock transfer forms for non-corporate entities to the extent certificated) duly endorsed or executed in blank by the appropriate

Pledgors and the Administrative Agent has taken possession or control of such Pledged Securities, (iii) the registration of the UK Borrower Debenture and the UK Share Charge at Companies House, (iv) the execution and delivery of any applicable Account Control Agreements, and (v) the payment of all applicable filing fees for the documents referenced in the preceding clauses (i) to (iii), inclusive) valid and first priority perfected security interests in the Collateral and Pledged Collateral (prior to all other Liens other than any Specified Permitted Encumbrances and, in the case of certificated Pledged Collateral so delivered, prior to all other Liens).

SECTION 3.18 Environmental Liabilities.

(a) Except as disclosed on Schedule 3.18 hereto and except as would not reasonably be expected to have a Material Adverse Effect, no Borrower or Parent has used, stored, treated, transported, manufactured, refined, handled, produced, released or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of the properties or assets owned, operated, occupied or leased by a Borrower or Parent, in any manner which at the time of the action in question materially violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

(b) (i) No Borrower or Parent has obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, or assessed or unassessed, arising under or related to Environmental Laws or Hazardous Materials, in each case which could reasonably be expected to have a Material Adverse Effect, and (ii) no claims have been made against any of the Borrowers or Parents in the past five (5) years and no pending, threatened or outstanding citations, orders, proceedings or notices have been issued against any of the Borrowers or Parents arising under or related to Environmental Laws or Hazardous Materials, in each case which could reasonably be expected to have a Material Adverse Effect, and in each case of clauses (i) and (ii) including any such obligations or liabilities relating to or arising out of activities of any of its respective employees, agents, representatives or predecessors in interest or any other Person with respect to which any Borrower of Parent is responsible, either contractually or by operation of law.

SECTION 3.19 Compliance with Laws. No Borrower nor Parent is in violation of any Applicable Law or any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Borrower or Parent (as the case may be), except for such violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Borrowings hereunder, the intended use of the proceeds of the Loans as contemplated by Section 5.14 hereof and any other transactions contemplated hereby will not violate any Applicable Law.

SECTION 3.20 Solvency. No Borrower or Parent has entered or is entering into the arrangements contemplated by the Transaction Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Phase 2 Closing Date, on a pro forma basis after giving effect to all Indebtedness (including the Loans) to be incurred and outstanding as of the Phase 2 Closing Date and the application of the proceeds therefrom, (a) the fair value of the assets of the Borrowers and Parents will exceed their respective debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrowers and Parents will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrowers and Parents will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrowers and Parents will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted and is proposed to be conducted following the Phase 2 Closing Date.

SECTION 3.21 True and Complete Disclosure.

(a) Neither any Fundamental Document nor any material agreement, document, instrument, certificate or statement (other than (i) any other projections, estimates, or other forward-looking information, (ii) any forward-looking pro forma financial information and (iii) information of a general economic or industry-specific nature) furnished to the Administrative Agent and the Lenders by or on behalf of any Borrower, Master Servicer, any Master Distributor or any Parent in connection with the transactions contemplated hereby, at the time it was furnished contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, under the circumstances under which they were made, not materially misleading (considered in the context of all other information provided to the Lenders). Any projections, estimates forward-looking information or any forward-looking pro forma financial information furnished to the Administrative Agent pursuant to this Credit Agreement are based on good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, but it is understood by the Administrative Agent and the Lenders that, without limiting the foregoing representation, any information as they relate to future events is not to be viewed as fact and actual results during the period or periods covered by such information are subject to significant uncertainties and contingencies (many of which are out of the control of the Borrowers) and may differ materially from the projected results set forth therein.

(b) To the best knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided to any Lender in connection with this Credit Agreement is true and correct in all respects.

SECTION 3.22 Compliance with Laws; Anti-Terrorism Laws.

(a) Laws Generally. Each Borrower and each Guarantor is in compliance with the requirements of all Applicable Laws, except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect.

(b) Foreign Assets Control Regulations and Anti-Money Laundering. Each Borrower, each Guarantor and each Subsidiary and their respective directors, officers and employees and, to the best knowledge of each of them, their agents, is in compliance in all material respects with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it (collectively, “Sanctions”). No Borrower, no Guarantor and no Subsidiary or Affiliate of a Borrower or Guarantor, including, to their knowledge, any director, officer, employee or agent, is an individual or an entity that is (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Credit Agreement or any other Fundamental Document would be prohibited under Applicable Law.

(c) None of the funds of any Borrower or any Guarantor that are used to repay any obligation under this Credit Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions.

SECTION 3.23 USA Patriot Act. Each Borrower, each Guarantor and each Subsidiary and each of their Affiliates are in compliance with the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, the USA Patriot Act, and any other federal or state Applicable Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

SECTION 3.24 Status as a Pass-Through Entity. At all times since its formation, each Borrower (other than the UK Borrower) has been either a “disregarded entity” or a “partnership” for U.S. federal, state and local income and franchise tax purposes.

SECTION 3.25 No Plan Assets. No Borrower is and no Borrower’s assets constitute “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans.

SECTION 3.26 Ownership of Pledged Securities, Subsidiaries, etc.

(a) Attached hereto as Schedule 3.26(a) is a correct and complete list as of the Phase 2 Closing Date showing (i) the name of each Borrower and Guarantor, (ii) the jurisdiction of formation or organization (as the case may be) of such Borrower or Guarantor, (iii) the authorized capitalization of such Borrower or Guarantor, (iv) each Person holding ownership interests in such Borrower or Guarantor, (v) the nature of the ownership interests held by each such Person, and (vi) the percentage of ownership of such Borrower or Guarantor represented by such ownership interests.

(b) The information provided by each Borrower and Guarantor to the Administrative Agent regarding the holders of Equity Interests in such Borrower or Guarantor and such Parent is correct and complete as of the Phase 2 Closing Date.

(c) Except as set forth on Schedule 3.26(a) hereto, there are no (i) outstanding rights, warrants, options, conversion or similar rights or pre-emption rights on transfer currently outstanding with respect to, and no agreements to purchase or otherwise acquire, any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities and no liens granted in favor of any such issuer over any of the Pledged Securities or other Equity Interests, or (ii) securities or obligations of any kind convertible into any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities.

4. CONDITIONS OF LENDING

SECTION 4.1 Conditions Precedent to the Phase 2 Closing Date. The Phase 2 Closing Date shall occur, and the Commitment of each Lender shall be effective, on the date on which the following conditions precedent have been satisfied in full or waived (by the Lenders in accordance with Section 10.10 hereof):

(a) Organizational Documents. The Administrative Agent shall have received:

(i) a copy of the certificate of formation or articles or certificate of incorporation (or equivalent document) of each Borrower, each Parent and the Receivables Administrative Agent and, in respect of any Person incorporated in England and Wales, a copy of the articles of association, in each case certified as of a recent date by the Secretary of State or other relevant office of such Person’s jurisdiction of formation or incorporation, which certificate lists (if such type of list is generally available in the applicable jurisdiction) the charter documents on file in the office of such Secretary of State;

(ii) a certificate of the Secretary of State or other relevant office of such jurisdiction of formation or incorporation, dated as of a recent date, as to the good standing of and, if generally available in the applicable jurisdiction, the payment of taxes by each Borrower and Parent and the Receivables Administrative Agent, in each case to the extent such concept is applicable in the relevant jurisdiction;

(iii) a certificate dated as of a recent date as to the good standing and/or authority to do business of each Borrower and Parent and the Receivables Administrative Agent, issued by the Secretary of State or other relevant office of each jurisdiction, if any, in which such Borrower, such Parent or the Receivables Administrative Agent, as the case may be, is qualified as a foreign entity, in each case to the extent such concept is applicable in the relevant jurisdiction; and

(iv) a certificate of the Secretary, Assistant Secretary or other appropriate officer (or manager in the case of limited liability companies) or (in respect of a Person incorporated in England and Wales) director acceptable to the Administrative Agent, of each Borrower and Parent and the Receivables Administrative Agent, dated the Phase 2 Closing Date, and certifying (A) that attached thereto is a true and complete copy of the certificate of formation or articles or certificate of incorporation (or equivalent document) of such Person, (B) that attached thereto is a true and complete copy of the operating agreement, by-laws, articles of association, or equivalent document of such Person as in effect on the date of such certification; (C) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Managers (or equivalent body) of such Person and, in respect of any company incorporated in England and Wales, a resolution of all of the holders of the issued shares of that Person, in each case authorizing the execution, delivery and performance in accordance with their respective terms of the Transaction Documents executed by such Person, and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral, the Pledged Collateral (as applicable) and the Receivables Administrative Agent Collateral, and the Borrowings hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect; (D) that the certificate of formation or articles or certificate of incorporation (or equivalent document) and, if applicable, articles of association of such Person has not been amended, cancelled or otherwise modified since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate office furnished pursuant to clause (i) of this Section 4.1(a); (E) as to the incumbency and specimen signature of each officer (or manager in the case of limited liability companies) of such party executing any Fundamental Document or such other documents required or contemplated hereunder or thereunder (such certificate to contain a certification by another officer (or manager) of such Person as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv) or a certification by the signing officer (or manager in the case of limited liability companies) that he or she is the sole officer (or manager) of such Person); and (F) in respect of a Person incorporated in England and Wales who has issued Pledged Securities, certifying either that (1)(a) each Borrower, each Parent and the Receivables Administrative Agent have complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Person, and (b) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of the Equity Interests in that Person;

(v) a correct and complete organizational chart reflecting the organizational structure of the Parents, the Borrowers and the Receivables Administrative Agent as of the Phase 2 Closing Date; and

(vi) such additional supporting documents as the Administrative Agent or its counsel may reasonably request.

(b) Credit Agreement; Notes. The Administrative Agent shall have received (i) duly executed counterparts of this Credit Agreement, which, when taken together, bear the signatures of the Administrative Agent, the Borrowers, each Lender and the Parents, and (ii) the Notes duly executed by the Borrowers respectively in favor of each Lender so requesting a Note.

(c) Opinion of Counsel. The Administrative Agent shall have received the written opinion of Mayer Brown LLP, US and English counsel to Master Servicer, the Parents, the Receivables Subs, and the Borrowers and the Receivables Administrative Agent dated the Phase 2 Closing Date and addressed to the Administrative Agent, and the Lenders, and which opinions shall be in form and substance acceptable to the Administrative Agent and its counsel.

(d) No Material Adverse Effect. Since June 30, 2024, no change or development shall have occurred, and no new information shall have been received or discovered by the Administrative Agent or the Lenders that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(e) Security and Other Documentation. The Administrative Agent shall have received fully executed (where applicable) copies of:

(i) the UK Security Documents, the UK Borrower NY Security Agreement and the Receivables Administrative Agent NY Security Agreement;

(ii) appropriate UCC-1 financing statements that are required to be filed in order to perfect the Liens in the Collateral and/or the Pledged Collateral to the extent required by, and with the priority contemplated by, this Credit Agreement;

(iii) Account Control Agreements for the Collection Accounts;

(iv) the Collateral Assignment; and

(v) if any Pledged Securities are certificated, the Pledged Securities with appropriate undated stock powers executed in blank (or any comparable document for non-corporate entities to the extent certificated).

(f) Security Interests in Copyrights and other Collateral. The Administrative Agent shall have received evidence reasonably satisfactory to it that each Borrower and Parent has sufficient right, title and interest in and to the Collateral, as set forth in the documents and other materials presented to the Lenders, to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests contemplated by the Fundamental Documents and that all financing statements, the UK Borrower Debenture, the UK Share Charge, Account Control Agreements, copyright filings, and other filings under Applicable Law necessary to provide the Administrative Agent (for the benefit of the Secured Parties) with a first priority perfected security interest in the Pledged Securities and Collateral (except in the case of Pledged Securities, subject to Specified Permitted Encumbrances) have been filed or delivered to the Administrative Agent in satisfactory form for filing.

(g) Payment of Fees. All fees and expenses then due and payable by any Parent or Borrower to the Administrative Agent and/or the Lenders in connection with the transactions contemplated hereby, including fees and expenses of counsel for the Administrative Agent, or as required by the Fee Letter or any other fee letter in respect of the Facility, shall have been paid or shall be paid contemporaneously therewith.

(h) Litigation. Except as disclosed on Schedule 3.11 hereto, no litigation, inquiry, injunction or restraining order shall be pending, entered or threatened which would reasonably be expected to have a Material Adverse Effect.

(i) Lien Searches. The Administrative Agent shall have received UCC, copyright office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Encumbrances) with regard to the Collateral, the Receivables Administrative Agent Collateral and/or the Pledged Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Administrative Agent to make a filing in order to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected security interest in the Collateral, the Receivables Administrative Agent Collateral and the Pledged Collateral.

(j) Material Agreements. The Administrative Agent shall have received a copy of each agreement listed on Schedule 3.16 hereto.

(k) Required Consents and Approvals. The Administrative Agent shall be satisfied that (i) all required consents and approvals have been obtained with respect to the transactions contemplated hereby from all Governmental Authorities with jurisdiction over the business and activities of any Borrower or Parent and from any other entity whose consent or approval the Administrative Agent in its reasonable discretion deems necessary to the transactions contemplated hereby, and (ii) all such consents and approvals remain in full force and effect.

(l) Federal Reserve Regulations. The Administrative Agent shall be satisfied that the provisions of Regulations T, U and X of the Board will not be violated by the transactions contemplated hereby.

(m) Compliance with Laws. The Administrative Agent shall be reasonably satisfied that the transactions contemplated hereby will not (i) violate any provision of Applicable Law, or any order of any court or other agency of the United States, United Kingdom, or any state thereof applicable to any of the Borrowers or Parents or any of their respective properties or assets or (ii) conflict with, or result in a default, breach or right of termination or acceleration under, any material agreement to which any Borrower or Parent is a party.

(n) Approval of Counsel to the Administrative Agent. All legal matters incident to this Credit Agreement and the other transactions contemplated hereby shall be reasonably satisfactory to Akin Gump Strauss Hauer & Feld LLP, counsel to the Administrative Agent.

(o) USA Patriot Act. The Administrative Agent shall have received any information requested by the Administrative Agent, or any Lender that is required under or in connection with the USA Patriot Act.

(p) Agreements. The Administrative Agent shall have received a fully executed copy of the Master Services Agreement, each Master Distribution Agreement, each Direction to Pay, the Receivables Sub Transaction Documents, each Assignment Agreement and, each such agreement remains in full force and effect as of the Phase 2 Closing Date.

(q) Due Diligence. The Administrative Agent and the Lenders shall have completed a due diligence investigation of the Borrowers and Parents, in scope, and with results, satisfactory to the Administrative Agent and the Lenders (including, without limitation, receipt of agreements evidencing transferring the rights in all Library Titles to a Borrower).

(r) Beneficial Ownership. To the extent a Borrower or Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested a Beneficial Ownership Certification in relation to such Borrower or Parent shall have received such Beneficial Ownership Certification.

(s) LTV Percentage. The LTV Percentage shall not exceed the Maximum LTV Percentage, in each case, as of the Phase 2 Closing Date.

(t) Phase 2 Valuation Report; Minimum Asset Value. (i) The Administrative Agent shall have received the Phase 2 Valuation Report and (ii) the Valuation Amount reflected in the Phase 2 Valuation Report shall be at least $555,000,000.

(u) Minimum Initial Facility Size. On the Phase 2 Closing Date, after giving effect to the initial borrowing of Loans, the outstanding principal amount of the Loans shall be at least $720,000,000.

(v) Repayment of Existing Indebtedness. On the Phase 2 Closing Date, after giving effect to the application of the proceeds of the Loans made on the Phase 1 Closing Date and the Phase 2 Closing Date, the outstanding principal amount of the Term Loan B (as defined in the JPMorgan Facility) shall be no greater than $250,000,000.

SECTION 4.2 Conditions Precedent to Each Loan. The obligations of the Lenders to make each of the Loans (including the initial Loan) are subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a Borrowing Notice with respect to such Borrowing, duly executed by an Authorized Officer of the applicable Borrower.

(b) Representations and Warranties. The representations and warranties of each Borrower and Parent set forth in Article 3 hereof and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each such Borrowing (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) with the same effect as if made on and as of such date.

(c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing as of the date of each such Borrowing, nor shall any such Default or Event of Default occur as a result of the making of such Loan, or the application of the proceeds thereof.

(d) Cash Reserve Amount. The Cash Reserve Amount shall not be less than the Cash Reserve Required Amount (after giving effect to such Borrowing and the designation of any proceeds of the Borrowing deposited in the applicable Borrower’s Collection Account as part of the Cash Reserve Amount).

(e) LTV Percentage. After giving effect to such Borrowing, the LTV Percentage shall not exceed the Maximum LTV Percentage.

(f) Compliance Certificate. Except with respect to the Borrowing made on the Phase 1 Closing Date, the Borrowers shall have delivered a Compliance Certificate giving pro forma effect to such Borrowing.

5. AFFIRMATIVE COVENANTS

From the Phase 1 Closing Date (for each Borrower and Parent except the UK Borrower and the UK Parent) or the Phase 2 Closing Date (for the UK Borrower and the UK Parent) through the Obligations Payment Date, each Borrower and, solely in the case of Sections 5.1(d), 5.1(e), 5.2(i), 5.8, 5.10, 5.11 and 5.15, each Parent (solely as to itself), agrees that it will:

SECTION 5.1 Financial Statements, Reports and Audits. Furnish or cause to be furnished to the Administrative Agent:

(a) Fiscal Year-End Financial Statements.

(i) Within one hundred twenty (120) days after the end of each fiscal year of Lionsgate and its Consolidated Subsidiaries commencing with the fiscal year ending March 31, 2025, the audited consolidated balance sheet of Lionsgate and its Consolidated Subsidiaries, as well as the related consolidated statements of income, members’ equity and cash flows of Lionsgate and its Consolidated Subsidiaries for, such fiscal year and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an unqualified report and opinion of Ernst & Young LLP or any other independent public accountants of nationally recognized standing as shall be retained by Lionsgate and be reasonably satisfactory to the Administrative Agent (which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall not be subject to any “going concern” or like explanation, qualification or exception or any explanation, qualification or exception as to the scope of such audit and shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements), and such financial statements shall fairly present in all material respects the consolidated financial position of Lionsgate and its Consolidated Subsidiaries as at the dates indicated and the consolidated results of their operations for the periods indicated in conformity with GAAP.

(ii) Within one hundred twenty (120) days after the end of each fiscal year of the Borrowers and their Consolidated Subsidiaries, commencing with the fiscal year ending March 31, 2025, a Statement of Defined Assets and Liability and Statement of Revenue and Defined Expenses of the Collateral.

(b) Fiscal Quarter-End Financial Statements.

(i) Within sixty (60) days after the end of each fiscal quarter of each fiscal year of Lionsgate, commencing with the fiscal quarter ending September 30, 2024, the unaudited consolidated balance sheet of Lionsgate and its Consolidated Subsidiaries and the related unaudited consolidated statements (as well as combined statements) of income, members’ equity and cash flows, for, such fiscal quarter, and for the portion of the fiscal year through the end of such fiscal quarter and the corresponding figures, all as at the end of the corresponding quarter, and for the corresponding period, in the preceding fiscal year, and such financial statements shall reflect, in the opinion of Lionsgate, all adjustments necessary to present fairly in all material respects the consolidated financial position of Lionsgate and its Consolidated Subsidiaries as at the end of the fiscal quarter and the consolidated results of operations for the fiscal quarter then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. For purposes of Section 5.1(a)(i) and (b)(i), the Borrowers will be deemed to have furnished the reports and other information to the Lenders as required by Section 5.1(a)(i) and (b)(i) if Lionsgate has filed such reports with the Securities and Exchange Commission via the Electronic Data Gathering, Analysis and Retrieval system or any successor filing system and such reports are publicly available within the time frame set forth in Section 5.1(a)(i) and (b)(i).

(ii) Within sixty (60) days after the end of each fiscal quarter of each fiscal year of the Borrowers and their Consolidated Subsidiaries, commencing with the fiscal quarter ending September 30, 2024, a Statement of Defined Assets and Liability and Statement of Revenue and Defined Expenses of the Collateral.

(c) Not later than the earlier of (x) the date that is fifteen (15) Business Days following the delivery of the financial statements referred to in Sections 5.1(a) and (b) hereof and (y) the deadline for the delivery of financial statements referred to in Sections 5.1(a) and (b) hereof, a Compliance Certificate, executed by an Authorized Officer of each Borrower, (i) stating whether or not such Authorized Officer has knowledge, after due inquiry, of any condition or event which would constitute a Default or Event of Default and, if so, specifying the details of each such condition or event and any action taken or proposed to be taken with respect thereto, (ii) certifying that all filings required under Section 5.6 hereof have been made and listing each such filing that has been made since the date of the last certificate delivered in accordance with this Section 5.1(c), and also listing any recordation or registration number received by any Borrower with respect to such filings or any prior filings that have not previously been provided pursuant to a certificate delivered under this Section 5.1(c), (iii) identifying all Subsidiaries of the Borrowers existing on the date of such certificate and indicating, for each such Subsidiary, whether such Subsidiary was formed or acquired since the end of the previous fiscal quarter, (iv) identifying any changes of the type described in Section 6.7 hereof that have not been previously reported by a Borrower, (v) identifying any events that give rise to an obligation by the Borrowers hereunder to prepay all or any portion of the Loans that have occurred since the end of the previous fiscal quarter (other than any prepayments made pursuant to the Quarterly Asset Report most recently delivered to the Administrative Agent) and setting forth a reasonably detailed calculation of the amount of such prepayment obligation or cash collateralization and (vi) attaching copies of any material debt instruments or other evidence of material Indebtedness for borrowed money incurred by any Borrower since the date of the most recent certificate delivered under this Section 5.1(c).

(d) Promptly upon their becoming available, copies of all registration statements, proxy statements, notices and reports the applicable Borrower shall file with any securities exchange or with the Securities and Exchange Commission or any successor agency, if any. For purposes of this clause (d), each Borrower will be deemed to have furnished such information to the Lenders as required by this clause (d) if Lionsgate has filed such reports with the Securities and Exchange Commission via the Electronic Data Gathering, Analysis and Retrieval system or any successor filing system and such reports are publicly available within the time frame set forth in this clause (d).

(e) Promptly upon written request therefor, any information required by the Administrative Agent or any Lender under, or in connection with, the USA Patriot Act and the Beneficial Ownership Regulation.

(f) Within sixty (60) days after the end of each fiscal quarter of the applicable Borrower, such information as may be required to keep current each of the Schedules and Annexes attached to this Credit Agreement (and, immediately upon delivery of such information, but subject to the immediately succeeding proviso, each such Schedule will be automatically amended to reflect such information for all purposes of this Credit Agreement and the other Fundamental Documents).

(g) (x) No later than the Phase 2 Closing Date, cause the Independent Valuation Expert to deliver to the Administrative Agent a written report detailing the Independent Valuation Expert’s calculation of the Valuation Amount as of October 29, 2024 (the “Phase 2 Valuation Report”), (y) no later than September 15th of each subsequent calendar year (commencing on September 15th, 2025) until September 15th, 2029, cause the Independent Valuation Expert to deliver to the Administrative Agent a written report detailing the Independent Valuation Expert’s calculation of the Valuation Amount as of March 31st of the calendar year in which such report is required to be delivered, and (z) upon the addition of any Projects to the Library Titles, cause the Independent Valuation Expert to deliver to the Administrative Agent a written report detailing the Independent Valuation Expert’s calculation of the Valuation Amount after such addition.

(h) Within forty-five (45) days after the end of each fiscal quarter (starting with the fiscal quarter ending on December 31, 2024) of each Borrower, or after an Event of Default has occurred, forty-five (45) days after the end of each month, a Quarterly Asset Report for such Borrower.

(i) From time to time such additional information regarding the financial condition or business of the applicable Borrower or otherwise regarding the Collateral, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request in writing.

SECTION 5.2 Corporate Existence; Compliance with Laws. Do or cause to be done all things necessary to, (i) preserve the applicable Parent’s legal existence, (ii) preserve, renew and keep in full force and effect the applicable Borrower’s legal existence, rights, licenses, permits and franchises, except as otherwise permitted under Section 6.6 hereof or to the extent the failure to keep such rights, licenses, permits and franchises in full force and effect could not reasonably be expected to have a Material Adverse Effect and (iii) comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, except in the case of clause (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.3 Maintenance of Properties. Except as could not reasonably be expected to have a Material Adverse Effect, keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted) and, except as could not reasonably be expected to have a Material Adverse Effect, (i) from time to time make (or cause to be made) all necessary and proper repairs, renewals, replacements, additions and improvements thereto, and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP.

SECTION 5.4 Notice of Material Events.

(a) Promptly upon any Authorized Officer of the applicable Borrower obtaining knowledge of (i) any Default or Event of Default, (ii) any action or event which could reasonably be expected to result in a Material Adverse Effect, (iii) any other event which could reasonably be expected to materially decrease the value of the Pledged Collateral (taken as a whole), the Library Titles or the Collateral (taken as a whole), or (iv) any Person giving any notice to such Borrower or taking any other action to enforce remedies with respect to a claimed default or event or condition of the type referred to in Article 7 clause (g) or (h), such Borrower shall promptly give written notice thereof to the Administrative Agent and each Lender specifying in reasonable detail the nature and period of existence of any such claimed default, condition or event, or specifying in reasonable detail the notice given or action taken by such Person and the nature of such claimed default, condition or event and what action such Borrower has taken, is taking and proposes to take with respect thereto.

(b) Promptly upon any Authorized Officer of the applicable Borrower obtaining knowledge of (i) the institution of, or credible threat in writing of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any material portion of the Collateral, (ii) the institution of, or credible threat in writing of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting such Borrower or any of their respective properties or rights which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or (iii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) which could reasonably be expected to result in a Material Adverse Effect, such Borrower shall (x) give written notice thereof to the Administrative Agent and upon reasonable request by the Administrative Agent provide such other information as has been made available to such Borrower to enable the Administrative Agent and the Lenders to evaluate such matters, and (y) upon reasonable written request promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a notice delivered to the Administrative Agent pursuant to clause (x) above and provide such other information as may be reasonably requested and available to such Borrower to enable the Administrative Agent and the Lenders to evaluate such matters.

(c) The applicable Borrower will furnish to the Administrative Agent and each Lender prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered by such Borrower to such Lender that would result in a change to the list of beneficial owners identified in such certification.

SECTION 5.5 Insurance.

(a) At all times until the Obligations are paid in full, at its sole cost and expense, maintain or cause to be maintained insurance against loss or damage to the Collateral with responsible and reputable insurance companies or associations satisfactory to the Administrative Agent in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar property in the same general area as the area in which such property is located.

(b) Cause all such above-described insurance (excluding worker’s compensation insurance): (i) to provide for the benefit of the Administrative Agent that at least thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice of cancellation, termination, non-renewal or lapse or material change of coverage shall be given to the Administrative Agent; (ii) to name the Administrative Agent (for the benefit of the Secured Parties) as a loss payee (except for “Errors and Omissions” insurance and other third party liability insurance); and provided, that so long as no Event of Default has occurred or is continuing, property insurance proceeds may be used to repair damage in respect of which such proceeds were received; and (iii) to the extent that none of the Secured Parties shall be liable for premiums or calls, to name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured, including under any “Errors and Omissions” insurance policy.

(c) Render to the Administrative Agent upon the reasonable request of the Administrative Agent a broker’s report in form and substance reasonably satisfactory to the Administrative Agent as to all such insurance coverage, including such detail as the Administrative Agent may reasonably request.

SECTION 5.6 Copyrights. As soon as practicable, to the extent the applicable Borrower is or becomes the copyright proprietor thereof or otherwise acquires a copyrightable interest in a Library Title after the Phase 2 Closing Date, obtain an instrument of transfer or other documents evidencing the interest of such Borrower with respect to any interest in a Library Title in which such Borrower owns a copyrightable interest (including by way of security assignment from the applicable Receivables Sub), and promptly deliver to the Administrative Agent a copyright security agreement in form and substance acceptable to the Administrative Agent relating to such copyright or such other copyrightable interest in such Library Title, executed by the relevant Borrowers.

SECTION 5.7 Books and Records; Examination.

(a) Maintain or cause to be maintained at all times true and complete books and records of its financial operations (which shall be in accordance with GAAP) and provide the Administrative Agent and its representatives (and after the occurrence and during the continuance of an Event of Default and with reasonable coordination, the Lenders and their representatives) access to such books and records and to any of its properties or assets upon reasonable advance notice to the applicable Borrower (unless an Event of Default shall have occurred and be continuing, in which case no such notice shall be required) and during regular business hours (and, unless an Event of Default shall have occurred and be continuing, with no more frequency than one time per calendar year) in order that the Administrative Agent (and the Lenders, if applicable) may make such audits and examinations of, and make abstracts from such books, accounts, records and other papers pertaining to, the Collateral, the Receivables Administrative Agent Collateral, and/or the Pledged Collateral, and upon reasonable advance notification to the applicable Borrower, permit the Administrative Agent or its representatives (and after the occurrence and during the continuance of an Event of Default and with reasonable coordination, the Lenders and their representatives) to discuss (during regular business hours) the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as the Administrative Agent (or the Lenders, if applicable) may reasonably deem appropriate for the purpose of verifying the accuracy of each report delivered by such Borrower to the Administrative Agent, and/or the Lenders pursuant to this Credit Agreement or for otherwise ascertaining compliance with the Transaction Documents.

(b) At the expense of the applicable Borrower, cause field audits to be completed at the Administrative Agent’s request (during normal business hours of and upon reasonable advance notice to such Borrower and no more often than once per year, unless an Event of Default shall have occurred and be continuing, in which case (i) no such notice shall be required and (ii) there shall be no limitation on the number of field audits that may be conducted); provided that, at any time no Event of Default shall have occurred and be continuing, the aggregate costs and expenses of all Borrowers under this Section 5.7 shall not exceed $50,000 in any calendar year.

SECTION 5.8 Observance of Agreements. Duly observe and perform all material terms and conditions of the Master Services Agreement and the applicable Master Distribution Agreement and diligently protect and enforce (or cause to be protected and enforced) the material rights of the applicable Borrower under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements as from time to time in effect.

SECTION 5.9 Taxes and Charges. Treat the Loans as indebtedness for U.S. federal income tax purposes except as otherwise required by a Change in Law or a final determination (within the meaning of Section 1313(a) of the Code); provided that, (i) for the avoidance of doubt, the applicable Borrower and the applicable Parent agree that they have no present intention of treating the Loans other than as indebtedness for U.S. federal income tax purposes and (ii) prior to any determination by the applicable Borrower or the applicable Parent to treat, on the basis of a Change in Law or a final determination, the Loans as other than indebtedness for U.S. federal income tax purposes, such Borrower and such Parent shall provide each Recipient of notice of the same, such notice setting forth in reasonable detail the basis for such determination, and consider in good faith each Recipients comments with respect to such determination. To the extent a Change in Law or a final determination (within the meaning of Section 1313(a) of the Code) after the Phase

2 Closing Date requires a change in the tax treatment of the Loans, the Borrowers shall promptly notify each of the Lenders (and the Administrative Agent if it is not a Lender) of such change in writing. Duly pay and discharge, or cause to be duly paid and discharged, (i) before the same shall become delinquent (after giving effect to applicable extensions), all U.S. federal, state, local and non-U.S. Taxes imposed upon the applicable Borrower or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, and (ii) all claims for labor, materials or supplies which, in the case of clauses (i) and (ii) above, if unpaid might by law become a Lien (other than a Permitted Encumbrance) upon any property of the applicable Borrower; provided, however, that any such Tax or claim need not be paid if the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and such Borrower shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto; and provided, further, that to the extent required by Applicable Law such Borrower will pay all such Taxes forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor or post a bond or other security therefor acceptable to the Administrative Agent.

SECTION 5.10 Liens. Defend the first priority status of the Liens in favor of the Administrative Agent (on behalf of the Secured Parties) in the Collateral (including the Liens granted by each Receivables Sub to the applicable Borrower) and Pledged Collateral prior to all Liens other than Specified Permitted Encumbrances in the case of all Collateral other than the Pledged Collateral (including certificated Pledged Securities), and prior to all Liens in the case of the Pledged Collateral (including certificated Pledged Securities), and in any event, defend against any attempted foreclosure on the Collateral or Pledged Collateral (other than a foreclosure by the Administrative Agent under any Fundamental Document).

SECTION 5.11 Further Assurances; Security Interests.

(a) Upon the reasonable request of the Administrative Agent, duly and promptly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the applicable Borrower, such further instruments as may be necessary or proper in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of the Fundamental Documents.

(b) Upon the reasonable request of the Administrative Agent, (i) promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the applicable Borrower, such further instruments as may be necessary or proper in the reasonable judgment of the Administrative Agent, to provide the Administrative Agent (for the benefit of the Secured Parties) a perfected Lien in the Collateral and the Pledged Collateral (with the priority contemplated by Section 3.17) and any and all documents (including, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and (ii) perform or cause to be performed such other acts which are reasonably necessary, from time to time, in order to grant and maintain in favor of the Administrative Agent (for the benefit of the Secured Parties) the security interest in the Collateral and Pledged Collateral (with the priority contemplated by Section 3.17) as contemplated under the Fundamental Documents.

(c) Promptly undertake to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall deem reasonably necessary or advisable to perfect or maintain the Liens of the Administrative Agent (for the benefit of the Secured Parties).

SECTION 5.12 ERISA Compliance and Reports. Furnish to the Administrative Agent (a) as soon as possible, and in any event within thirty (30) days, after any executive officer of applicable Borrower has knowledge that any ERISA Event with respect to any Pension Plan or Multiemployer Plan has occurred that could reasonably be expected to have a Material Adverse Effect, a statement of an executive officer of such Borrower, setting forth on behalf of such Borrower details as to such ERISA Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such ERISA Event given to the PBGC, the Secretary of the Treasury or the U.S. Department of Labor; and (b) promptly upon reasonable request of the Administrative Agent, copies of each annual and other report with respect to each Pension Plan.

SECTION 5.13 Environmental Laws.

(a) Promptly notify the Administrative Agent upon an Authorized Officer of the applicable Borrower becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under, any Environmental Laws which, when taken together with all other pending violations could reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Administrative Agent all notices of any nature which such Borrower may receive from any Governmental Authority or other Person with respect to any violation or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.

(b) Comply with and use reasonable efforts to ensure compliance by all tenants, subtenants and any other Person under the applicable Borrower’s control with all Environmental Laws, and obtain and comply in all respects with and maintain and use reasonable efforts to ensure that all tenants, subtenants and any other Person under such Borrower’s control obtain and comply in all respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities, except where failure to do so could not have a Material Adverse Effect. Any order or directive whose lawfulness is being contested in good faith by appropriate proceedings shall be considered a lawful order or directive when such proceedings, including any judicial review of such proceedings, have been finally concluded by the issuance of a final non-appealable order; provided, however, that the appropriate Borrower when contesting the lawfulness of any such directive shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary.

(d) Defend, indemnify and hold harmless the Administrative Agent, and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to: (i) any act or omission of the applicable Borrower arising under or related to Environmental Laws or Hazardous Materials, (ii) the violation of or noncompliance by the applicable Borrower with any Environmental Laws, (iii) the presence, Release or threatened Release, of any Hazardous Materials or exposure of any Person to any Hazardous Materials relating in any manner to the applicable Borrower or any property currently or formerly owned, operated, occupied or leased by such Borrower, or any environmental liability related in any way to such Borrower or any of its Subsidiaries, (iv) any breach of any representation, or violation of any covenant, made hereunder relating to Environmental Laws or Hazardous Materials, or (v) any orders, requirements or demands of Governmental Authorities or any other Persons related thereto, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (x) the gross negligence or willful acts or willful misconduct of any indemnified party, to the extent so found in a final non-appealable judgment of a court of competent jurisdiction, (y) any claims, demand, penalties, fines, liabilities, settlements, damages, costs and expenses against an indemnified party by the applicable Borrower in which (but only to the extent that) such Borrower is the prevailing party (i.e., the party in whose favor a monetary award is issued), or (z) acts or omissions of any indemnified party in possession or control of any such assets.

SECTION 5.14 Use of Proceeds.

(a) Use the proceeds of the Facility (i) to pay transaction fees, costs and interest associated with the Facility and the transactions contemplated thereby, and (ii) for distribution to LGE and its Subsidiaries for repayment of existing outstanding indebtedness of LGE and certain of its Subsidiaries, and, after March 31, 2025, other general corporate purposes.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, Regulations T, U and X thereto.

SECTION 5.15 Sanctions. Each Borrower, each Guarantor and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions.

SECTION 5.16 Receivables Sub Credit Agreement. Direct any and all amounts owed to the applicable Borrower by the applicable Receivables Sub pursuant to the terms of the Receivables Sub Credit Agreement to the Collection Account for application to the Obligations in accordance herewith.

SECTION 5.17 Laboratory Agreements. Provide, within ninety (90) days after the Phase 1 Closing Date (for Library Titles as of the Phase 1 Closing Date) or the Phase 2 Closing Date (for Library Titles included in Annex A on the Phase 2 Closing Date), executed Laboratory Agreements sufficient to fully exploit the rights held by any Borrower or Receivables Sub in such Library Title for each laboratory or facility that is holding physical elements or digital masters.

SECTION 5.18 Interest Rate Hedging. On or prior to the date that is thirty (30) days after (x) the Phase 1 Closing Date and (y) each Upsize Effective Date (or, in each case, such later date acceptable to the Administrative Agent in its sole discretion), the Borrowers shall enter into Rate Contracts hedging interest rate exposure with respect to a notional amount equal to at least 50% of the outstanding principal amount of the Loans as of the Phase 1 Closing Date or the applicable Upsize Effective Date.

SECTION 5.19 Pledged Securities. Within fifteen (15) Business Days after the Phase 2 Closing Date (or such later date agreed to by the Administrative Agent), the Pledgors shall deliver to the Administrative Agent the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers (or any comparable documents for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents relating thereto as the Administrative Agent or its counsel shall reasonably request.

6. NEGATIVE COVENANTS

From the Phase 1 Closing Date (for each Borrower and Parent except the UK Borrower and the UK Parent) or the Phase 2 Closing Date (for the UK Borrower and the UK Parent) through the Obligations Payment Date, each Borrower and, solely in the case of Sections 6.2, 6.7, 6.10, 6.11, 6.16, 6.17 and 6.25, each Parent (solely as to itself), agrees that it will not:

SECTION 6.1 Limitations on Indebtedness. Incur, create, assume or suffer to exist any Indebtedness or permit any partnership or joint venture in which any Borrower is a general partner to incur, create, assume or suffer to exist any Indebtedness other than:

(a) Indebtedness represented by the Loans, the Notes and the other Obligations;

(b) Guaranties permitted pursuant to Section 6.3 hereof;

(c) Indebtedness payable by one Borrower to another Borrower;

(d) Indebtedness incurred in the ordinary course of business owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; and

(e) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business.

SECTION 6.2 Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of its Collateral or any Library Title, except:

(a) Liens created under this Credit Agreement and the other Fundamental Documents;

(b) Liens pursuant to written security agreements in favor of guilds that were required pursuant to collective bargaining agreements on terms reasonably satisfactory to the Administrative Agent;

(c) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP;

(d) Liens for Taxes the validity or amount of which is not yet due, not yet subject to penalties for non-payment or is currently being contested in good faith by appropriate proceedings diligently conducted pursuant to the terms of Section 5.9 hereof;

(e) Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit accounts;

(f) existing Liens listed on Schedule 6.2 hereto;

(g) [Reserved];

(h) Liens in favor of co-producers, co-financiers or similar parties provided that such Liens are subject to an agreement between such party and the Administrative Agent granting subordination or non-disturbance rights reasonably satisfactory to the Administrative Agent, or any such Liens that are otherwise agreed to be a Permitted Encumbrance by the Administrative Agent;

(i) possessory Liens that (i) occur in the ordinary course of business, (ii) secure normal trade debt which is not yet due and payable, and (iii) do not secure Indebtedness;

(j) deposits (i) under worker’s compensation, unemployment insurance, old age pensions and other Social Security laws or securing liability to insurance carriers under insurance or self-insurance arrangements or (ii) to secure statutory obligations, leases and surety, appeal, performance or other similar bonds (other than completion bonds) and other obligations of a like nature, in each case incurred in the ordinary course of business;

(k) Liens customarily granted or incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment; provided, that, such Liens are limited to the goods provided or to the goods relating to which services were rendered;

(l) Liens to secure distribution, exhibition and/or exploitation rights of licensees pursuant to distribution, licensing agreements and/or of licensors from whom any of LGE, the Borrowers, the Parents, the Master Distributors, the Distributors or their Affiliates have (directly or indirectly) obtained any distribution rights or other exploitation rights entered into in the ordinary course of business; provided that such liens are limited to the distribution, exhibition and/or exploitation rights; and

(m) any other Lien existing on the Phase 2 Closing Date that is not otherwise permitted under this Section 6.2 solely to the extent that, prior to the Administrative Agent’s receipt of the Phase 2 Valuation Report, (x) such Lien is released or terminated, (y) the Administrative Agent has received a subordination or intercreditor agreement in form and subject satisfactory to the Administrative Agent with respect to such Lien or (z) the Library Title to which such Lien relates has been removed from the Collateral under this Credit Agreement or Collateral under and as defined in the Receivables Sub Credit Agreement.

SECTION 6.3 Limitation on Guaranties. Incur, create, assume or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a joint venture in respect of Indebtedness of such partnership or joint venture), either directly or indirectly, except:

(a) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(b) customary Guaranties in connection with participations, residual payments and deferments;

(c) the Guaranties contemplated by Article 11 of this Credit Agreement; and

(d) existing Guaranties listed on Schedule 6.3 hereto, and any extensions and renewals thereof which are on terms no more onerous than (and no greater than) the terms of the Guaranties being extended or renewed.

SECTION 6.4 Limitations on Investments. Create, make or incur any Investment after the Phase 2 Closing Date, except:

(a) Investments in Cash Equivalents;

(b) Guaranties permitted under Section 6.3 hereof to the extent constituting Investments;

(c) Investments in or to any other Borrower or any other Receivables Sub pursuant to, and in accordance with, the Receivables Sub Transaction Documents (as in effect on the Phase 2 Closing Date or as modified after the Phase 2 Closing Date with the written consent of the Required Lenders), including, the making of any advance or loan to a Receivables Sub in accordance therewith;

(d) Investments constituting inter-company Indebtedness permitted under Section 6.1(c) hereof;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(f) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.6 hereof; and

SECTION 6.5 Restricted Payments. Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment, except for (a) sales or assignments permitted under Section 6.6(vi) (including the transfer of certain Excluded Collateral to the applicable Borrower’s Affiliates pursuant to the applicable Assignment Agreement), and (b) any amounts paid to a Receivables Sub in accordance with the Receivables Sub Transaction Documents (as in effect on the Phase 2 Closing Date or as modified after the Phase 2 Closing Date, with the written consent of the Required Lenders).

SECTION 6.6 Consolidation, Merger or Sale of Assets, etc. Whether in one transaction or a series of transactions, wind up, divide, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of any of its Collateral, except that:

(i) a Borrower may merge with and into, or transfer assets to, or divide into, another Borrower;

(ii) a Borrower may wind up, liquidate, divide or dissolve its affairs so long as prior thereto such Borrower makes a disposition of all of its property, stock, Equity Interests or assets (other than assets of de minimis value) to another Borrower;

(iii) a Borrower may agree to the removal by a Receivables Sub or a Borrower of any Library Title from the Collateral provided that: (a) LGE purchases (or causes a Subsidiary of LGE to purchase) the rights to the Library Title from such Borrower or Receivables Sub at a fair market value in an amount equal to the higher of (A) (I) the most recent Valuation Amount for such Library Title or (II) if the most recent Valuation Amount does not include a specific value for such Library Title, the value determined by the Master Servicer in good faith based upon the methodology used in the most recent Valuation Report and (B) the sale price of such Library Title to a third party by LGE (or such Subsidiary of LGE); (b) 100% of the net proceeds from such sale are applied to prepay the Loans; and (c) such sales of any Library Titles in the aggregate are limited to a maximum of 5% of the most recent Valuation Amount (or such higher percentage up to 20% of the Valuation Amount approved by the Administrative Agent in its sole discretion or with respect to any sale in the aggregate of 20% or more of the Valuation Amount, approved by the Administrative Agent and the Required Lenders);

(iv) a Borrower may agree to the removal by a Receivables Sub or a Borrower of any Library Title from the Collateral provided that (a) LGE replaces (or causes a Subsidiary of LGE to replace) the rights to such Library Title with any other Library Title(s) that has/have a fair market value in an amount greater than or equal to the most recent Valuation Amount for such Library Title and (b) such replacement of any Library Titles in the aggregate are limited to a maximum of 5% of the most recent Valuation Amount (or (x) such higher percentage up to 20% of the Valuation Amount approved by the Administrative Agent and the Required Lenders or (y) with respect to any sale in the aggregate of 20% or more of the Valuation Amount, approved by the Administrative Agent and Lenders holding 66 2/3% of the aggregate principal amount of the outstanding Loans);

(v) a Borrower may dispose of cash and Cash Equivalents not in violation of the terms of this Credit Agreement;

(vi) a Borrower may transfer certain licensing and distribution rights in the Library Titles to the applicable Receivables Sub in accordance with the Receivables Sub Transaction Documents (as in effect on the Phase 2 Closing Date or as modified after the Phase 2 Closing Date with the written consent of the Required Lenders); and

(vii) pursuant to Liens permitted by Section 6.2

provided, that immediately prior to and immediately after giving effect to any of the transactions contemplated in this Section 6.6, no Event of Default shall have occurred and be continuing.

SECTION 6.7 Places of Business; Change of Name, Jurisdiction. Change (i) the location of its chief executive office or principal place of business, (ii) any of the locations where it keeps any material portion of the Collateral and/or the Pledged Collateral or its books and records with respect to the Collateral and/or the Pledged Collateral or (iii) its name or jurisdiction of formation or organization without in each case (x) giving the Administrative Agent ten (10) Business Days’ prior written notice of such change, and (y) filing (or authorizing the Administrative Agent to file) any additional Uniform Commercial Code financing statements, and such other documents reasonably requested by the Administrative Agent to maintain perfection of the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral and/or the Pledged Collateral.

SECTION 6.8 Limitations on Capital Expenditures. Make, incur or suffer to exist any obligation to make, Capital Expenditures (excluding, for purposes of this Section 6.8, any Capital Expenditures resulting from the recharacterization of operating leases as Capital Leases resulting from the Financial Accounting Standards Board proposed changes to accounting for leases).

SECTION 6.9 Transactions with Affiliates. Enter into any transaction with any of its Affiliates (other than any Transaction Document, and, in each case, any transactions with Affiliates undertaken in accordance with the terms of such agreement) unless such transaction (i) is acceptable to the Administrative Agent (with such acceptance not to be unreasonably withheld or delayed), (ii) is solely between or among a Borrower or is a transaction with the applicable Parent or applicable Receivables Sub that is expressly permitted hereunder, or (iii) is on terms no less favorable to the applicable Borrower than could be obtained in an arm’s length third-party transaction.

SECTION 6.10 Business Activities. Engage in any business activities of any respect other than (i) any business contemplated by the Transaction Documents and (ii) the execution and delivery of, and performance under, the Transaction Documents.

SECTION 6.11 Fiscal Year End. Change its fiscal year end to any date other than March 31st.

SECTION 6.12 Bank Accounts. Subject to Section 5.19, with respect to each Borrower, open or maintain any bank account, other than (i) accounts maintained at the Administrative Agent for which Account Control Agreements have been executed and delivered to the Administrative Agent (to the extent requested by the Administrative Agent) and (ii) accounts maintained at a Lender or any other financial institution approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) for which Account Control Agreements have been executed and delivered to the Administrative Agent, including accounts in which such Borrower is permitted to grant Liens to third parties pursuant to Section 6.2 hereof.

SECTION 6.13 ERISA Compliance. (a) Permit any Pension Plan to fail to satisfy the Pension Funding Rules, unless such failure shall have been waived in advance by the Internal Revenue Service; (b) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any property of the applicable Borrower pursuant to Section 4068 of ERISA; (c) engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or (d) fail to make contributions to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in the imposition of a Lien on any property of the applicable Borrower pursuant to Section 303(k) of ERISA or Section 430(k) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) would result in a liability which would be reasonably likely to result in a Material Adverse Effect.

SECTION 6.14 Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor Release or permit or suffer any Release as a result of any intentional act or omission on its part of Hazardous Materials onto any such property or asset in violation of any Environmental Law, in each case, except where the same could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.15 Subsidiaries. With respect to the applicable Borrower, acquire, create, or otherwise permit to exist any new direct or indirect Subsidiary.

SECTION 6.16 Amendment, Modification or Termination of Material Agreements.

(a) Effect or permit to occur any amendment or modification to, or any termination of, the Transaction Documents, or the applicable Borrower’s organizational documents, in a manner that is adverse in any material respect to the Lenders without the prior written consent of the Administrative Agent (or with respect to any amendment or modification that alters the definition of “Put Option” or “Put Guarantee” shall require the prior written consent of the Administrative Agent and the Required Lenders), which consent shall not be unreasonably withheld or delayed or with respect to the Fundamental Documents, the consent required by such Fundamental Document.

(b) The applicable Borrower shall provide the Administrative Agent and the Lenders with a substantially final form of any such amendment or modification referred to in Section 6.16(a) above prior to the execution thereof; and promptly following the execution of any such document, such Borrower shall provide the Administrative Agent and the Lenders with an executed copy thereof.

SECTION 6.17 No Negative Pledge. Enter into any agreement (i) prohibiting the creation or assumption of any Lien in favor of the Administrative Agent with respect to the Collateral (for the benefit of the Secured Parties) or (with regard to the Pledged Collateral of such Parent) each Parent, or any Person(s) refinancing the Facility, whether now owned or hereafter acquired, to secure the Obligations or any obligations under any such refinancing, or (ii) requiring an obligation to be secured as a result of any Lien being granted to the Administrative Agent (for the benefit of the Secured Parties), except the Fundamental Documents.

SECTION 6.18 Use of Proceeds. Use, or permit the use of, the proceeds of Loans other than for the purposes set forth in Section 5.14.

SECTION 6.19 Overhead. Make any payment in respect of overhead, internal fees or similar expenses to, or on behalf of, any Borrower or any Affiliate thereof in excess of $3,000,000 (the “Overhead Cap”), in the aggregate for all Borrowers in any calendar year; provided, that in respect of such Overhead Cap, any payment made to Lionsgate, LGE, or any other Subsidiary of Lionsgate shall not exceed $750,000 unless approved by the Administrative Agent in its sole discretion.

SECTION 6.20 No Election to be Treated as a Corporation. With respect to each Borrower (other than the UK Borrower), make (or otherwise cause to be made) an election under Treasury Regulation Section 301.7701-3 to be treated as a corporation for U.S. federal tax purposes.

SECTION 6.21 Sanctions; Anti-Corruption Use of Proceeds. No Borrower or Guarantor shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Applicable Laws, regulations and executive orders referred to in Sections 3.22 and 3.23. No Borrower or Guarantor will directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Lender, underwriter, advisor, investor, or otherwise).

SECTION 6.22 Receivables Sub Credit Agreement. Take any action under the Receivables Sub Transaction Documents in its capacity as a lender thereunder (or direct or otherwise consent to the Receivables Administrative Agent taking any such action) that is adverse to the Lenders, or contradicts or interferes with the terms hereof, or take any action to enforce any of its remedies under the Receivables Sub Transaction Documents without the prior written approval of the Administrative Agent.

SECTION 6.23 Limitation on Exercising the Put Option. Exercise the Put Option other than at the direction of the Administrative Agent (acting at the direction of the Required Lenders) at any time an Event of Default has occurred and is continuing.

SECTION 6.24 LTV Percentage. Permit the LTV Percentage to exceed the Maximum LTV Percentage.

SECTION 6.25 Activities of the Parents.

Permit the Parents (a) to engage in any business or activity other than (i) the ownership of (A) all outstanding Equity Interests in its Subsidiaries, (B) cash and Cash Equivalents, (C) deposit accounts and (D) certain other assets incidental to the business or activities described in this clause (a), (ii) the maintenance of its company existence, (iii) the participation in tax, accounting and other administrative activities as the parent of the consolidated group of companies of the Parent and LGE, including the Borrowers and the other Guarantors, (iv) the execution and delivery of the Fundamental Documents to which it is a party and the performance of its obligations thereunder, (v) activities incidental to the business or activities described in the foregoing clauses (i) through (iv), and (vi) any other activities consented to by the Administrative Agent in writing in its sole discretion, (b) to incur any Indebtedness or Guaranty obligation therefor other than any such Indebtedness or Guaranty obligation incurred under the Fundamental Documents, or (c) to grant any Lien in and to any of its assets other than the Liens granted by it in favor of the Administrative Agent for the benefit of the Secured Parties under the Fundamental Documents, and any Liens purported to be granted by it in contravention of the foregoing shall be null and void ab initio.

7. EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a) any representation or warranty made by a Borrower, Master Servicer, a Master Distributor, a Receivables Sub or a Parent in this Credit Agreement or any other Transaction Document to which it is a party or any representation or warranty made by a Borrower, Master Servicer, a Master Distributor, Receivables Sub or a Parent in any report, financial statement, certificate or other document furnished to the Administrative Agent, or any Lender pursuant to this Credit Agreement or any other Transaction Document, shall prove to have been false or misleading in any material respect when made or delivered;

(b) default shall be made in the payment of principal of the Loans as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise;

(c) default shall be made in the payment of interest on the Loans or other monetary Obligations (other than payments described in clause (b) of this Article 7), when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for five (5) Business Days;

(d) default shall be made by any Borrower or Parent (as the case may be) in the due observance or performance of any covenant, condition or agreement contained in Sections 5.1(a), 5.1(b), 5.1(h), 5.2(i) and (ii), 5.4, 5.14, and 5.19, hereof or in Article 6 (other than Section 6.24) hereof;

(e) (i) default shall be made by any Borrower or Parent (as the case may be) in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(g), Section 5.1(h) or in Section 8.3 hereof and such default shall continue unremedied for fifteen (15) days after the earlier of (x) the date on which the applicable Borrower or Parent (as the case may be) receives notice thereof from the Administrative Agent or any Lender and (y) the date on which an executive officer of the applicable Borrower or the applicable Parent (as the case may be) (which for purposes of this clause (e) shall include, but not be limited to, any Authorized Officer) obtains knowledge of such occurrence or (ii) default shall be made by the Borrowers in the due observance or performance of any covenant, condition or agreement contained in Section 6.24 hereof and such default shall continue unremedied for fifteen (15) Business Days after the earlier of (x) the date on which the applicable Borrower receives notice thereof from the Administrative Agent or any Lender and (y) the date on which an executive officer of the applicable Borrower (which for purposes of this clause (e) shall include, but not be limited to, any Authorized Officer) obtains knowledge of such occurrence;

(f) default shall be made by any Borrower, Master Servicer, any Master Distributor, Receivables Sub or Parent, as applicable, in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document (other than any default described in clause (b), (c), (d) or (e) of this Article 7), and such default shall continue unremedied for thirty (30) days after the earlier of (i) the applicable Borrower, Master Servicer, the applicable Master Distributor, Receivables Sub or Parent (as the case may be) receiving notice thereof from the Administrative Agent or any Lender and (ii) an executive officer of the applicable Borrower, LGE, the applicable Master Distributor, Receivables Sub or Parent (as the case may be) (which for purposes of this clause (f) shall include, but not be limited to, any Authorized Officer) obtaining knowledge of such occurrence;

(g) default shall be made with respect to (i) the JPMorgan Facility or any other Indebtedness of Lionsgate, LGE, or any other Subsidiary of Lionsgate to the extent such Indebtedness (w) has commitments or an outstanding principal amount in excess of $75,000,000, (x) is not a non-recourse, securitization or receivables facility (including receivables, tax credit and backlog facilities), (y) does not constitute operating lease obligations and (z) is not a production loan (including single-title, multi-title and unsecured production loans) or a backlog facility, (ii) the Receivables Sub Credit Agreement, or (iii) any payment of any Indebtedness in excess of $250,000 in the aggregate at any one time outstanding of any Borrower when due, or in the performance of any other obligation incurred in connection with any such Indebtedness under clauses (i) or (ii) if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

(h) any Borrower, LGE, any Master Distributor, Receivables Sub or Parent shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any Borrower, LGE, any Master Distributor, Receivables Sub or Parent shall suspend or threaten to suspend making payments on any of its debts, by reason of actual or anticipated financial difficulties shall commence negotiations with one or more of its creditors (excluding any Secured Party in its capacity as such) with a view to rescheduling any of its indebtedness, shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, administrator, administrative receiver, liquidator, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; a moratorium is declared in respect of any indebtedness of any Borrower, LGE, any Master Distributor, Receivables Sub or Parent (and the ending of the moratorium will not remedy any Event of Default caused by that moratorium); the value of the assets of any Borrower, LGE, any Master Distributor, Receivables Sub or Parent is less than its liabilities taking into account contingent and prospective liabilities; or any Borrower, LGE, any Master Distributor, Receivables Sub or Parent shall take any action for the purpose of effecting any of the foregoing;

(i) any involuntary case, proceeding or other action against any Borrower, LGE, any Master Distributor, Receivables Sub or Parent shall be commenced, or any corporate action, legal proceeding or other procedure or step is otherwise taken in relation to any Borrower, LGE, any Master Distributor, Receivables Sub or Parent, in each case seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization (by way of voluntary arrangement, scheme or arrangement or otherwise), arrangement, adjustment, administration, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, winding-up, reorganization or relief of debtors, suspension of payments, a moratorium of any indebtedness, a composition, compromise, assignment or arrangement with any creditors, enforcement of any Lien over any assets of any Borrower, LGE, any Master Distributor, Receivables Sub or Parent, or seeking appointment of an administrator, administrative receiver, liquidator, receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or any analogous procedure or step is taken in any jurisdiction and such case, proceeding or other action (i) other than in respect of a Person incorporated in England or Wales, results in the entry of any order for relief against it, or (ii) shall remain undismissed for a period of sixty (60) days; provided, that, in respect to a Person incorporated in England or Wales, the foregoing shall not apply to (x) to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or (y) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction that affects any asset or assets of such Person having an aggregate value of at least $10,000 that is not discharged within 21 days;

(j) final judgment(s) for the payment of money (to the extent not paid or fully covered by insurance) in excess of $2,000,000 in the aggregate shall be rendered against any Borrower or Receivables Sub, and within thirty (30) days from the entry of such judgment shall not have been (x) discharged or stayed pending appeal or shall not have been discharged or bonded in full within thirty (30) days from the entry of a final order of affirmance on appeal or (y) such Borrower or Receivables Sub shall not have received amounts (other than from Net Collections) in an amount equal to such final judgment(s);

(k) an ERISA Event occurs that, individually or when aggregated with all other ERISA Events, has resulted in or could reasonably be expected to result in a Material Adverse Effect;

(l) (i) this Credit Agreement, the UK Security Documents, the UK Borrower NY Security Agreement, the Receivables Administrative Agent NY Security Agreement, any UCC financing statements, any Account Control Agreement, the Collateral Assignment, or any other security agreement securing the Obligations (each a “Security Document”) shall, for any reason, with respect to Collateral, Receivables Administrative Agent Collateral or Pledged Collateral having a fair market value in excess of $2,000,000 (as determined by the most recent Valuation Amount received by the Administrative Agent) in the aggregate, not be or shall cease to be in full force and effect or shall be declared null and void (provided that no Event of Default under this clause (l) shall occur if, within 15 day of obtaining knowledge of any such event, the applicable Borrower receives an amount (other than from Net Collections) that is equal to the fair market value of such Collateral (as determined by the most recent Valuation Amount received by the Administrative Agent), which amount is used to pay the Obligations hereunder), or any of the Security Documents shall not give or shall cease to give the Administrative Agent the Liens, or cease to give the Administrative Agent the rights, powers and privileges purported to be created thereby in favor of the Administrative Agent (for the benefit of the Secured Parties), superior to and prior to the Liens and other rights of all third Persons (subject to Specified Permitted Encumbrances except in the case of Pledged Securities) and subject to no other Liens (other than

Permitted Encumbrances), except as a result of (A) a sale or transfer of the applicable Collateral in a transaction permitted under any of the Fundamental Documents, (B) the Administrative Agent’s failure (x) to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the applicable Security Document or (y) file UCC continuation statements or (C) the discharge of the Administrative Agent’s obligations hereunder in accordance with Section 9.11 hereof prior to the appointment of a successor Administrative Agent; or (ii) the validity or enforceability of the Liens granted, to be granted, or purported to be granted, by any of the Security Documents shall be contested by any Borrower, Receivables Sub, Parent or any of their respective Affiliates;

(m) there shall occur any change or effect that has a material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of LGE (in each case excluding general economic or industry conditions not disproportionately and materially affecting LGE) in a manner that materially impairs the ability of LGE to render the services contracted under, and otherwise perform under, the Master Services Agreement;

(n) any Borrower or Master Servicer, as applicable, shall be in breach of, or in default under any material obligation (including Master Servicer’s obligations with respect to the Put Guarantee under the Master Services Agreement) or the Master Services Agreement shall terminate on or before its scheduled expiration date (except upon fulfillment of such party’s obligations thereunder), or shall be declared null and void and unenforceable by a Governmental Authority, or a party thereto anticipatorily repudiates its obligations thereunder; or

(o) at any time, the Net First Lien Leverage Ratio exceeds the ratio set forth in Section 7.9(a) of the JPMorgan Facility (as in effect on the Phase 1 Closing Date) or the equivalent ratio in any other corporate financing that replaces the JPMorgan Facility and such default shall continue unremedied for fourteen (14) days after the applicable testing date.

then, in every such event (other than an event specified in clause (h) or (i) above) and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding, (iii) exercise all rights and remedies available to the Administrative Agent or any Lender under the Security Documents or any other Fundamental Document (other than the Put Option and Put Guarantee) or at law or equity (including disposal of the Collateral pursuant to the terms thereof and/or enforcement of any Lien), in each case, subject to any restrictions on the rights of any Borrower or Parent as set forth in the Fundamental Documents including, without limitation, Paragraph 16 of any Master Distribution Agreement and/or Section 8.6 of this Credit Agreement and/or (iv) with respect to an event specified in clause (b) above, exercise its rights with respect to the Put Option and Put Guarantee. Following the occurrence and during the continuance of an Event of Default, each Borrower shall, at the written direction of the

Administrative Agent, exercise the Put Option in accordance with the applicable Assignment Agreement; provided that, for the avoidance of doubt, the Administrative Agent may not provide such written direction unless an Event of Default has occurred and is continuing. If an Event of Default specified in clause (h) or (i) above shall have occurred, the Commitments shall automatically terminate and the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Secured Parties pursuant to Applicable Law or otherwise.

8. GRANT OF SECURITY INTEREST; REMEDIES

SECTION 8.1 Security Interests.

(a) Each Borrower (other than the UK Borrower), as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of such Borrower whether or not post filing interest is allowed in such proceeding), hereby grants, mortgages, pledges, assigns, transfers, sets over, conveys and delivers to the Administrative Agent (for the benefit of the Secured Parties) a security interest in all of such Borrower’s Collateral, including, without limitation all of such Borrower’s right, title and interest in the “Collateral” under the Receivables Sub Credit Agreement.

(b) The UK Borrower, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the UK Borrower whether or not post filing interest is allowed in such proceeding), shall grant, mortgage, pledge, assign, transfer, set over, convey and deliver to the Administrative Agent (for the benefit of the Secured Parties), pursuant to the UK Borrower NY Security Agreement, a security interest in all of such UK Borrower’s Collateral, including, without limitation all of such UK Borrower’s right, title and interest in the “Collateral” under the Receivables Sub Credit Agreement.

(c) The Receivables Administrative Agent, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Receivables Administrative Agent whether or not post filing interest is allowed in such proceeding), shall grant, mortgage, pledge, assign, transfer, set over, convey and deliver to the Administrative Agent (for the benefit of the Secured Parties), pursuant to the Receivables Administrative Agent NY Security Agreement, a security interest in all of the Receivables Administrative Agent Collateral, including, without limitation all of such Receivables Administrative Agent’s right, title and interest in the “Collateral” under the Receivables Sub Credit Agreement.

SECTION 8.2 Use of Collateral. Subject to Section 8.3 below, so long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, any Borrower may use its Collateral (including, for the avoidance of doubt, funds in its respective Collection Account(s)) in any lawful manner except as otherwise provided hereunder or thereunder. If an Event of Default has occurred and is continuing, no Borrower shall waive any rights it has with respect to any portion of the Collateral or grant any consents with respect to or impacting any portion of the Collateral that would interfere with the Secured Parties’ exercise of its rights in the Collateral pursuant to this Agreement, including, for the avoidance of doubt, consenting to the grant of a Lien on any portion of the Collateral to secure debtor-in-possession financing; provided, however, that for the avoidance of doubt, the foregoing shall not be construed as limiting, directly or indirectly, the right of any Receivables Sub to continue to grant Rights (as defined in the applicable Master Distribution Agreement) to any Master Distributors under any applicable Master Distribution Agreement unless and until a revocation notice has been provided to such Master Distributor under the applicable Master Distribution Agreement.

SECTION 8.3 Collection Accounts.

(a) Each Borrower will establish and maintain the Collection Account,

(b) Each Borrower will (and will cause the applicable Receivables Sub to), subject to clause (g) below and in accordance with the applicable Direction to Pay, direct the applicable Master Distributor to remit the payment of all Net Collections under or in connection with the applicable Master Distribution Agreement directly to the applicable Collection Account within 45 days after the end of each fiscal quarter, or after an Event of Default set forth in Section 7(o) has occurred, 45 days after the end of each fiscal month.

(c) To the extent any Authorized Officer of the Master Servicer becomes aware of any Receivables Sub or Master Distributor entering into any transaction that the Master Servicer determines in good faith is not in the ordinary course of such Receivables Sub’s business and which transaction involves such Receivables Sub transferring a material portion of its rights in the Library Titles, the applicable Borrower shall promptly notify the Administrative Agent.

(d) The Borrowers will execute such documentation as may be required by the Administrative Agent in order to effectuate the provisions of this Section 8.3.

(e) In the event any Borrower or Receivables Sub receives payment of any Net Collections, or any other proceeds of the Collateral from any Person or proceeds under a letter of credit or otherwise, such Borrower shall promptly (but in any event, no later than five (5) Business Days) remit (or cause to be remitted) such payment or proceeds to the applicable Collection Account to be applied in accordance with the terms of this Credit Agreement.

(f) The Collection Account shall be under the sole dominion (within the meaning of Section 9-104 of the UCC) of the Administrative Agent.

(g) Upon the receipt of any Net Collections as described in clause (b) above (and subject to the immediately succeeding sentence), the Reserve Deposit Agent shall on a quarterly basis when received apply such Net Collections up to the amount of Quarterly Net Collections (so long as no Event of Default has occurred and is continuing) to the payment of the Loans in the manner set forth in Section 2.4(e), and during the occurrence and continuance of an

Event of Default, all Net Collections received in the applicable Collection Accounts shall be applied as set forth in Section 8.7. So long as (i) no Event of Default has occurred and is continuing and (ii) no Cash Reserve Threshold Event has occurred and is continuing, (x) the Reserve Deposit Agent shall on a quarterly basis, remit to the applicable Borrower the amount of any Excess Net Collections deposited into a applicable Collection Account for such fiscal quarter and not apply such amounts to the Obligations and (y) each Borrower shall be permitted to instruct the applicable Master Distributor to remit all or any portion of the Excess Net Collections for such fiscal quarter to an account other than a Collection Account (other than any amounts needed to increase the Cash Reserve Amount) and (z) any such amounts under clause (y) shall be deemed to have been deposited into the Collection Account and then remitted by the Reserve Deposit Agent in accordance with clause (x). Any remaining Net Collections in the Collection Accounts shall be applied to any Obligations then due and payable in the manner and pursuant to the priority set forth in Section 9.2. By way of clarification, during each fiscal quarter unless an Event of Default or Cash Reserve Threshold Event has occurred and is continuing, so long as the total amount of Net Collections for such fiscal quarter that are required to be paid into the Collection Account pursuant to the terms of Section 8.3(b), and any amount that remains available in the Collection Account for application pursuant to the terms of this Section 8.3(g) equals or exceeds the sum of (i) an amount equal to the Quarterly Net Collections for such fiscal quarter plus (ii) an amount needed to increase the Cash Reserve Amount to meet the Cash Reserve Required Amount, each Borrower shall be deemed to be in compliance with its obligations under Section 8.3(b) and this Section 8.3(g).

SECTION 8.4 Borrowers to Hold in Trust. Upon the occurrence and during the continuance of an Event of Default, each Borrower will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article 8, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the Administrative Agent (for the benefit of the Secured Parties), segregate such sum or instrument from its own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Secured Parties being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Administrative Agent to be applied to the repayment of the Obligations in accordance with the provisions of Section 8.7 hereof.

SECTION 8.5 Collections, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in its sole discretion, in its name (on behalf of the Secured Parties) or in the name of any Borrower or otherwise, to the extent permitted by Applicable Law, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation to do so, or the Administrative Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Borrower. The Administrative Agent will not be required to take any steps to preserve any rights against parties with prior claims on the Collateral. If any Borrower fails to make any payment or take any action required hereunder, the Administrative Agent may make such payments and take all such actions as the Administrative Agent reasonably deems necessary to protect the Administrative Agent’s (on behalf of the Secured Parties) security interests in the Collateral and/or the value thereof, and the Administrative Agent is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Administrative Agent appear to be equal to, prior to, or superior to, the security interests of the Administrative Agent (on behalf of the Secured Parties) in the Collateral (other than Specified Permitted Encumbrances) and any Liens not expressly permitted by this Credit Agreement.

SECTION 8.6 Possession, Sale of Collateral etc. Upon the occurrence and during the continuance of an Event of Default but subject to the requirements of Applicable Law (including the commercially reasonable standards as provided in Section 9-610(b) of Article 9 of the UCC), the Administrative Agent may enter upon the premises of any Borrower or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Administrative Agent may take such measures as it deems necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Administrative Agent shall decide, in one or more sales or parcels, at such prices as the Administrative Agent may in good faith deem reasonable, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at a public or private sale, without demand of performance but with ten (10) days’ prior written notice to the Borrowers of the time and place of any such public sale or sales (which notice the Borrowers hereby agree is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Administrative Agent and the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale (if sold at prices deemed in good faith by the Administrative Agent to be reasonable), and the Administrative Agent (on behalf of the Secured Parties) or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Borrower, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article 8, the Administrative Agent (on behalf of the Secured Parties) may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Borrower, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Administrative Agent and the Lenders by any Borrower hereunder as a credit against the purchase price. The Administrative Agent (on behalf of the Secured Parties) shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and none of the Administrative Agent and the Lenders shall be chargeable with any of the obligations or liabilities of any Borrower. Each Borrower agrees that (i) it will indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all claims with respect to such Borrower’s Collateral asserted before the taking of actual possession or control of such Borrower’s Collateral by the Administrative Agent pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Administrative Agent or the Lenders) prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of such Borrower or its Affiliates or agents with respect to its Collateral before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to such Borrower’s Collateral resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or the Lenders, as determined by a court of competent jurisdiction in a final non-appealable decision, or (y) any claims with respect to such Borrower’s Collateral asserted against an indemnified party by a Borrower in which such Borrower is the prevailing party (i.e., the party in whose favor a monetary award is issued); and (ii) none of the Administrative Agent or any Lender shall have any liability or obligation to such Borrower arising out of any such claim except for acts of willful misconduct or gross negligence of such Person, as determined by a court of competent jurisdiction in a final non-appealable decision. In any action hereunder, the Administrative Agent shall be entitled, if permitted by Applicable Law, to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as a court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to apply, without prior notice to any of the Borrowers, any cash or cash items constituting Collateral in the possession of the Administrative Agent and the Lenders in the manner set forth in Section 8.7 hereof. Notwithstanding the foregoing, the Secured Parties agree that the sale of any Collateral hereunder shall not include the Put Option or Put Guarantee.

SECTION 8.7 Application of Proceeds after Event of Default. Upon the occurrence and during the continuance of an Event of Default, subject to any commitments made by the Administrative Agent under any intercreditor agreement or other agreement entered into by the Administrative Agent and one or more third Persons (to include fees and expenses of the Mandated Lead Arranger and Program Manager included in the Cash Reserve Amount and due and payable), the balances in the Clearing Account, the Collection Accounts, or in any other account of a Borrower which constitutes Collateral, all other income on the Collateral, and all proceeds from any sale of the Collateral pursuant hereto or proceeds from the sale of any assets the Administrative Agent has a security interest in pursuant to any of the Transaction Documents may (or, if directed by the Required Lenders, shall) be applied first toward payment of all reasonable documented out-of-pocket costs and expenses paid or incurred by the Administrative Agent in connection with such sale, including all court costs and the reasonable fees and expenses of counsel for the Administrative Agent in connection therewith, and the payment of all reasonable documented out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement and the other Fundamental Documents, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including court costs and the reasonable documented attorney’s fees and reasonable documented out-of-pocket expenses incurred by the Administrative Agent, and second to the payment in full of the Obligations in accordance with Section 9.2 hereof. Any amounts remaining after such payment in full shall be remitted to the appropriate Borrower or as a court of competent jurisdiction may otherwise direct.

SECTION 8.8 Power of Attorney. Each Borrower does hereby irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Administrative Agent, such other Person or such Borrower upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, to receive, open and dispose of all mail addressed to such Borrower, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Administrative Agent with full power and right to cause the mail of such Borrower relating to the Collateral to be transferred to the Administrative Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and such Borrower hereby ratifies and confirms all that the Administrative Agent or such other Person shall properly do by virtue hereof. In addition, each Borrower does hereby further irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Administrative Agent, such other Person or such Borrower upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders (a) to the extent permitted by Applicable Law, enforce all of such Borrower’s rights under and pursuant to all agreements with respect to the Collateral (including, without limitation, such Borrower’s respective rights under the Receivables Sub Transaction Documents), all for the sole benefit of the Administrative Agent (on behalf of the Secured Parties) as contemplated hereby and under the other Fundamental Documents, (b) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by such Borrower, (c) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder and under the other Fundamental Documents, (d) endorse any notes, checks, money orders or other evidences of payment relating to any Library Title, the Master Services Agreement or any Master Distribution Agreement that may come into possession of the Administrative Agent; process, submit and execute any documents necessary to redeem or otherwise receive proceeds in respect thereof; and execute such other and further mortgages, pledges and assignments in respect thereof as the Administrative Agent may reasonably require solely for the purpose of protecting, maintaining and enforcing the security interest granted to the Administrative Agent under this Credit Agreement or the other Fundamental Documents and (e) to do any and all other things necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents. Each of the Borrowers hereby ratifies and confirms in advance all that the Administrative Agent or its officers or designees as such attorney-in-fact shall properly do by virtue of this power of attorney.

SECTION 8.9 Financing Statements; Direct Payments. Each Borrower hereby authorizes the Administrative Agent to file UCC financing statements and any amendments thereto or continuations thereof, the UK Borrower Debenture, the UK Share Charge, and any other appropriate security documents or instruments and to give any notices necessary or desirable as determined by the Administrative Agent to perfect the Lien of the Administrative Agent (for the benefit of the Secured Parties) in the Collateral, in all cases without the signature of any Borrower or to execute such items as attorney-in-fact for any Borrower; provided, that the Administrative Agent shall provide copies of any such documents or instruments to each Borrower. Each Borrower authorizes the Administrative Agent to use the description “all assets” or a similar description in any such financing statement. Each Borrower further authorizes the Administrative Agent to notify, at the time that any Event of Default shall have occurred and be continuing, any account debtors that all sums payable to such Borrower relating to the Collateral shall be paid directly to the Administrative Agent.

SECTION 8.10 Termination and Release.

(a) The security interests granted under this Article 8 shall terminate on the Obligations Payment Date.

(b) Upon any sale or other transfer by any Borrower of any Collateral permitted pursuant to Sections 6.6(iii), (iv), or (v) the security interest in such Collateral granted under this Article 8 shall be automatically released.

(c) Upon request by any Borrower (and at its sole cost and expense) after any such termination or release pursuant to this Section 8.10, the Administrative Agent will promptly take all reasonable action and do all things necessary, including authorizing UCC termination statements and executing termination letters to account debtors, terminations of Account Control Agreements and copyright and trademark releases, to terminate the security interest granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder; provided, that the Administrative Agent shall only be required to deliver such documents to the applicable Borrower and shall have no obligation to file or record any such documents.

SECTION 8.11 Remedies Not Exclusive. The remedies conferred upon or reserved to the Administrative Agent in this Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent and the Lenders shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law, including exercising any security granted pursuant to the Transaction Documents.

SECTION 8.12 Continuation and Reinstatement. The security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation or any part thereof is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower or otherwise.

SECTION 8.13 Quiet Enjoyment.

(a) The Secured Parties agree that their security interest hereunder and under the other Fundamental Documents and in the Collateral will be subject to the rights of Quiet Enjoyment (as defined below) of the Distributors under Distribution Agreements, whether existing on the Phase 2 Closing Date or hereafter executed, and of theatrical exhibitors pursuant to any agreement with such theatrical exhibitor relating to any Library Title, whether or not such theatrical exhibitors execute Distribution Agreements.

(b) For the purpose hereof, “Quiet Enjoyment” shall mean in connection with the rights of a Distributor under a Distribution Agreement, or the rights of a theatrical exhibitor, the Administrative Agent’s and each other Secured Parties’ agreement that their rights under this Credit Agreement and the other Fundamental Documents and in the Collateral are subject to the rights of such Distributor to distribute, exhibit and/or otherwise exploit the Library Titles licensed to it under such Distribution Agreement, to the rights of such theatrical exhibitor to exhibit and/or otherwise exploit the Library Titles licensed to it, and the rights of such Distributor or such theatrical exhibitor, as applicable, to receive prints or tapes and other delivery items or have access to preprint material or master tapes and other items to which such Distributor or theatrical exhibitor is entitled in connection therewith and that even if the Secured Parties shall become the owner of the Collateral in case of an Event of Default, the Secured Parties’ ownership rights shall be subject to the rights of such Distributor under such Distribution Agreement and/or such theatrical exhibitor pursuant to such agreement with such theatrical exhibitor; provided, however, that that such Distributor shall not be in default of any material obligations (including payment obligations) under the relevant Distribution Agreement, and that such theatrical exhibitor shall not be in default of any material obligations (including payment obligations) owing pursuant to the agreement with such theatrical exhibitor.

(c) The Administrative Agent shall, upon the reasonable request of any Borrower, provide written confirmation (in form reasonably acceptable to the Administrative Agent) of such rights of Quiet Enjoyment to Distributors under the Distribution Agreements.

9. THE ADMINISTRATIVE AGENT

SECTION 9.1 Administration by the Administrative Agent.

(a) The general administration of the Fundamental Documents and any other documents contemplated by the Fundamental Documents shall be by the Administrative Agent or its designees. Except as otherwise expressly provided herein, each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents and any other documents contemplated by the Fundamental Documents as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.

(b) The Lenders hereby authorize the Administrative Agent (in its sole discretion):

(i) in connection with the sale or other disposition of any asset included in the Collateral or the Pledged Collateral, in each case, to the extent undertaken in accordance with the terms of this Credit Agreement and the other Fundamental Documents and subject to receipt of the proceeds of any such sale or disposition in a Collection Account, to release a Lien granted to the Administrative Agent (for the benefit of the Secured Parties) on such asset or such Pledged Collateral;

(ii) to determine, that the cost to the applicable Borrower (taking into account any adverse Tax consequences to such Parent and such Borrower (including the imposition of withholding or other material Taxes on the Lenders)) is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that such Borrower should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(iii) to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Secured Parties);

(iv) to enter into and perform its obligations under the other Fundamental Documents;

(v) to determine when a Lender is or becomes a Defaulting Lender; and

(vi) upon the consummation of an Upsize pursuant to Section 2.18 hereof, to allocate equitably among the Lenders their participation in the Base Rate Loans and Term SOFR Loans so as to achieve pro rata status.

SECTION 9.2 Payments. As among the Administrative Agent and the Lenders, any amounts received by the Administrative Agent in connection with the Fundamental Documents, the application of which is not otherwise provided for herein, shall be applied first, to pay the accrued but unpaid interest, fees and expenses pursuant to Section 2.2, 2.4 and 2.5 hereof, second, to be set aside in the applicable Collection Account and designated as constituting part of the Cash Reserve Amount until the Cash Reserve Amount is an amount equal to the Cash Reserve Required Amount, third, pro rata, to pay the principal balance outstanding on the Loans (with amounts payable on the principal balance outstanding on any Loans in accordance with the amount of outstanding Loans owed to each Lender) and all amounts payable by the Borrowers to a Lender and its Affiliates in connection with any Rate Contracts entered into with any Eligible Swap Counterparty, fourth, to pay any other amounts then due to the Secured Parties under this Credit Agreement, and fifth, to pay any other outstanding Obligations. All amounts to be paid to any other Secured Party by the Administrative Agent shall be credited to that Secured Party, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Secured Party’s correspondent account with the Administrative Agent, or as such Secured Party and the Administrative Agent shall from time to time agree.

SECTION 9.3 Sharing of Setoffs and Cash Collateral. Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s Lien, setoff or counterclaim against any Borrower (including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of Loans of any of the other Lenders, (i) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders’ Loans shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment, and (ii) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. Subject to Section 10.2 herein, the Borrowers expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Loan may exercise any and all rights of banker’s Lien, setoff or counterclaim with respect to any and all moneys owing by each Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Loan and was the original obligee thereon, in the amount of such participation. Notwithstanding the foregoing, a Defaulting Lender (other than a Lender which is a Defaulting Lender solely as a result of clause (v) of the definition of the term “Defaulting Lender,” but which Defaulting Lender has otherwise fulfilled its obligations under this Credit Agreement), shall not be entitled to share in any benefit contemplated by this Section 9.3 realized by a Non-Defaulting Lender, until all the Obligations owed to the Non-Defaulting Lenders have been paid in full and the Commitments have been terminated.

SECTION 9.4 Notice to the Lenders.

(a) Upon receipt by the Administrative Agent from any Borrower or Parent of any communication calling for an action on the part of the Lenders, or upon receipt by the Administrative Agent from any Borrower or Parent of written notice of any Event of Default, the Administrative Agent will in turn immediately inform the Lenders in writing (which shall include electronic communications) of the nature of such communication or of the Event of Default, as the case may be.

(b) At the request of any Lender, the Administrative Agent will make available for such Lender’s review, or make available to such Lender copies of, any materials delivered to the Administrative Agent pursuant to Section 5.1.

SECTION 9.5 Liability of the Administrative Agent.

(a) The Administrative Agent when acting on behalf of any Secured Party, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its respective directors, officers, agents or employees and neither the Administrative Agent nor their respective directors, officers, agents or employees shall be liable to the other Secured Parties or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the other Secured Parties or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable decision. The Administrative Agent and their respective directors, officers, agents, and employees shall in no event be liable to any of the other Secured Parties for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent nor any of their respective directors, officers, employees, or agents shall be responsible to any of the other Secured Parties for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, the Fundamental Documents or any related agreement, document or order, or for freedom of any of the Collateral from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers, LGE, the Receivables Subs, the Parents or the Master Distributors of any of the terms, conditions, covenants, or agreements of the Fundamental Documents or any related agreement or document.

(b) None of the Administrative Agent (in its capacity as agent for the Lenders) or any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower, LGE, any Receivables Sub, any Parent or any Master Distributor on account of the failure or delay in performance or breach by any of the Lenders (other than in its capacity as a Lender) of any of such Lender’s obligations under the Fundamental Documents or any related agreement or document or in connection herewith or therewith. No Lender nor any of its directors, officers, employees or agents shall have any responsibility to the Borrowers, LGE, the Receivables Subs, the Parents or the Master Distributors on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under the Fundamental Documents or any related agreement or document or in connection herewith or therewith.

(c) The Administrative Agent (in its capacity as agent for the Lenders hereunder) shall be entitled to rely on any communication, instrument or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it with reasonable care.

SECTION 9.6 Reimbursement and Indemnification.

(a) Each of the Lenders agrees (i) to reimburse the Administrative Agent for such Lender’s Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof to the extent not reimbursed by or on behalf of the Borrowers, and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, ratably in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, it or any of them in any way relating to or arising out of any of the Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under any Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrowers (except such as shall result from the gross negligence or willful misconduct of the Person to be reimbursed, indemnified or held harmless, as determined by a court of competent jurisdiction in a final non-appealable decision). To the extent indemnification payments made by the Lenders pursuant to this Section 9.6 are subsequently recovered by the Administrative Agent from a Borrower, the Administrative Agent shall promptly refund such previously paid indemnity payments to the Lenders that paid them. Notwithstanding the foregoing, if there are at the time of computation of a reimbursement and/or indemnity obligation one or more Defaulting Lenders which have not fulfilled their obligations under this Section 9.6, the obligations of such non-performing Defaulting Lenders shall be reallocated among the other Lenders (including performing Defaulting Lenders), in proportion to the percentage of such Lender to the aggregate percentage of all Lenders (other than that of the non-performing Defaulting Lender or Defaulting Lenders).

(b) The provisions of clause (a) above are agreements among the Administrative Agent and the Lenders and are not for the benefit of any of the Borrowers and may not be asserted by any of the Borrowers as a defense to, or a limitation of, their respective Obligations under this Credit Agreement.

SECTION 9.7 Rights of Administrative Agent. It is understood and agreed that the Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Borrower or Affiliate thereof, as though it were not the Administrative Agent of the Lenders under the Fundamental Documents.

SECTION 9.8 Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrowers and agrees that none of the Administrative Agent or any other Lender shall bear any responsibility therefor.

SECTION 9.9 Agreement of Required Lenders. Except as set forth in Section 10.10 hereof, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 10.10 hereof.

SECTION 9.10 Notice of Transfer. The Administrative Agent may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 10.3 hereof.

SECTION 9.11 Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten (10) days’ prior written notice thereof to the Lenders and each Borrower, but, except as provided in the penultimate sentence of this Section 9.11, such resignation shall not become effective until acceptance by a successor agent of its appointment pursuant hereto. Upon any such resignation, the retiring Administrative Agent shall consult with each Borrower and promptly appoint a successor agent from among the Lenders which successor shall be experienced and sophisticated in entertainment industry lending; provided, that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and each Borrower except that such approval by any Borrower shall not be required at any time when a Default or Event of Default shall have occurred and be continuing. If no successor agent shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, the Borrowers may appoint a successor agent (which successor may be replaced by the Required Lenders; provided, that such successor is an existing Lender or is experienced and sophisticated in entertainment industry lending and, so long as no Default or Event of Default shall have occurred and be continuing, such successor is reasonably acceptable to each Borrower), which shall be either a Lender or a commercial bank organized under the laws of the United States or of any State thereof and shall have a combined capital and surplus of at least $250,000,000 and shall be experienced and sophisticated in entertainment industry lending. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation. If a successor agent does not accept such appointment within sixty (60) days of the retiring Administrative Agent’s resignation notice, such retiring Administrative Agent shall nevertheless be discharged as contemplated herein automatically. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 and Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

SECTION 9.12 ERISA Fiduciary Representations and Warranties.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrowers or any Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Credit Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Joint Lead Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrowers or any Guarantors, that none of Administrative Agent, the Joint Lead Arrangers, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Credit Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Credit Agreement, any Fundamental Document or any documents related hereto or thereto).

(c) Each Lender severally agrees to reimburse the Administrative Agent and its Affiliates for payment of any amounts to third parties (including without limitation any Governmental Authority) in connection with any and all direct and actual losses or damages suffered by the Administrative Agent and its Affiliates, and all reasonable and documented-out-of-pocket costs and expenses, incurred by the Administrative Agent and its Affiliates and paid to third parties in each case as a direct result of such Lender’s failure to obtain, maintain and/or hold any license required in connection with the use of SOFR (collectively, “Damages”); provided, however, (i) the Administrative Agent and such Affiliates shall not assert, and hereby waive, any claim against such Lender for Damages, arising on any theory of liability, for special, indirect, consequential or punitive damages, and (ii) no Lender shall be liable for any portion of such Damages to the extent resulting from the Administrative Agent’s or any Affiliate’s gross negligence or willful misconduct or from the Administrative Agent’s or such Affiliate’s failure to obtain, maintain and/or hold any license required in connection with the use of SOFR.

SECTION 9.13 Acknowledgements Regarding Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate, and (y) to the extent permitted by Applicable Law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.13 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

(c) Each Borrower and each Guarantor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any Guarantor.

SECTION 9.14 No Reliance on the Administrative Agent’s Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with a Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Fundamental Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Phase 2 Closing Date, and (y) at such other times as are required under the USA Patriot Act.

SECTION 9.15 Documentation and Other Titles. Any Lender identified on the facing page or signature page of this Credit Agreement or in any amendment hereto or as designated with consent of the Administrative Agent in any assignment agreement as Joint Lead Arranger, Co-Manager, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

10. MISCELLANEOUS

SECTION 10.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered (1) by hand, (2) by overnight courier service, mailed by certified or registered mail, or (3) by electronic transmission in a portable document format (“PDF”), tagged image file format (“TIFF”) or other electronic format, as follows:

(i) if to any Borrower other than the UK Borrower or any Parent other than the UK Parent, to it at c/o Lions Gate Entertainment Inc., 2700 Colorado Avenue, Santa Monica, California 90404, Attention: James W. Barge and Kristine Klimczak (email: jbarge@lionsgate.com and kklimczak@lionsgate.com), with a courtesy copy to (1) Mayer Brown LLP, 71 S. Wacker Drive, Chicago, IL 60606, Attention: David A. Ciancuillo (Email: dciancuillo@mayerbrown.com); provided that any inadvertent failure to deliver a courtesy copy shall not affect the validity of any delivery hereunder;

(ii) if to the UK Borrower or the UK Parent, to it at 45 Mortimer Street, London, United Kingdom, W1W 8HJ, Attention: James W. Barge; Kristine Klimczak; Bruce Tobey; and Sandra Benoit (Email: jbarge@lionsgate.com; kklimczak@lionsgate.com; btobey@lionsgate.com; and sbenoit@lionsgate.com;

(iii) if to the Administrative Agent or to Fifth Third Bank in its capacity as a Lender, to Fifth Third Bank, 38 Fountain Square Plaza, Cincinnati, OH 45202, Attention: Judy Huls; email: agencyservices@53.com, with a courtesy copy to: Akin Gump Strauss Hauer & Feld LLP, 1999 Avenue of the Stars, Suite 600, Los Angeles, CA 90067, Attention: Christopher Spicer; email: cspicer@akingump.com; and

(iv) if to any other Lender, to it at its address, or email address set forth on the signature pages hereto or via posting to a data sharing site (e.g., “Intralinks”) to which such Lender has been provided access.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent except that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent (if applicable) and the applicable Lender. Each of the Administrative Agent, the Lenders, each Borrower and Parent may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it and any Parent or any approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, or e-mail address for notices and other communications hereunder by notice to all of the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given when delivered in person or by courier service, or TIFF or PDF electronic transmission (with confirmation of successful transmission issued by sender’s electronic mail system, provided that the sender’s server has not subsequently issued a default, error or rejection notice) provided such electronic transmission was received prior to 5:00 p.m. in the intended recipient’s time zone on a Business Day and, if not, then on the Business Day after such transmission was confirmed, or five (5) days after deposit in the United States mail (certified with postage prepaid and properly addressed).

SECTION 10.2 Survival of Credit Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any Borrower, LGE, any Receivables Sub, any Parent or any Master Distributor herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans herein contemplated and the execution and delivery to the Administrative Agent of the Notes (if any), regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect until the Obligations Payment Date.

SECTION 10.3 Successors and Assigns; Syndications; Loan Sales; Participations.

(a) Whenever in this Credit Agreement any Person is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that none of the Borrowers or the Parents may assign its respective rights or obligations hereunder without the prior written consent of the Administrative Agent and all of the Lenders, and all covenants, promises and agreements by or on behalf of any of the Borrowers or the Parents which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Administrative Agent and the Lenders, and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) and related provisions of this Section 10.3, (ii) by way of participation in accordance with the provisions of paragraphs (h), (i) and (j) of this Section 10.3, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (j) of this Section 10.3 (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Except as otherwise provided in Section 10.3(k) hereof, each of the Lenders may (but only with the prior written consent of the Administrative Agent (not be unreasonably withheld or delayed) and, so long as an Event of Default shall not have occurred and be continuing, the prior written consent of each Borrower (not to be unreasonably withheld or delayed and provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after receipt of written notice thereof)) assign all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the same portion of all Loans at the time owing to it, the Notes held by it (if any)); provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum Commitment amount equal to the lesser of $1,000,000 and such assigning Lender’s entire Commitment, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Lender Assignment and Assumption, together with the assigning Lender’s original Note (if any) and a processing and recordation fee of $3,500 to be paid to the Administrative Agent by the assigning Lender or the assignee, and (iv) no such assignment shall be effective until and unless recorded in the Register. In connection with any such assignment by a Lender that is a Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions set forth in this Section 10.3, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of each Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee or assignor hereby irrevocably consent), (I) to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender (and interest accrued thereon), and (II) to acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any such assignment by a Lender that is a Defaulting Lender shall become effective under Applicable Law without compliance with the provisions of this clause (b), then the assignee shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment and Assumption, which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five (5) Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Lender Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof and thereof, and (y) the assigning Lender thereunder shall, to the extent provided in such Lender Assignment and Assumption, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, (1) any rights and remedies available to the Borrowers for any breaches by such assigning Lender of its obligations hereunder while a Lender shall be preserved after such assignment and such Lender shall not be relieved of any liability to the Borrowers due to any such breach and (2) except to the extent otherwise expressly agreed by the affected parties, no assignment by a Lender that is a Defaulting Lender will constitute a waiver or release of any claim of any party hereto arising from that Lender’s having been a Defaulting Lender. In the case of a Lender Assignment and Assumption covering all or the remaining portion of the assigning Lender’s rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto, except for purposes of Sections 2.9(b) and (c), 2.10, 2.13, 10.4 and 10.5.

(c) Notwithstanding any provision herein otherwise requiring the consent of each Borrower, each Lender may at any time make an assignment of its interests, rights and obligations under this Credit Agreement without the consent of any Borrower, to (i) any Affiliate of such Lender, (ii) any Person, or Affiliate of a Person, that manages such Lender (a “Related Fund”), or (iii) any other Lender hereunder. Any such assignment to any Affiliate of the assigning

Lender, a Related Fund or any other Lender hereunder shall not be subject to the requirement of Section 10.3(b) hereof that the amount of the Commitment (or Loans if applicable) of the assigning Lender subject to each assignment be in a minimum principal amount equal to the lesser of $1,000,000 and such assigning Lender’s entire Commitment, and any such assignment to any Affiliate of the assigning Lender shall not release the assigning Lender of its remaining obligations hereunder, if any. All assignments pursuant to this Section 10.3(c) shall be subject to all other requirements of this Section 10.3.

(d) By executing and delivering a Lender Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that (x) it is the legal and beneficial owner of the interest being assigned thereby, (y) such interest is free and clear of any Lien, encumbrance or other adverse claim, and (z) it has full power and authority, and has taken all action necessary, to execute and deliver such Lender Assignment and Assumption and to consummate the transactions contemplated thereby, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant thereto or any Collateral thereunder, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Parent, any Borrower, LGE, or any of its Subsidiaries or Affiliates, any Master Distributor or any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Fundamental Document, or the performance or observance by the Parent, LGE or any of its Subsidiaries or Affiliates, any Master Distributor or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto, (iii) such assignee represents and warrants that it is sophisticated with respect to decisions to acquire assets of the type represented by the interest being assigned thereunder and either it, or the Person exercising discretion in making its decision to acquire such interest, is experienced in acquiring assets of such type, (iv) such assignee confirms that it has received a copy of this Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment and Assumption and to purchase the interest being assigned thereby, (v) such assignee confirms that it has, independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Lender Assignment and Assumption and to purchase the interest being assigned thereby, (vi) such assignee agrees that it will, independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Fundamental Documents, (vii) such assignee appoints and authorizes the Administrative Agent to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (viii) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of the Fundamental Documents are required to be performed by it as a Lender.

(e) The Administrative Agent (acting for this purpose on behalf of the Borrowers) shall maintain at its address at which notices are to be given to it pursuant to Section 10.1 hereof a copy of each Lender Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Parents the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. The Register shall be available for inspection by any Parent, any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Subject to the foregoing, upon its receipt of a Lender Assignment and Assumption executed by an assigning Lender and an assignee together with the assigning Lender’s original Note, if applicable, and the processing and recordation fee (except in the case of an assignment made in violation of Section 10.3(k) hereof), the Administrative Agent shall, if such Lender Assignment and Assumption has been completed, is in the form of Exhibit D hereto, and has been consented to in writing by the Administrative Agent, and, to the extent applicable, each Borrower, (i) accept such Lender Assignment and Assumption, and (ii) record the information contained therein in the Register. Within five (5) Business Days after receipt of any such notice, the Borrowers shall, at its own expense and if the assignee has so requested, execute and deliver to the Administrative Agent, in exchange for the surrendered Note (if any), a new Note to such assignee in an amount equal to the Commitment assumed by it pursuant to such Lender Assignment and Assumption and if the assigning Lender has retained a Commitment hereunder and so requests a new Note to the assigning Lender in an amount equal to the Commitment retained by it hereunder. Any new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the Commitment assigned and shall otherwise be in substantially the form of Exhibit A hereto. In addition, the Borrowers, LGE, the Receivables Subs, the Master Distributors and the Parents will promptly, at their own expense, execute such amendments to the Fundamental Documents to which each is a party and such additional documents, and take such other actions as the Administrative Agent or the assignee Lender may reasonably request in order to give such assignee Lender the full benefit of the Liens contemplated by the Fundamental Documents. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in U.S. Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that the Loans (or Notes, as applicable) are considered to be issued in “registered form” pursuant to such regulations, and all parties hereto shall construe the provisions of the Fundamental Documents to ensure that the Loans (or Notes, as applicable) will be considered to have been so issued.

(g) Except as otherwise provided in Section 10.3(k) hereof, each of the Lenders may, without the consent of any of the Borrowers, the Parents, the Administrative Agent or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans owing to it and the Note (if any) held by it); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Credit Agreement, except with respect to proposed changes to interest rates, amount of Commitments, final maturity of any Loan, fees and releases of all or substantially all the Collateral (in each case, only as applicable to such participant), (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.9, 2.10, 2.11 and 2.13 hereof (subject to the last sentence of this Section 10.3(g)) but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, (v) the Borrowers, the Parents, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its participants’ rights and obligations under this Credit Agreement and (vi) notwithstanding anything to the contrary set forth in this Credit Agreement herein, the Borrowers shall continue to be entitled to the same benefits under Sections 2.9, 2.10, 2.11 and 2.13. The holder of a participating interest shall be entitled to the benefits of Section 2.13 hereof (subject to the last sentence of this Section 10.3(g)), but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive. The holder of a participating interest shall be entitled to the benefits of Section 2.13 hereof if such holder agrees, for the benefit of the Borrowers, to comply with Section 2.10(e), 2.13(e) and 10.10(b) hereof as though it were a Lender. The applicable Lender, acting solely for this purpose as an agent of the Borrowers, shall maintain a register on which it enters the name and address of each participant to which such Lender has sold participating interests and the amount of each participant’s interest in such Lender’s rights and/or obligations under this Credit Agreement (the “Participant Register”). Solely for the purposes of establishing that each Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations, each Lender shall make the Participant Register available to the Administrative Agent and the Borrowers during normal business hours at the place of business of such Lender where such Participant Register is normally maintained for inspection and duplication at such Administrative Agent’s or such Borrower’s expense. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) A Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower or any Parent furnished to the Administrative Agent or such Lender by or on behalf of the Borrowers or the Parents (provided that such proposed assignee or participant agrees to hold such information confidential in accordance with Section 10.18 hereof).

(i) Any assignment pursuant to Section 10.3(b) or (c) hereof shall constitute an amendment of the Schedule of Commitments as of the effective date of such assignment without any other further action required.

(j) The Borrowers and the Parents consent that Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to secure obligations of such Lender, including any pledge or collateral assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other security holders or creditors of a Lender; provided, that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto until the provisions of this Section 10.3 regarding assignment are satisfied with respect to such pledge or security interest grant.

(k) Notwithstanding anything to the contrary set forth herein or in any other Fundamental Document, (i) no assignment or participation may be made pursuant to this Section 10.3 to an Ineligible Assignee, and any such assignment shall be void ab initio and (ii) each Lender hereunder, and each participant, must at all times be a Qualified Purchaser. Each Lender and participant represents to the Borrowers, (a) on the date that it becomes a party to this Credit Agreement (whether by being a signatory hereto or by entering into a Lender Assignment and Assumption) and (b) on each date on which it makes a Loan hereunder, that it is a Qualified Purchaser and it shall not sell or assign its interests hereunder pursuant to a public offering of securities.

SECTION 10.4 Expenses. Whether or not the transactions hereby contemplated shall be consummated, the Borrowers agree to pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent in connection with, or growing out of, the performance of due diligence, the syndication of the Facility, and the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, including but not limited to the reasonable documented out-of-pocket costs and reasonable internally allocated charges of audit or field examinations of the Administrative Agent in connection with the administration of this Credit Agreement, the verification of financial data and the transactions contemplated hereby, and the reasonable invoiced fees and disbursements of a single counsel for the Administrative Agent, and one local counsel in each applicable jurisdiction that the Administrative Agent shall retain in connection with the foregoing, and (ii) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent or the Lenders in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Lenders or any participant in connection with this Credit Agreement, the Notes, the other Fundamental Documents or as a result of any transaction, action or non-action arising from any of the foregoing, including, but not limited to, the reasonable fees and disbursements of any single counsel for the Administrative Agent and the Lenders and one local counsel in each applicable jurisdiction that the Administrative Agent shall retain in connection with the foregoing. Such payments shall be made on the date this Credit Agreement is executed by the Borrowers and thereafter on demand. Without duplication of its obligations related to Taxes in Section 2.13 each Borrower shall indemnify the Administrative Agent and the Lenders from and hold them harmless against any documentary Taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes. The obligations of the Borrowers under this Section 10.4 shall survive the termination of this Credit Agreement and the payment of the Loans.

SECTION 10.5 Indemnity. Each Borrower agrees (a) to indemnify and hold harmless each of the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective directors, officers, employees and agents (each, an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments, damages and liabilities (including liabilities for penalties) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any such Indemnified Party is a party thereto) related to the entering into and/or performance of any Fundamental Document or the use of the proceeds of any Loans hereunder or the consummation of the transactions contemplated in any Fundamental Document, including the reasonable invoiced fees and disbursements of a single counsel to be shared by the Indemnified Parties incurred in connection with any such investigation, litigation or other proceeding (but excluding (i) any such claims, demands, losses, judgments, damages or liabilities of an Indemnified Party to the extent they are found to have been incurred by reason solely of the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final non-appealable decision, (ii) litigation solely between a Borrower or Borrowers, on the one hand, and the Administrative Agent or the Lenders, on the other hand, in connection with this Credit Agreement or the other Fundamental Documents or in any way relating to the transactions contemplated hereby or thereby if, it is determined by a court of competent jurisdiction in a final non-appealable judgment, that such Borrower or Borrowers is/are the prevailing party or parties (i.e., the party or parties in whose favor a monetary award is issued) in such litigation, and (iii) litigation solely among the Lenders or between the Administrative Agent and the Lenders in connection with this Credit Agreement, the Fundamental Documents or in any way relating to the transactions contemplated hereby or thereby that is not based on any act or omission of a Borrower or one of its Affiliates). If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against the Borrowers, such Indemnified Party shall promptly notify each Borrower in writing. The foregoing indemnity agreement includes any out-of-pocket costs incurred by an Indemnified Party in connection with any action or proceeding in connection with which any officer or employee of the Administrative Agent, either of the Joint Lead Arrangers or any of the Lenders is called as a witness or deponent, including, but not limited to, the reasonable invoiced fees and disbursements of a single counsel to the Administrative Agent and one local counsel in each applicable jurisdiction, and any reasonable out-of-pocket costs incurred by the Administrative Agent or the Lenders in appearing as a witness or deponent or in otherwise complying with legal process served upon them. To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Pro Rata Share of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent permitted by Applicable Law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Fundamental Document, or any agreement or instrument contemplated hereby or thereby, the transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section shall relieve any Borrower of any obligation it may have to indemnify an indemnitee against special, indirect, consequential or punitive damages asserted against such indemnitee by a third party. All amounts due under this Section shall be payable promptly after written demand therefor. The obligations of the Borrowers under this Section 10.5 shall survive the termination of this Credit Agreement and the payment of the Loans, and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all of its Loans, and Commitment hereunder.

If a Borrower, LGE, a Receivables Sub, a Master Distributor or a Parent shall fail to do any act or thing which it has covenanted to do hereunder or under any other Fundamental Document, or any representation or warranty of a Borrower, LGE, a Receivables Sub, a Master Distributor or a Parent shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum of 2.00% in excess of the rate then in effect for Base Rate Loans from time to time in effect from the date advanced to the date of repayment.

SECTION 10.6 CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES.

SECTION 10.7 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH BORROWER AND PARENT EACH HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH BORROWER AND PARENT EACH ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION 10.7 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT

AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY BORROWER OR PARENT TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 10.8 WAIVER WITH RESPECT TO DAMAGES. EACH BORROWER AND PARENT EACH ACKNOWLEDGES THAT NONE OF THE ADMINISTRATIVE AGENT, THE JOINT LEAD ARRANGERS OR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY BORROWER OR PARENT ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE JOINT LEAD ARRANGERS AND THE LENDERS, ON THE ONE HAND, AND THE BORROWERS AND PARENTS, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF CREDITOR AND DEBTOR. EACH BORROWER AND PARENT EACH ACKNOWLEDGES THAT NONE OF THE ADMINISTRATIVE AGENT, THE LEAD ARRANGERS OR ANY LENDER HAS ANY LIABILITY FOR ANY DAMAGES ARISING FROM THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS. NO BORROWER NOR PARENT SHALL ASSERT, AND EACH BORROWER AND PARENT HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE JOINT LEAD ARRANGERS AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY OTHER FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 10.9 No Waiver. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.10 Amendments, Etc.

(a) Except as otherwise expressly provided herein (including in Sections 2.16, 2.18, 5.1(f) and 10.3(i) hereof), no modification, amendment or waiver of any provision of this Credit Agreement, and no consent to any departure by a Borrower or a Parent herefrom, shall in any event be effective unless the same shall be in writing and signed by either the Administrative Agent and the Required Lenders (or such other Lenders as required in the proviso below), or the Administrative Agent with the consent of the Required Lenders (or such other Lenders as required in the proviso below), and acknowledged and agreed to by the Borrowers and the Parents and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) no such modification, amendment, waiver or consent shall, without the written consent of all Lenders (or, solely in the case of clause (C) below, without the written consent of each Lender adversely affected thereby),

(A) amend or modify any provision of this Credit Agreement which provides for the unanimous consent or approval of the Lenders,

(B) release any Pledged Collateral or any material amount of Collateral or any of the Pledged Securities (in each case, except as contemplated herein) or release any Pledgor from its obligations hereunder (except as contemplated herein),

(C) alter the pro rata payment provisions in Sections 2.12, 9.2 and 9.3 hereof, the final scheduled maturity or principal amount of any Loan, or decrease the rate of interest payable thereon, reduce or postpone any fees or other amounts to be paid hereunder to any Lender, the amount or timing of any Quarterly Net Collections, or delay the fixed scheduled maturity of any payment required to be made under this Credit Agreement,

(D) amend the definition of “Required Lenders” to decrease the percentage of Lenders referred to therein,

(E) materially amend the definition of “Collateral”, “Pledged Securities” or “Pledged Collateral”,

(F) subordinate the Obligations or any Lien under the Transaction Documents in right of payment to any other Indebtedness or to any other lien securing any other Indebtedness, or

(G) amend or modify this Section 10.10(a),

(ii) no such modification, amendment, waiver or consent shall increase the Commitment of any Lender without the written consent of such Lender,

(iii) no such modification, amendment, waiver or consent shall amend Section 2.2 hereof without the written consent of the Administrative Agent,

(iv) no such modification, amendment, waiver or consent shall amend or modify the provisions of Section 2.15 hereof or the definition of “Defaulting Lender” without the prior written consent of the Administrative Agent, and all the Lenders, and

(v) no modification or amendment to the definition of “LTV Percentage”, “Maximum LTV Percentage” or Section 6.24 shall be permitted without the consent of all the Lenders.

No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent. No notice to or demand on any of the Borrowers or the Parents shall entitle such Borrower or Parent to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of such Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.

(b) If any Lender (i) requests compensation under Sections 2.7(b), 2.10 or 2.13 hereof, or (ii) becomes a Defaulting Lender, or (iii) does not consent to any waiver, consent or modification requested by the Borrowers (but only where the consent of all the Lenders or each affected Lender is required for such waiver, consent or modification and the Borrowers obtain approval for the waiver, consent or modification from Lenders holding at least seventy-five percent (75%) of the Total Commitments), then the Borrowers may, at their sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.3 hereof), all of its interests, rights and obligations under this Credit Agreement and the other Fundamental Documents to an assignee which shall assume such obligations and which accepts such assignment; provided, that (w) the Borrowers shall have received the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), and if it was a Defaulting Lender, such assignee shall have paid an amount necessary to remedy the matters that caused such assignor to become a Defaulting Lender (which amount shall be reallocated among the Non-Defaulting Lenders), (y) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Sections 2.7(b) or 2.13, such assignment will result in a reduction in such compensation or payment on an ongoing basis and (z) in the case of any such assignment by a non-consenting Lender, the assignee consents to the proposed waiver, consent or modification.

SECTION 10.11 Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.12 SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. EACH BORROWER AND PARENT (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT, OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 10.1 HEREOF. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT, AND THE LENDERS. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED, OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT, OR A LENDER MAY, AT ITS OPTION, BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS, AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

SECTION 10.13 Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

SECTION 10.14 Execution in Counterparts; Effectiveness. This Credit Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Credit Agreement by email in a PDF or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Credit Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format (other than by email in a PDF) without its prior written consent. Any party delivering an executed counterpart of this Credit Agreement by email shall also deliver an original executed counterpart of this Credit Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Credit Agreement, and the parties hereby waive any right they may have to object to such treatment.

SECTION 10.15 Subordination of Inter-company Indebtedness, Receivables and Advances.

(a) Each Borrower and Parent hereby agrees that any inter-company Indebtedness or other inter-company receivables or inter-company advances of any other Borrower, or Parent directly or indirectly, in favor of such Borrower or Parent, of whatever nature at any time outstanding shall be completely subordinate in right of payment to the prior payment in full of the Obligations, and that no payment on any such Indebtedness, receivable or advance shall be made (i) except inter-company receivables and inter-company advances permitted pursuant to Article 6 hereof may be repaid and inter-company Indebtedness permitted pursuant to Article 6 hereof may be repaid, in each case so long as no Default or Event of Default shall have occurred and be continuing, and (ii) except as specifically consented to by all the Lenders in writing, until the Obligations Payment Date.

(b) If any payment on any such Indebtedness shall be received by a Borrower or a Parent other than as permitted by Section 10.15(a) hereof before the Obligations Payment Date, such Borrower or the applicable Parent, as the case may be, shall (i) receive such payments and hold the same in trust for the Administrative Agent, (ii) segregate the same from its own assets and (iii) promptly pay over to the Administrative Agent (on behalf of the Secured Parties) all such sums to the extent necessary so that the Administrative Agent and the Lenders shall have been paid all Obligations owed or which may become owing.

SECTION 10.16 USA Patriot Act. Each Lender hereby notifies each of the Borrowers and the Parents that, pursuant to the requirements of the USA Patriot Act and other law that is the equivalent thereof that is applicable to any Lender that is not organized within the United States, it is required to obtain, verify and record information that identifies such Person, which information includes the name and address of each such Person and other information that will allow such Lender to identify such Person in accordance with the USA Patriot Act.

SECTION 10.17 Entire Agreement. This Credit Agreement (including the Exhibits, Annexes and Schedules hereto) and the other Fundamental Documents represent the entire agreement of the parties with regard to the subject matter hereof and thereof and the terms of any letters and other documentation entered into between any of the parties hereto (other than any fee letter) prior to the execution of this Credit Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Credit Agreement.

SECTION 10.18 Confidentiality. Each of the Administrative Agent, and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority such as the National Association of Insurance Commissioners) or to nationally recognized rating agencies, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.18, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations hereunder or (iii) to any actual or potential insurer or reinsurer, (g) with the consent of each Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.18, or (y) becomes available to the Administrative Agent, or any Lender on a non-confidential basis from a source other than a Borrower or a Parent that is not actually known by the recipient to have breached a binding confidentiality agreement by having remitted such Information. For the purposes of this Section 10.18, “Information” means all information received from any Borrower, or such Parent relating to any Borrower, or any Parent or their respective businesses, other than any such information that is available to the Administrative Agent, or any Lender on a non-confidential basis prior to disclosure by such Borrower or Parent, and other than information pertaining to this Credit Agreement routinely provided by arrangers to data service providers including league table advisers that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 10.18 shall be considered to have complied with the standard of care with which it must do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The commitments under this Section 10.18 shall terminate two (2) years after the termination of this

Facility (subject to any longer period agreed to by the Administrative Agent and the Lenders with any applicable third parties) or, if earlier, with respect to a particular Lender, or other Secured Party, the date which is two (2) years (subject to any longer period agreed to by the Administrative Agent and the Lenders with any applicable third parties) from the date on which such Person ceases to be a party to this Credit Agreement or a swap provider to a Lender (including the Administrative Agent).

SECTION 10.19 Collateral Limitations. Notwithstanding anything to the contrary in this Credit Agreement or any other Fundamental Document, no Borrower shall be required to grant a security interest in or otherwise pledge any Collateral to secure the Obligations to the extent that such grant or pledge would violate Applicable Law, provided, however, that the application of the provisions of this Section 10.19 shall not modify or affect the provisions of clause (k) of Article 7 hereof.

SECTION 10.20 Platform; Materials. The Borrowers and Parents each hereby acknowledge that (a) the Administrative Agent and the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers and the Parents hereunder (collectively, “Materials”) by posting the Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers, the Parents or their respective securities) (each, a “Public Lender”). The Borrowers and the Parents each hereby agree that, upon request by the Administrative Agent, they will use commercially reasonable efforts to identify that portion of the Materials that may be distributed to the Public Lenders and that (i) all such Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Materials “PUBLIC,” the Borrowers and the Parents shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers, the Parents or their respective securities for purposes of United States Federal and state securities laws, (iii) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 10.21 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, or such Affiliate to or for the credit or the account of a Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Credit Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 10.21 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender hereby agrees to notify each Borrower and the Administrative Agent promptly after any such setoff and application.

SECTION 10.22 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Fundamental Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Fundamental Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Fundamental Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 10.23 Limited Recourse. The Administrative Agent and each Lender hereby agrees that, notwithstanding anything to the contrary in this Credit Agreement or any other Transaction Document, no Borrower shall be obligated to pay any Credit Exposure under the Facility to any Lender or Administrative Agent pursuant to this Credit Agreement or any other Transaction Document from any sources other than the proceeds from Collateral (other than certain amounts permitted to be deducted from the Collateral in accordance with the terms hereof); provided that this Section 10.23 shall not apply to any other Obligations arising hereunder.

SECTION 10.24 Amendment and Restatement. This Credit Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Phase 2 Closing Date. The execution and delivery of this Credit Agreement shall not constitute a novation of any indebtedness or other obligations owing to any Lender under the Existing Credit Agreement based on any facts or events occurring or existing prior to the execution and delivery of this Credit

Agreement. On the Phase 2 Closing Date, the credit facilities described in the Existing Credit Agreement shall be amended and supplemented by the facilities described herein, and all Loans and other obligations of the Borrowers and Guarantors outstanding as of such date under the Existing Credit Agreement shall be deemed to be Loans and obligations outstanding under the corresponding facilities described herein, without further action by any Person. Unless otherwise provided in any other Transaction Document, any fees and interest accrued under the Existing Credit Agreement shall accrue up to (but not including) the Phase 2 Closing Date at the rates and in the manner provided in the Existing Credit Agreement but shall be due and payable at the times and in the manner provided under this Credit Agreement. All costs and expenses which were due and owing under the Existing Credit Agreement shall continue to be due and owing under, and shall be due and payable in accordance with, this Credit Agreement. On and after the Phase 2 Closing Date, each and every reference in the Transaction Documents to the Existing Credit Agreement, and to the capitalized terms as defined in the Existing Credit Agreement (including, without limitation, the terms “Loans” and “Obligations”) shall be deemed to refer to and mean this Credit Agreement, and such capitalized terms as defined and used in this Credit Agreement. Each Borrower and Guarantor further confirms and agrees that all such Transaction Documents are and shall remain in full force and effect on and after the Phase 2 Closing Date, except as otherwise expressly provided herein or therein or except to the extent the same are amended, restated, supplemented or otherwise modified on the Phase 2 Closing Date. Each Borrower and Guarantor hereby (i) reaffirms each of its commitments in any such Transaction Document, and (ii) reaffirms each pledge and grant of a security interest made in favor of the Administrative Agent under or in connection with the Existing Credit Agreement and any Transaction Documents entered into in connection therewith and agrees that notwithstanding the amendment and restatement of this Credit Agreement such pledges and grants in favor of the Administrative Agent shall continue in full force and effect. The amount of each Lender’s Commitment, as of the Phase 2 Closing Date, shall be as set forth on Schedule 1.1, and Administrative Agent and each Lender shall cooperate in good faith to make all payments and fundings which Administrative Agent and the Lenders must make to reallocate the Commitments, the outstanding Loans and the other Obligations in respect thereof among the Lenders in accordance with their respective Commitments as set forth on Schedule 1.1.

11.	GUARANTEE

SECTION 11.1 The Guarantee.

(a) Each Borrower hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders and their respective successors and permitted assigns the due and punctual payment by, and performance of, the Guaranteed Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) by each other Borrower. Each Borrower further agrees that the Guaranteed Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Guaranteed Obligations.

(b) Each Borrower further agrees that this Guaranty is a continuing guaranty, shall secure the Guaranteed Obligations and any ultimate balance thereof, notwithstanding that any of the Borrowers or any other Persons may from time to time satisfy the Guaranteed Obligations in whole or in part and thereafter incur further Guaranteed Obligations, and that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower, or to any other Person.

(c) Each Borrower hereby expressly assumes all responsibilities to remain informed of the financial condition of each other Borrower and any other guarantors of the Guaranteed Obligations and any circumstances affecting the Collateral (including the Pledged Securities) or the ability of each other Borrower to perform under this Credit Agreement.

(d) Each Borrower’s obligations under the Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations, the Notes or any other instrument evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to this Article 11. The Administrative Agent and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Borrower with respect to the management and maintenance of the Guaranteed Obligations or any collateral security for the Guaranteed Obligations.

SECTION 11.2 Guaranteed Obligations Unconditional.

(a) The obligations of the Borrowers under this Article 11 are irrevocable, absolute and unconditional irrespective of the value, genuineness, validity, legality, regularity or enforceability of the obligations of any other Borrower under this Credit Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the payment and performance in full in cash of the Guaranteed Obligations, it being the intent of this Article 11 that the obligations of the Borrowers hereunder shall be absolute and unconditional under any and all circumstances). Each Borrower hereby expressly waives diligence, presentment to, demand for, payment from, protest to, as the case may be, any other Borrower or any other guarantor of the Guaranteed Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any other Borrower under this Credit Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(b) Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the obligations or liability of any Borrower hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to such Borrower, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Credit Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Credit Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected;

(v) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Borrower or would otherwise operate as a discharge of such Borrower as a matter of law, unless and until the Guaranteed Obligations (other than the Unasserted Contingent Obligations) are paid and performed in full and the Commitments have terminated;

(vi) any extension or renewal of any provision hereof or thereof;

(vii) the failure of the Administrative Agent or the Lenders to obtain the consent of such Borrower with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or any other agreement;

(viii) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent or the Lenders for the Guaranteed Obligations or any of them;

(ix) the failure of a Secured Party to exercise any right or remedy against any other Borrower or any other guarantor of the Guaranteed Obligations;

(x) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against any Borrower, or any change in the corporate existence, structure, ownership or control of any Borrower (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction); or

(xi) the release or substitution of any Borrower or any other guarantor of the Guaranteed Obligations.

(c) Without limiting the generality of the foregoing or any other provision hereof, to the extent permitted by Applicable Law, each Borrower hereby absolutely, unconditionally, knowingly and expressly waives:

(i) (1) notice of acceptance hereof, (2) notice of any Loans or other financial accommodations made or extended under the Transaction Documents to which any Borrower is a party or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to a right of each Borrower to make inquiry of the Administrative Agent to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Person’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Transaction Documents to which such Person is a party; (6) notice of any Default or Event of Default; and (7) all other notices (except if such notice is specifically required to be given to any Borrower hereunder or under the Transaction Documents to which any Borrower is a party) and demands to which any Borrower might otherwise be entitled;

(ii) its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise under any state, federal or foreign law, to require the Administrative Agent and the Lenders to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the Lenders have or may have against, any of the Borrowers or any other Person, or against any collateral for the Guaranteed Obligations provided by the Borrowers or any other Person;

(iii) any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid (other than Unasserted Contingent Obligations)) of the others or by reason of the cessation from any cause whatsoever of the liability of the other in respect thereof;

(d) any rights to assert against the Administrative Agent and the Lenders:

(i) any defense (legal or equitable), set-off, counterclaim, or claim which such Person may now or at any time hereafter have against, as applicable, any Borrower or any other Person liable to the Administrative Agent and the Lenders;

(ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor;

(iii) any defense such Person has to performance hereunder, and any right such Person has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise under any state, federal or foreign law, arising by reason of the impairment or suspension of the Administrative Agent’s or the Lenders’ rights or remedies against any Borrower; the alteration by the Administrative Agent and the Lenders of the Guaranteed Obligations; any discharge of the Borrowers’ obligations to the Administrative Agent and the Lenders by operation of law as a result of the Administrative Agent’s or the Lenders’ intervention or omission; or the acceptance by the Administrative Agent or the Lenders of anything in partial satisfaction of the Guaranteed Obligations; and

(iv) the benefit of any statute of limitations under any Applicable Law affecting such Persons’ liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Person’s liability hereunder.

(e) Until all Guaranteed Obligations have been fully and indefeasibly paid and performed other than Unasserted Contingent Obligations, each Borrower hereby absolutely, unconditionally, knowingly, and expressly waives (i) any right of subrogation each has or may have as against the other with respect to the Guaranteed Obligations; (ii) any right to proceed against the other or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such party may now have or hereafter have as against the other Borrowers with respect to the Guaranteed Obligations; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of the other.

(f) IN EACH CASE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS CREDIT AGREEMENT, EACH OF THE BORROWERS HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605, 9610, 9611, 9615, 9617, 9618, 9624, 9625, AND 9627, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

(g) Without notice to or by the Borrowers, and without affecting or impairing the liability of each hereunder, the Administrative Agent (on behalf of the Lenders) may, by action or inaction:

(i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Transaction Documents or any part thereof, with respect to the other or any guarantor;

(ii) release the other or any guarantor of the Guaranteed Obligations or grant other indulgences to the other or any guarantor of the Guaranteed Obligations in respect thereof;

(iii) amend or modify in any manner and at any time (or from time to time) the Transaction Documents; or

(iv) release or substitute any guarantor, if any, of the Guaranteed Obligations, or enforce, exchange, release, or waive any security for the Guaranteed Obligations or any other guaranty of the Guaranteed Obligations, or any portion thereof.

(h) The Administrative Agent may seek recourse against each of the Borrowers to the fullest extent provided for herein, and no election by the Administrative Agent to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the Administrative Agent’s right to proceed in any other form of action or proceeding or against other parties unless the Administrative Agent has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by the Administrative Agent under the Transaction Documents shall serve to diminish the liability of any of the Borrowers under the Transaction Documents except to the extent that all Guaranteed Obligations have been fully and indefeasibly paid and performed (other than Unasserted Contingent Obligations) by such action or proceeding.

(i) The Guaranteed Obligations (other than Unasserted Contingent Obligations) shall not be considered indefeasibly paid unless and until all payments to the Administrative Agent and the Lenders are no longer subject to any right on the part of any Person, including the Borrowers, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to the Bankruptcy Code, or otherwise) of the Borrowers’ assets to invalidate or set aside such payments or to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Guaranteed Obligations the Administrative Agent and the Lenders do not have any duty to transfer or assign its interest in the Transaction Documents to the Borrowers.

SECTION 11.3 Reinstatement. The obligations of the Borrowers under this Section 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Guaranteed Obligations of such Borrower is rescinded or must be otherwise restored by the Administrative Agent or the Lenders and the Administrative Agent or the Lenders has returned to any Borrower or its designee any such rescinded payment, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrowers agree that they will reimburse the Secured Parties on demand in cash an amount equal to the unpaid amount of such unpaid Guaranteed Obligations with interest thereon from the due date at a rate of interest equal to the rate specified in Section 2.7 and all reasonable and documented out-of-pocket costs and expenses for the Secured Parties collectively (but excluding the allocated costs of internal counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law. Thereafter, the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Borrower or Borrowers making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent (on behalf of the Secured Parties) with regard to amounts payable by the Borrowers in connection with the remaining unpaid Guaranteed Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Borrower or Borrowers making such payments.

SECTION 11.4 Subrogation. The Borrowers hereby agree that until the payment and satisfaction in full of all Guaranteed Obligations, they shall not exercise any right or remedy arising by reason of any performance by them of their guaranty in this Article 11, whether by subrogation or otherwise, against any other Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. All rights of each Borrower against each other Borrower, arising as a result of the payment by a Borrower of any sums to the Administrative Agent (for the benefit of the Secured Parties) or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Borrower until and unless, the payment in full of all the Guaranteed Obligations (other than the Unasserted Contingent Obligations) and the termination of the Commitments. If any amount shall be paid to such Borrower, such amount shall be held in trust for the benefit of the Administrative Agent (on behalf of the Secured Parties), segregated from such Borrower’s own assets, and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

SECTION 11.5 Remedies. The Borrowers agree that, as between the Borrowers and the Secured Parties, a Guaranteed Obligation may be declared to be forthwith due and payable as provided in this Credit Agreement for purposes of this Article 11 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any other Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations shall forthwith become due and payable by the Borrowers for purposes of this Article 11.

SECTION 11.6 Limitation on Guaranteed Amount, etc.

(a) Notwithstanding any other provision of this Article 11, the amount guaranteed by each Borrower hereunder shall be limited to the extent, if any, required so that its obligations under this Article 11 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Borrower’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Borrower may have under this Article 11, any other agreement or Applicable Law shall be taken into account.

(b) The obligations of any Guarantor incorporated in England and Wales under any guarantee provided thereby under the terms of this Agreement or any other Fundamental Document do not extend to indebtedness, liabilities or other obligations to the extent that such extension would result in such guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of England and Wales.

12. PLEDGE

SECTION 12.1 Pledge. Each Borrower, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of such Borrower whether or not post filing interest is allowed in such proceeding) and each other Pledgor, as security for its obligations hereunder, hereby grants, pledges, hypothecates, assigns, transfers, sets over, conveys and delivers unto the Administrative Agent (for the benefit of the Secured Parties) a first priority security interest in all Pledged Collateral now owned or hereafter acquired by it. On the Phase 2 Closing Date, the Pledgors shall deliver to the Administrative Agent the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers (or any comparable documents for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents relating thereto as the Administrative Agent or its counsel shall reasonably request. Schedule 12.1 hereto sets forth all of the Pledged Securities as of the Phase 2 Closing Date.

SECTION 12.2 Covenant. Each Pledgor covenants that as the owner of Equity Interests in each of its respective Subsidiaries, it will not take any action to allow any additional Equity Interests of any of such Subsidiaries or any securities convertible or exchangeable into Equity Interests of such Subsidiaries to be issued, or grant any options or warrants, unless all of such interests are pledged to the Administrative Agent (for the benefit of the Secured Parties) as security for the Obligations.

SECTION 12.3 Registration in Nominee Name; Denominations. The Administrative Agent shall have the right (in its sole and absolute discretion) to hold the certificates representing any Pledged Securities (i) in its own name (on behalf of the Secured Parties) or in the name of its nominee, or (ii) in the name of the appropriate Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent. The Administrative Agent shall have the right to exchange the certificates representing any of the Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Credit Agreement.

SECTION 12.4 Voting Rights; Dividends; etc.

(a) The appropriate Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities being pledged by it hereunder or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in Section 12.4(c) below.

(b) All dividends or distributions of any kind whatsoever (other than cash dividends or cash distributions paid while no Event of Default is continuing) received by a Pledgor with respect to any Pledged Securities, whether resulting from a subdivision, combination, or reclassification of the outstanding capital stock or other Equity Interests of the issuer or received in exchange for Pledged Securities or any part thereof or as a result of any merger, consolidation, division, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall immediately be delivered to the Administrative Agent to be held subject to the terms hereof. All dividends and distributions with respect to any Pledged Securities which are received by a Pledgor contrary to the provisions of this Section 12.4(b) shall be received in trust for the benefit of the Secured Parties, segregated from such Pledgor’s own assets, and shall be delivered to the Administrative Agent.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice to the applicable Pledgor from the Administrative Agent of the transfer of such rights to the Administrative Agent, all rights of such Pledgor (i) to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to this Section 12.4, and (ii) to receive and retain cash dividends and cash distributions with respect to the Pledged Securities shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and receive such cash dividends and cash distributions until such time as such Event of Default has been cured or waived.

(d) So long as no Event of Default shall have occurred and be continuing, any cash dividends or cash distributions received by a Borrower in accordance with the terms hereof may be used for any purpose permitted hereunder.

SECTION 12.5 Remedies Upon Default. If an Event of Default shall have occurred and be continuing, the Administrative Agent (on behalf of the Secured Parties), may sell the Pledged Securities, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Administrative Agent shall be authorized at any such sale (if the Administrative Agent deems it advisable to do so) to restrict to the fullest extent permitted by Applicable Law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor. The Administrative Agent shall give the Pledgors ten (10) days’ prior written notice of any such public or private sale, or sale at any broker’s board or on any such securities exchange, or of any other disposition of the Pledged Securities. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and shall state in the notice of such sale. At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. Each Pledgor hereby agrees that (i) it will indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all claims with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Administrative Agent pursuant to this Credit Agreement, or arising out of any act of, or omission to act on the part of, any Person prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor, its agents or Affiliates before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Pledged Securities resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or the Lenders, as determined by a court of competent jurisdiction in a final non-appealable decision, or (y) any claims with respect to the Pledged Securities asserted against an indemnified party by a Pledgor in which such Pledgor is the prevailing party (i.e., the party in whose favor a monetary award is issued), and none of the Administrative Agent or any Lender shall have any liability or obligation arising out of any such claim except for acts of willful misconduct or gross negligence of such Person, as determined by a court of competent jurisdiction in a final non-appealable decision. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Credit Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.

SECTION 12.6 Application of Proceeds of Sale and Cash. The proceeds of sale of the Pledged Securities sold pursuant to Section 12.5 hereof shall be applied by the Administrative Agent (on behalf of the Secured Parties) as follows:

(i) to the payment of all reasonable documented out-of-pocket costs and expenses paid or incurred by the Administrative Agent in connection with such sale, including all court costs and the reasonable documented fees and expenses of counsel for the Administrative Agent in connection therewith, and the payment of all reasonable documented out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement and the other Fundamental Documents, in realizing or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including court costs and the reasonable documented attorney’s fees and expenses incurred by the Administrative Agent in connection therewith; and

(ii) to the payment in full of the Obligations in accordance with Section 9.2 hereof.

SECTION 12.7 Securities Act, Etc. In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the “Federal Securities Laws”), with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect. Each Pledgor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Securities, limit the purchasers to those who will agree, among other things, to acquire such Pledged Securities for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Securities or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Under Applicable Law, in the absence of an agreement to the contrary, the Administrative Agent may perhaps be held to have certain general duties and obligations to a Pledgor to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price. Each Pledgor waives to the fullest extent permitted by Applicable Law any such general duty or obligation to it, and the Pledgors and/or the Borrowers will not attempt to hold the Administrative Agent responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Administrative Agent accepts the first offer received or does not approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section 12.7 would apply if, for example, the Administrative Agent were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Administrative Agent placed all or any part of the Pledged Securities privately with a purchaser or purchasers.

SECTION 12.8 Continuation and Reinstatement. Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation, or any part thereof, is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 12.9 Termination. The pledge referenced in this Article 12 shall terminate upon the Obligations Payment Date, at which time the Administrative Agent (at the sole cost and expense of the Pledgors) shall promptly reassign and deliver to the appropriate Pledgor, or to such Person or Persons as such Pledgor shall designate, against receipt, such of the Pledged Securities (if any) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Upon any sale or other transfer by a Pledgor of any Pledged Securities that is permitted under this Credit Agreement (other than a sale or other transfer to another Pledgor), or upon any Equity Interests ceasing to be Pledged Securities in a transaction permitted under this Credit Agreement, the pledge referenced in this Article 12 on such Pledged Securities shall terminate and the Administrative Agent shall take the actions referenced in the immediately preceding sentence with respect to such Pledged Securities so sold or transferred. Any such reassignment shall be free and clear of any Liens arising by, under or through the Administrative Agent (other than those created at the instruction of the applicable Pledgor) but shall otherwise be without recourse upon or warranty by the Administrative Agent and at the sole cost and expense of the Pledgors.

SECTION 12.10 Suretyship Waivers. Solely with regard to the pledge by each Parent of the Pledged Collateral in accordance with this Article 12:

(a) Each Parent waives presentment to, demand for payment from and protest to, as the case may be, any Borrower or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of such Parent hereunder shall not be affected by (i) the failure of the Administrative Agent or the Lenders to assert any claim or demand or to enforce any right or remedy against the Borrowers or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise, (ii) any extension or renewal of any provision hereof or thereof, (iii) the failure of the Administrative Agent or the Lenders to obtain the consent of such Parent with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or of any other agreement, (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent (on behalf of the Secured Parties) for the Obligations or any of them, (v) the failure of a Secured Party to exercise any right or remedy against such Parent or any guarantor of the Obligations, (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against any Borrower, or any change in the corporate existence, structure, ownership or control of any Borrower (including any of the foregoing arising from any merger, consolidation, division, amalgamation, reorganization or similar transaction), or (vii) the release or substitution of such Parent or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including Section 10.6 and Section 10.12 hereof), to the extent permitted by Applicable Law, each Parent hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 or similar Applicable Law.

(b) The obligations of each Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (unless and until the Obligations Payment Date has occurred), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Parent hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Parent or would otherwise operate as a discharge of such Parent as a matter of law, unless and until the Obligations Payment Date has occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.

BORROWERS:

LGTV LIBRARY FINANCING LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

ARTISAN LIBRARY FINANCING LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

SUMMIT LIBRARY FINANCING LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

LG FILM LIBRARY FINANCING LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

LGIM LIBRARY UK FINANCING LIMITED

By:	/s/ Sandra Benoit
Name: Sandra Benoit
Title: Director

By:	/s/ Andrew Paul Clary
Name: Andrew Paul Clary
Title: Director

Signature Page – Amended & Restated Credit, Pledge and Security Agreement

PARENTS:

LGTV LIBRARY HOLDCO LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

ARTISAN LIBRARY HOLDCO LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

SUMMIT LIBRARY HOLDCO LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

LG FILM LIBRARY HOLDCO LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

LGIM LIBRARY UK HOLDCO LIMITED

By:	/s/ Sandra Benoit
Name: Sandra Benoit
Title: Director

By:	/s/ Andrew Paul Clary
Name: Andrew Paul Clary
Title: Director

Signature Page – Amended & Restated Credit, Pledge and Security Agreement

ADMINISTRATIVE AGENT:

FIFTH THIRD BANK

By:	/s/ Kayla Bowman
Name: Kayla Bowman
Title: Executive Director

RESERVE DEPOSIT AGENT:

EAST WEST BANK

By:	/s/ Jodi Chong
Name: Jodi Chong
Title: Senior Vice President

Signature Page – Amended & Restated Credit, Pledge and Security Agreement

LENDERS:

FIFTH THIRD BANK

By:	/s/ Kayla Bowman
Name:	Kayla Bowman
Title:	Executive Director

WESTERN ALLIANCE BANK

By:	/s/ Melanie Krinsky
Name:	Melanie Krinsky
Title:	Senior Director, Head of Entertainment and Media Group

EAST WEST BANK

By:	/s/ Jodi Chong
Name:	Jodi Chong
Title:	Senior Vice President

FIRST-CITIZENS BANK & TRUST COMPANY

By:	/s/ Jennifer Del Preore
Name:	Jennifer Del Preore
Title:	Director

ZIONS BANCORPORATION, N.A. dba CALIFORNIA BANK AND TRUST

By:	/s/ David Oliver
Name:	David Oliver
Title:	Senior Vice President

TRUIST BANK

By:	/s/ David Fournier
Name:	David Fournier
Title:	Managing Director

Signature Page – Amended & Restated Credit, Pledge and Security Agreement

WELLS FARGO BANK, N.A.

By:	/s/ Evan Ingwers
Name:	Evan Ingwers
Title:	Executive Director

PREFERRED BANK

By:	/s/ Anna Bagdasarian
Name:	Anna Bagdasarian
Title:	Senior Vice President

Signature Page – Amended & Restated Credit, Pledge and Security Agreement